U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Yew Bio-Pharm Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	26-1579105
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

294 Powerbilt Avenue Las Vegas, Nevada	89148
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 487-4683

Facsimile number: (702) 487-6727

Copies to:

Lance Jon Kimmel, Esq.

SEC Law Firm

11693 San Vicente Boulevard, Suite 357

Los Angeles, CA 90049

Telephone Number: (310) 557-3059

Facsimile Number: (310) 388-1320

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock, $0.001 par value	N/A

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based upon our previous sales of Common Stock to an aggregate of more than 500 persons and our having more than $10 million in assets, we should have filed a registration statement on Form 10 with the SEC pursuant to Section 12(g) of the Exchange Act, as then in effect, on or before April 30, 2010. Our failure to do so was a violation of this provision of the Exchange Act. Our previous advisors in the U.S. did not advise us of the requirements of Section 12(g) of the Exchange Act including the applicability of Section 12(g) to a corporation formed in the United States, such as the Company, whose only shareholders were outside the United States. We became aware of our inadvertent violation of Section 12(g) of the Exchange Act around the same time that we were advised that the First Restructure (as defined below under “Item 1. Business – Corporate Structure and Recapitalization”) did not meet certain technical legal requirements in the People’s Republic of China (“China” or the “PRC”) and that the Company would need to be further reorganized. Following the completion of the Second Restructure (as defined below under “Item 1. Business – Corporate Structure and Recapitalization”), we completed the work necessary to prepare and file this registration statement on Form 10.

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will be subject to reduced public company reporting requirements.

On or about August 27, 2012, management of Yew Bio-Pharm Group, Inc. determined that as of December 31, 2011 and 2010 and as of March 31, 2012, certain inventory on the consolidated balance sheets included in our Form 10 should be reclassified from current assets to long-term assets. This determination was made after analysis of comments made by the staff of the Securities and Exchange Commission concerning the proper accounting treatment for slow-moving inventory and potential reserves for slow-moving inventory. We originally recorded all inventory in current assets. However, based on analysis of inventory movement and analysis of our operating cycle of one year, it was subsequently determined that any inventory in excess of our current operating cycle of one year, based on historical and anticipated levels of sales, should be classified as long-term on our consolidated balance sheets. Our classification of long-term inventory requires us to estimate the portion of inventory that can be realized over the next 12 months.

Accordingly, we restated our consolidated balance sheets as of December 31, 2011 and 2010 and our unaudited interim consolidated balance sheet as of March 31, 2012 herein. We did not restate our consolidated statements of income and comprehensive income or consolidated statement of cash flows for the years ended December 31, 2011 and 2010 and for the periods ended March 31, 2012 and 2011. The respective restatement adjustments are non-cash in nature. These adjustments resulted in a decrease in our total current assets of $7,508,030, $7,533,189 and $7,489,627 and an increase in long-term assets of $7,508,030, $7,533,189 and $7,489,627 as of December 31, 2011 and 2010 and March 31, 2012, respectively. We believe that the reclassification of inventory balance from current assets to long-term assets are now correctly recorded our consolidated balance sheets. Additionally, we revised certain disclosures in the notes to the consolidated financial statements and management’s discussion and analysis.

Please see Note 16, “Restatements”, contained in the Notes to Consolidated Financial Statements for the years ended December 31, 2011 and 2010, and Note 16, “Restatements”, contained in the Notes to Unaudited Consolidated Financial Statements for the period ended March 31, 2012, appearing later in this Form 10, which further describes the effect of these restatements.

This Amendment No. 2 on Form 10 does not reflect events occurring after the filing of Amendment one to Form 10 or modify or update those disclosures that may be affected by subsequent events. Accordingly, this Amendment No. 2 should be read in conjunction with our other filings with the SEC.

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our” or “us” means Yew Bio-Pharm Group, Inc. (individually, “YBP”), a Nevada corporation; its wholly-owned subsidiaries, Yew Bio-Pharm Holdings Limited (individually, “Yew HK”), a corporation organized under the laws of Hong Kong, and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (individually, “JSJ”), a corporation organized in the PRC; and a deemed variable interest entity (“VIE”), Harbin Yew Science and Technology Development Co., Ltd. (individually, “HDS”), a corporation organized in the PRC. Our principal place of business is located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148 and our telephone number is (702) 487-4683.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements”, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this report. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. Some of the key factors impacting these risks and uncertainties include, but are not limited to:

•	risks related to our ability to collect amounts owed to us by some of our largest customers;

•	our ability to continue to purchase yew cuttings from our various suppliers at relatively stable prices;

•	our dependence on a small number of customers for our yew trees for reforestation, which in the aggregate constitute the majority of our consolidated revenues;

•	our ability to market successfully yew- raw material used in the manufacture of traditional Chinese medicine;

•	industry-wide market factors and regulatory and other developments affecting our operations;

•	our ability to sustain revenues should the Chinese economy slow from its current rate of growth;

•	continued preferential tax treatment for the sale of yew trees and potted yew trees;

•	uncertainties about involvement of the Chinese government in business in the People’s Republic of China (the “PRC” or “China”) generally; and

•

any change in the rate of exchange of the Chinese Renminbi (“RMB”) to the U.S. dollar, which could affect currency translations of our results of operations, which are earned in RMB but reported in dollars.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see the section entitled “Risk Factors,” beginning on page 29 of this registration statement on Form 10.

Item 1.	Business.

General

The Company, through YBP; its wholly-owned subsidiaries Yew HK and JSJ; and its VIE, HDS; is a major grower and seller of yew trees and manufacturer of products made from yew trees in China. We also sell raw material, including the branches and leaves of yew trees, used in the manufacture of traditional Chinese medicine (“TCM”). The yew raw material contains taxol, and TCM containing yew raw material has been approved in the PRC for use as a secondary treatment of certain cancers, meaning it must be administered in combination with other pharmaceutical drugs. The yew industry is regulated in the PRC because the yew tree is considered an endangered species.

We believe that our business is built upon five unique components:

•

We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on large areas of land over the next few decades, although we cannot currently estimate the number of trees we will grow or the total amount of land we will put into production over such period.

•

We employ proprietary, patented accelerated growth technology, “Northeast Yew Asexual Reproduction Method” (the “Asexual Reproduction Method”), to bring yew trees to commercialization decades faster than growing yew trees naturally.

•

Because of our more productive and faster rate of yew cultivation, we have a sufficient supply of raw material to allow us to use the branches and leaves, rather than the bark, of yew trees, to sell to customers for the purpose of making TCM. The yew industry is highly regulated in the PRC because the yew tree is considered an endangered species. By harvesting only branches and leaves of yew trees we respond to both environmental sensitivities and regulations, because cutting the bark of the yew trees will damage the trees and stop it from growing new branches.

•

We have permits from the Heilongjiang provincial government to sell our yew trees and manufacture handicrafts using yew timber. We believe that we are one of only a handful of companies in the PRC with permissions to manufacture handicrafts using yew timber.

•	The TCM raw materials and yew tree segments of our business are tax-free in the PRC.

Using patented accelerated growth technology developed by our founder and President, Zhiguo Wang, based on principles of asexual propagation and cloning, we can bring yew trees to maturity and commercialize them in as little as two-to-three years, compared to more than 50 years needed for naturally grown yew trees. Additionally, we have permits from the Heilongjiang provincial government to sell our yew trees and products made from yew trees. We believe that we are one of only a few companies in the PRC with such permission.

We operate in three business segments: TCM raw materials, yew trees and handicrafts. We sell raw materials in the form of yew tree branches and leaves to our customers, primarily an affiliate, to manufacture TCM containing taxol. We began the TCM raw materials segment in 2010.

Our TCM raw materials business became our largest operating segment in 2011 and is expected to continue to contribute an increasing percentage of net revenue in future periods.

In December 2009, another company owned directly and indirectly primarily by Mr. Wang, Heilongjiang Yew Pharmaceutical Co., Ltd. (“Yew Pharmaceutical”), received approval from the Heilongjiang Food and Drug Agency (“HFDA”) to sell Zi Shan, a TCM to be sold under both prescription and over-the-counter drug categories. Zi Shan contains taxol, and the TCM is approved in the PRC as a secondary treatment of cancer, meaning it must be administered in combination with other pharmaceutical drugs. In February 2010, we began selling to Yew Pharmaceutical branches and leaves of yew trees, which is more environmentally responsible than using the bark of yew trees, to extract taxol.

We also derive a significant amount of our revenue from the sale of yew seedlings and trees to state-owned enterprises and private businesses for reforestation in Heilongjiang Province and Jilin Province, in the northeastern China, as well as the sale of potted yew trees to retail customers. Additionally, we generate revenue from the sale of handicrafts, including furniture, made from yew timber. All of our revenue is derived from the Chinese domestic market.

For the three months ended March 31, 2012, our TCM raw materials revenue represented approximately 47.7% of consolidated revenue (including 10.2% of consolidated revenues to related parties); sale of yew trees represented approximately 50.4% of consolidated revenue; and the sale of handicrafts represented approximately 1.9% of consolidated revenue (including 0.1% of consolidated revenues to related parties). For the three months ended March 31, 2011, our TCM raw materials revenue represented approximately 47.2% of consolidated revenue (including 36.9% of consolidated revenues to related parties); sale of yew trees represented approximately 52.0% of consolidated revenue; and the sale of handicrafts represented approximately 0.8% of consolidated revenue. For the year ended December 31, 2011, our TCM raw materials revenue represented approximately 58.0% of consolidated revenue (including 23.3% of consolidated revenues to related parties); sale of yew trees represented approximately 40.3% of consolidated revenue; and the sale of handicrafts represented approximately 1.7% of consolidated revenue. For the year ended December 31, 2010, our TCM raw materials revenue represented approximately 55.5% of consolidated revenue (including 25.9% of consolidated revenues to related parties); sale of yew trees represented approximately 41.6% of consolidated revenue; and the sale of handicrafts represented approximately 2.9% of consolidated revenue. We expect that sales from our TCM raw materials segment will become an increasingly important source of revenue for us.

Under Article 27 of the Law of the PRC on Enterprises Income Tax and Article 15 of the provisional regulations of the PRC on Value Added Tax, we do not pay any tax, including income tax and value added tax (“VAT”), in our TCM raw materials and yew tree segments. Our current VAT exemption certificate is valid from July 1, 2005 through December 31, 2016 and our current income tax exemption certificate is valid from January 1, 2008 through December 31, 2058. We pay taxes on handicrafts made from yew timber.

Zhiguo Wang, the founder of the Company and our President, does not devote all of his time to the Company’s business. We estimate that Mr. Wang devotes approximately 71% of his time, or approximately 120 hours per month, to the Company’s business. He devotes about 12% of his time, or approximately 20 hours per month, to the business of Yew Pharmaceutical and the balance of his time, or approximately 28 hours per month, to the business of other companies in which he is involved. These allocations are approximate only and are subject to change depending upon the particular projects and changing needs of the individual businesses in which he is involved.

The executive offices of HDS, our operating entity, are located in Harbin City, the capital of Heilongjiang Province in the PRC. Our four nurseries used to cultivate yew trees, and our production facilities to manufacture products made from yew trees, are located in and around Harbin. We also have a store in Harbin where we sell potted yew trees, handicrafts and furniture.

YBP was incorporated in Nevada on November 5, 2007. YBP’s executive offices are located at 294 Powerbilt Avenue, Las Vegas, Nevada 89148 and our telephone number is (702) 487-4683. Our website is www.yewchina.com. No part of our website is incorporated into this registration statement or any other report we file with the Securities and Exchange Commission (the “SEC”) from time to time.

Our Business

Industry Overview

Since 1996, we have grown Japanese yew trees (also referred to in China as Northeast yew trees), taxus cuspidata, on mountain hillsides near Harbin and cultivate them in four nurseries we operate near Harbin. We have successfully cultivated more than eight million yew nursery seedlings in four nurseries. These nurseries occupy approximately 17,596 Mu (approximately 2,933 acres) of forested land. We currently have the capacity to grow up to two million yew nursery seedlings annually. We also have an additional 1,000,000 Mu (approximately 166,667 acre) site in Wuchang, which we currently do not utilize, for future expansion of our growing operations.

Northeast yew trees grow well in the climate of Northeast China. Using our patented Asexual Reproduction Method, developed by our founder and President, Zhiguo Wang, based on principles of asexual propagation and cloning, we can bring yew trees to maturity and commercialize them in as little as two-to-three years, compared to more than 50 years of maturity period for naturally grown yew trees. We believe that utilizing the Asexual Reproduction Method addresses an imbalance between supply and demand for yew trees, both for reforestation and use in the production of cancer-fighting TCM.

The Northeast yew is a small- to medium-sized evergreen tree, typically growing from between 35 and 65 feet tall, with a trunk up to 6-1/2 feet in diameter. The bark is thin and scaly brown. The leaves are lanceolate, flat and dark green, typically between  1/2 and 1-1/2 inches long and about 0.1 inches broad, arranged in a spiral pattern on the stem. The Northeast yew tree is relatively slow growing compared to other species of yew trees, but can be very long-lived. It is estimated that a Northeast yew tree can live up to 2,000 years. The growing cycle of a Northeast yew tree is extremely long and regeneration is difficult.

Yew trees are scarce and, traditionally, it takes a long time to bring them to commercialization. It can take more than 50 years for a yew tree to mature naturally for pharmaceutical use. Our Asexual Reproduction Method shortens this period significantly. We begin with cuttings from natural yew trees, which we transplant at our nurseries. By using our Asexual Reproduction Method, the success rate of maturation is enhanced and in approximately two-to-three years the yew tree is able to be used for commercialization. We use some trees in their entirety and parts of other yew trees that we need and take the rest of the tree itself back to the forest to finish full growth to maturity in 10-15 years, creating a new generation of mature yew trees.

Because the Northeast yew trees are categorized as an endangered species and are protected in the PRC as a Level 2 preserved tree, the operation of the yew industry in the PRC is strictly regulated by the PRC Forest Law and its Implementing Regulations, Rules on Permit for Felling of Forest Trees, Regulations on Wild Plants Protection and other PRC laws and regulations. The available sources for yew trees for commercialization are scarce and costs of production are relatively high.

In accordance with the Notification about Key Points of Forestry Policies from National Forestry Bureau Registered (2007) No.173 (the “Notification”), issued on August 10, 2007 jointly by the National Forestry Bureau, the National Development and Reform Commission, the Finance Ministry, the Commerce Department, the State Administration of Taxation, the China Banking Regulatory Commission, and China Security Regulatory Commission, the Chinese government encourages the development of technologies promoting the cultivation of rare trees and plant-based pharmaceuticals; encourages the cultivation of fast growing timber species, especially rare and large diameter timber; and accelerates the reorganization and integration of existing wood-based panels, furniture, wood products manufacturing enterprises. The Notification also provides that the forestry industry shall enjoy state preferential taxation policies. According to the provisions of the relevant tax laws and regulations on enterprises engaged in agriculture and forestry projects, the enterprise income tax can be reduced or eliminated.

The Ministry of Science and Technology of the PRC implemented the Spark Program (the “Spark Program”) in 1986. The major task of the Spark Program is to rejuvenate the rural economy by relying on science and technology and popularizing advanced and applicable scientific and technological findings in the rural areas. To encourage the Spark Program, the Chinese government set up the National Spark Prize in 1987, including Spark Science and Technology Prize, Spark Talent Training Prize, Spark Management Prize, Spark Outstanding Youth Prize and Spark Demonstrating Enterprise Prize. In 2001 the project of cultivation of yew trees has been recognized by the Ministry of Science and Technology of PRC as the Spark Program.

We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on large areas of land over the next few decades, although we cannot currently estimate the number of trees we will grow or the total amount of land we will put into production over such period. Among these land use agreements, on March 21, 2004, we entered into a Joint-Stock Construct Rare Plant Northeast Yew Contract (the “Joint Venture Agreement”) with the Heilongjiang Province Wuchang City Forestry Bureau (the “Wuchang Forestry Bureau”), pursuant to which the Wuchang Forestry Bureau has given us access to 1,000,000 mu (approximately 166,667 acres) of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, we have permission to plant yew trees on this land from 2004 through 2034. Under the Joint Venture Agreement, any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Wuchang Forestry Bureau. We have not yet cultivated this land or generated any revenue under the Joint Venture Agreement. Because of the profit-sharing feature of this agreement, we presently intend to focus on cultivating yew trees on other land subject to existing and possibly future land use agreements as our priority for at least the next few years.

Our business is sustainable and environmentally responsible. We accelerate the growth of yew trees utilizing our Asexual Reproduction Method, more than replenishing the number of yew trees we cultivate and put into production. We harvest yew trees twice a year. We do not use the bark of yew trees in production, which would kill the yew tree; instead, we use the branches and leaves of the yew tree.

Traditional Chinese Medicine

There is a long-established, scientifically recognized relationship between the Pacific yew, taxus brevifolia, and similar species of yew (including the Northeast yew), and certain cancer drugs, most notably paclitaxel, also known as taxol. Paclitaxel is a broad-spectrum mitotic inhibitor used in cancer chemotherapy. It was discovered in a U.S. National Cancer Institute program at the Research Triangle Institute in 1967 when Monroe E. Wall and Mansukh C. Wani isolated it from the bark of the Pacific yew tree and named it taxol. Taxol is found in the root, stem, leaf, seed and bark of the taxus family of trees, including the Pacific and Northeast yews. It was developed commercially by Bristol-Myers Squibb under the brand name Taxol®. The PRC State Food and Drug Administration (the “SFDA”) approved a new drug certification for taxol in 1995.

The improvement on the extraction and isolation technology of the biological properties of taxol made it a breakthrough in the treatment of cancer in the 1990s, providing a non-intrusive alternative to the more radical techniques of radiotherapy and surgery. Taxol is used to treat patients with lung, ovarian, breast, head and neck cancer, and advanced forms of Kaposi’s sarcoma.

Taxol, derived from certain species of yew tree including the Northeast yew tree, is a taxane drug and mitotic inhibitor that is used to treat cancer. All cells grow by a process called mitosis (cell division). Taxol targets rapidly growing cancer cells, sticks to them while they are trying to divide and prevents them from completing the division process. Since the cancer cells cannot divide into new cells, they cannot grow and the cancer cannot metastasize. Taxol may suppress tumor growth through regulating microtubule stabilization, inducing apoptosis and adjusting immunologic mechanism. Taxol can promote the polymerization of microtubule and inhibit their degradation, through which taxol can block cell division in the G2/M stage and induce apoptosis of tumor cells.

Taxol is a clear, colorless fluid that is given intravenously as a chemotherapy injection or as an infusion pumped from a dose bag. Taxol can be administered as high-dose chemotherapy, once every two or three weeks, or in low doses on a weekly basis. In the treatment of certain soft tissue cancers, such as breast cancer, taxol is given for early stage and metastatic breast cancer after combination anthracycline and cytoxan therapy and is also given as neoadjuvant treatment to shrink a tumor before surgery. Taxol can also be used together with a drug called Cisplatin to treat advanced ovarian cancer and non-small cell lung cancer (“NSCLC”). The U.S. Food and Drug Administration has approved taxol as the primary and secondary treatment for NSCLC. There are other generally accepted protocols for the use of taxol as a cancer drug alone or in combination with other drugs depending upon the diagnosis, staging and type of cancer, as well as a patient’s medical history, tolerances and allergies, among other relevant factors.

The Chinese Herbal Medicine Standard (manual) of Heilogjiang Province (2011 version), edited by the HFDA, states that the Northeast yew has a secondary effect on treating cancer, meaning that while it has an impact on treating cancer, yew tree extract by itself (as distinguished from processed taxol) cannot be used as a stand-alone treatment of cancer. While the TCM raw material we sell contains taxol naturally, the companies to whom we sell such raw materials do not extract taxol from our TCM raw materials to produce pharmaceutical taxol.

Certain species of yew trees are the only natural source of taxol. Initially, taxol was extracted from the bark of the yew tree, but harvesting the bark usually kills the tree. Moreover, taxol is extracted from the bark of yew trees in extremely small amounts, often requiring the destruction of several yew trees to extract enough taxol to treat a single patient. Accordingly, taxol extracted from the yew is both very expensive and environmentally harmful. Because of environmental concerns about the adverse impact on forests in the Pacific Northwest in the United States, by the 1990s taxol ceased being derived from the bark of the Pacific yew. Alternative ways to develop taxol from renewable resources is ongoing. These include taxol-producing fungi from the yew tree and using other parts of the yew tree that may contain taxol.

We believe using yew trees that have been grown using our Asexual Reproduction Method significantly shortens the maturity cycle of naturally-grown yew trees and allows earlier commercialization of yew trees as a source of taxol. We further believes that using the branches and leaves of yew trees in large quantities, as we do, provides the key to solving the need for additional sources of taxol while not further endangering the PRC’s natural supply of yew trees, which themselves were over-forested in previous decades since the discovery of taxol.

The founder and President of our company, Zhiguo Wang, with the support of the Ministry of Forest and Science, and the Technology Department of Heilongjiang Province, successfully completed a project from 1984 to 1995 for asexual reproduction of the Northeast yew, and developed the first artificial cloned yew forest in the world. Tests conducted by the Ministry of Education’s Key Laboratory of Forest Plant Ecology in Northeast Forestry University have shown that the growing cycle of a cloned yew is significantly shorter than that of a natural yew and the concentration is taxol is higher. In 1995, this project received the Second Scientific and Technological Progress Award of Heilongjiang Province.

In December 2009, Yew Pharmaceutical received authorization from HFDA approving the sale of a yew-based TCM as a secondary treatment of cancer and certain other disorders, including uric disorders, certain liver diseases and menstrual discomfort. This TCM, sold under the brand name Zi Shan, has been approved to be sold under both prescription and over-the-counter drug categories. We also believe that Zi Shan may provide general beneficial effects on overall health. According to the Quintessence of Materia Medica, published in August 2006 by the Chinese Academy of Medical Sciences – Institute of Medicinal Plants, the Northeast yew plays a role as a diuretic, detumescence and in restoring menstrual flow. The approval from HFDA allows Yew Pharmaceutical to sell Zi Shan throughout the PRC.

In November 2010, Yew Pharmaceutical applied to the SFDA to approve an upgrade of Zi Shan from provincial to national standard, which we believe will enhance its general market acceptance and therefore could create additional demand for the raw materials we sell to Yew Pharmaceutical. As of the date of this registration statement, the application is pending.

We entered into a Cooperation and Development Agreement dated January 9, 2010 (the “Development Agreement”) with Yew Pharmaceutical for the development, production and sale of yew-based TCM. Under the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical. Yew Pharmaceutical manufactures TCM at its own facilities in Harbin in accordance with the requirements of HFDA. Yew Pharmaceutical is also responsible for producing the finished product in accordance with the requirements of good manufacturing practices (“GMP”) (in this regard, it received a GMP certificate in November 2009), and filing all applications with and obtaining all approvals from the HFDA.

Yew Pharmaceutical is the primary purchaser of the raw materials we sell in our TCM raw materials business. Pursuant to the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material, whereas the current market price for such raw material is approximately RMB 1,100,000 per ton. The term of the Development Agreement is ten years, terminating on January 9, 2020. We began selling raw material in the form of branches and leaves of yew trees to Yew Pharmaceutical commencing in February 2010.

Yew Pharmaceutical is owned 95% by Heilongjiang Hongdoushan Ecology Forest Co., Ltd, a Chinese company (“HEFS”), which itself is owned 63% by our founder, President and one of our directors, Zhiguo Wang, and 34% by his wife, Guifang Qi, who is also one of our directors. The remaining 5% is owned directly by Madame Qi. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

Yew Pharmaceutical is the exclusive manufacturer of Zi Shan in the PRC. Zi Shan is sold in sachets in HFDA-approved dosages of two grams per sachet. It is consumed as a tea twice a day for therapeutic purposes or once a day for general health benefits. Approximately 30% of Zi Shan sales to date are in Heilongjiang Province and approximately 70% of such sales are from other provinces.

Starting in June 2010, other pharmaceutical companies started purchasing raw yew materials from us to manufacture and sell TCM similar to Zi Shan in other provinces.

Yew Trees

We have developed a detailed process of yew tree breeding. We start growing yew trees from seedlings that we purchase from various third parties, including certain affiliates. These seedlings come from naturally-grown mature yew trees. Because yew trees are protected, yew seedlings are scarce. Prices have been rising for yew seedlings by approximately 20% per year in recent years and we expect that to continue for at least the next few years. Our largest supplier of yew seedlings is a company that is directly and indirectly owned primarily by Mr. Wang and Madame Qi. See “Suppliers” below and Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

We cultivate the yew seedlings at our nurseries for at least three to four years. Most of the land we lease from various parties for the growth of yew trees is location in and around Harbin. We have entered into several land use agreements with various parties, which provide the potential for us to grow a large number of yew trees on large areas of land over the next few decades, although we cannot currently estimate the number of trees we will grow or the total amount of land we will put into production over such period. Among these land use agreements, pursuant to the Joint Venture Agreement, we have been granted permission to grow yew trees on up to 1,000,000 mu (approximately 166,667 acres) and to share profits 80% to the Company and 20% to the Wuchang Forestry Bureau. In addition, we have been provided two areas to use as nurseries for the cultivation of yew seedlings in the aggregate amount of 1,400 mu (approximately 233 acres). See Item 3, “Properties”.

When the yew trees are mature enough for transplanting, we prepare survey and design specifications for an afforestation plan. Once this has been prepared and approved, we clean and divide the reproducing area, clearing brushwood and weeds, and mark off breeding areas of between five and eight meters in width and less than one meter in length. We typically plant stock in the spring, when the defrosted soil is a depth of at least 15 centimeters.

The cut materials are then dried for a period of 18-20 hours at a temperature of between 55°C and 60°C, with the temperature monitored every three hours. After the drying process, the moisture content of the plant material should not exceed 8.0%. We then use a crusher to grind the plant material into a powder. The powder is mixed before being put into sealed plastic bags. The sealed plastic bags are put into outer shipping material and the package undergoes a final inspection before being ready for shipment.

By using our patented Asexual Reproduction Method, developed by our founder and President, Zhiguo Wang, we are able to accelerate the commercial viability of a yew tree, so that it is able to be used for commercialization starting in approximately three years, compared to more than 50 years for naturally grown yew trees. For example, the branches and leaves from an accelerated growth yew tree can be used in the production of TCM in three to five years, and a cutting from an accelerated growth yew tree will develop into a small yew tree that can be sold as a potted tree starting in approximately three years. We are authorized sell cuttings of cloned yew trees without a government permit.

We sell yew trees primarily to state-owned enterprises and private businesses for reforestation in Heilongjiang Province and Jilin Province, in Northeast China. Historically, we have sold the majority of our yew trees to a small number of larger customers. However, even though we have a number of long-term customers, we do not enter into long-term agreements for the sale of our yew trees. Because our profit margin is smaller for larger customers due to volume price discounts, we are making efforts to increase sales to smaller customers. Our business relating to the sale of yew trees is seasonal. March to May, November and December are our strongest months.

After a period of three-to-seven years under cultivation, we also transplant some yew trees into decorative ceramic pots and sell these to retail customers for display in homes and offices. The Chinese people believe that in addition to its aesthetic qualities, yew trees help cleanse the air and reduce pollution. Accordingly, yew trees are purchased by individuals for personal use in their home or office and are often given as gifts. Yew trees can be found at landmarks around the world, including the White House and Lincoln Memorial.

We purchase high quality ceramic pots from third parties into which the yew trees are transplanted. We believe that there is a readily available supply of high-quality ceramic pots at relatively low and stable prices.

Because of the limited supply of yew trees and restrictions on the commercial use of yew trees, combined with the high quality of the ceramic pots we purchase from third-party sources, primarily in South China, used for the transplanted trees, the potted yew trees that we sell are highly prized and we charge premium retail prices by Chinese standards. Retail prices of potted yew trees vary based on the age, shape and other desirable qualities of the tree, and range from approximately RMB 280 to approximately RMB 3,080.

Handicrafts

Yew wood is of medium strength, making it possible to fashion products from the yew tree without undue effort or expense requiring special equipment. To create our current inventory of handicrafts, including furniture, historically we employed between 15 and 20 artisans from throughout the PRC, principally from Fujian Province and Jiangxi Province in southern China, annually from summer through late fall, to manufacture handicrafts made from yew timber at our production facility near Harbin. Since we currently have an adequate inventory of handicrafts, we now manufacture additional handicrafts only when orders are placed. We had minimal manufacturing activities in 2010 and 2011.

We begin the process of manufacturing handicrafts by selecting yew timber with greater variation in molding, which is indicative of a more attractive grain to the wood. The selected timber is then placed in a drying chamber and steam is injected to accelerate water evaporation until moisture content is only 3%. Depending upon the size and thickness of the timber, this process can take as long as one week.

The process of designing the item to be created begins with rough basing, based on geometrical form to summarize the overall artistic idea. During the entire process of carving the timber it is important to minimize knife scarring. Our crafted pieces typically go through a dyeing process; this not only can address certain small imperfections in the wood but is also done to aesthetically enhance the finished piece. After waiting at least twelve hours following dyeing, the carved item is then polished with sandpapers of different roughness and finally finishing cloths.

All of our products are hand-made, using yew tree timber of different maturities. Much of the furniture that we produce is reproductions of popular Ming and Qing Dynasty styles. We have acquired an inventory of yew timber from various parties over a number of years and have an adequate supply on hand for approximately five more years’ worth of production. Because of the scarcity of yew timber needed to produce handicrafts, it is very expensive to acquire new inventory of yew timber and supplies are extremely limited, if available at all. Accordingly, we plan to reduce and eventually eliminate our handicraft segment over the next several years.

Pursuant to the Department of Forestry of Heilongjiang Province (2003) Document No.188, issued by Department of Forestry of Heilongjiang Province on October 25, 2003, we have been granted rights to develop comprehensively and use Northeast yew resources. We believe that we are one of only a few companies in the PRC to have received approval for the manufacture of items made from yew timber.

Because of the limited supply of yew timber and restrictions on the commercial use of yew trees, combined with the high quality of artisans we employ, the handicrafts and furniture we manufacture are highly prized and we charge premium retail prices to our customers. Examples of retail prices for some of our products are as follows:

•	a pair of yew chopsticks sells for approximately RMB198;

•	a fountain pen sells for approximately RMB 2480;

•	sculptures can sell for tens of thousands of RMB; and

•	large pieces of furniture can sell for more than RMB 100,000.

Suppliers

We obtain yew seedlings from several sources. Prior to January 1, 2011, our largest supplier was Zishan Technology Co., Ltd. (“ZTC”). We believe that we pay market rate for the seedlings and cuttings we purchase from our suppliers. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”. We do not plan on making significant purchases from ZTC in the future.

None of the agreements we have with our suppliers are long-term contracts, meaning they can be canceled at any time. We believe that the supply of yew seedlings is readily available and if we lost one of our suppliers, we could readily find a replacement.

Sales and Marketing

We primarily serve the Chinese domestic market. The sale of yew trees for reforestation in Heilongjiang Province and Jilin Province is to both state-owned enterprises and private businesses.

We sell yew trees to a relatively small number of customers. For the three months ended March 31, 2012, the following customers accounted for 10% or more of our consolidated revenue.

•	Wuchang Hongyi Mining Co., Ltd. (“Wuchang Hongyi”) accounted for approximately 41% of our consolidated revenue

•	Changchun Hengtai Medicine., Ltd. (“Changchun Hengtai”) accounted for approximately 24% of our consolidated revenue

•	Anhui Baiyun Medicine Co., Ltd. (“Anhui Baiyun “) accounted for approximately 18% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 10% of our consolidated revenue.

For the year ended December 31, 2011, the following customers accounted for 10% or more of our consolidated revenue:

•	Anhui Baiyun accounted for approximately 29% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 23% of our consolidated revenue

•	Wuchang Hongyi accounted for approximately 13% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 10% of our consolidated revenue.

Yew Pharmaceutical is the manufacturer of Zi Shan and other pharmaceutical products, and is owned, directly and indirectly, primarily by Zhiguo Wang and Guifang Qi. Anhui Baiyun and Changchun Hengchai are large pharmaceutical distribution companies engage in producing and distributing western and TCM pharmaceutical products. Wuchang Hongyi is a mid-size mining company engaged in iron ore mining and the iron ore fine processing business. Wuchang Hongyi purchases yew seedlings and trees from us for forestation in mining areas.

While we generally do not enter into written agreements for the purchasers of our yew trees and other products, we have entered into written agreements for the sale of yew seedlings, cuttings, branches, raw materials for medicinal use and handicrafts with some of our larger customers.

The sale of furniture and handicrafts from our cultivated yew trees, as well as the sale of potted yew trees for display in homes and offices, is to the Chinese domestic market. Our retail store for the sale of potted yew trees, handicrafts and furniture is located in Harbin.

Retail prices for potted yew trees are high by Chinese standards, but have remained stable. We provide the potted yew trees that we sell, from our nurseries. the supply of ceramic pots that we purchase from third-parties suppliers that we use to transplant cultivated yew trees is good and prices are stable.

The sale of handicrafts is not seasonal. Our store in Harbin has inventory of a range of handicrafts and furniture, for sale and can also take orders for products custom-made to the specifications of our customers. Prices and delivery time for custom pieces vary depending upon the item and time of year, since our artisans work primarily during the warmer months from April to September.

We also sell our products through a network of distributors throughout the PRC. Generally, we appoint one distributor in a given province for all of our products. Anhui Bairun and Changchun Hengtai are both distributors accounting for more than 10% of our revenue. We believe that if one or both of these distributors ceased purchasing our products, we would be able to find other large distributors because yew products are unique and in high demand.

Beginning in August 2010, we began the direct sale of handicrafts, including furniture, through the Internet, to supplement the sale of handicrafts in our store in Harbin and through distributors.

Zi Shan is marketed and sold exclusively through Yew Pharmaceutical, under the Development Agreement. Yew Pharmaceutical is also our major purchaser of raw yew material used in the production of TCM. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

Other TCM that is produced by manufacturers who buy raw yew material from us is marketed and sold by them to third party users, including hospitals.

Intellectual Property

We believe that we are able to cultivate and grow yew trees successfully and faster by using our patented Asexual Reproduction Method, based on principles of asexual propagation and cloning, developed by our founder and President, Zhiguo Wang. Our patented Asexual Reproduction Method functions through cell replication with identical genes, sometimes referred to as cloning, of Northeast Yew with only a single parent present.

Mr. Wang first studied yew cloning techniques in 1982, for the purpose of addressing the long reproduction time, low reproduction rates and weak survival rates for yew trees in general. With the support of the Ministry of Forest and Science, and the Technology Department of Heilongjiang Province, Mr. Wang successfully completed a project from 1984 to 1995 for asexual cultivation and cloning technology of the yew, and developed the first artificial cloned yew forest in the world. Tests conducted by the Ministry of Education’s Key Laboratory of Forest Plant Ecology in Northeast Forestry University have shown that the growing cycle of a cultivated yew is significantly shorter than that of a natural yew and the concentration is taxol is higher.

We have been issued two patents related to our advanced growth technology:

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“Yew Tree Plant Extracts, Methods for Extracting the Plant Extracts and Application” (the “Yew Extract Method”) was granted by the State Intellectual Property Office (“SIPO”) to HDS on August 16, 2011. This patent had previously been held by Heilongjiang Yew Pharmaceutical Co., Ltd. This patent is valid for 20 years, from June 23, 2004 through June 22, 2024.

•

“Northeast Yew Asexual Reproduction Method” (the “Asexual Reproduction Method”) was granted by SIPO to HDS on September 21, 2011. This patent is valid for 20 years, from September 30, 2010 through September 29, 2030.

We believe that our patented Asexual Reproduction Method has three unique advantages:

•

The Asexual Reproduction Method addresses the low rooting rate problem and accelerates the seedling rate and the maturity period for Northeast yew. It increases the rooting rate to over 80% and the seedling rate to over 85% for Northeast yew. It can bring the Northeast yew to maturity and ready for commercialization for medical use in as little as two-to-three years, compared to more than 50 years for naturally growing yew trees.

•	Large colonies can form to out-compete other organisms for nutrients. The active ingredients in the offspring were relatively stable with little difference.

•	There is high chance of survival of the offspring with little variation.

Our patented Yew Extract Method is an extraction process to extract anti-cancer active ingredients from yew branches and leaves for use in anti-cancer drugs. It utilizes Northeast yew branches and leaves as new medicinal parts to obtain anti-cancer ingredients. The Yew Extract Method has high yield rate and low costs. According to the Shanghai Institute of Pharmaceutical Industry, the anti-cancer effect of the ingredients obtained through Yew Extract Method is no less than that of taxol. Clinical research studies show the ingredients obtained through the Yew Extract Method has also low side effects. The Yew Extract Method increases the sustainability and enhances the utilization rates for yew trees in medical use from 1/5000 (in obtaining taxol) to 1/200. The Yew Extract Method has not yet been used for commercial purposes. We are currently studying the possibility of commercializing the Yew Extract Method for medical uses.

We do not currently own any trade names, trademarks or service marks the loss of which would be materially adverse to our business.

Research and Development

We entered into a Technology Development Service Agreement dated January 1, 2010 (the “Technology Agreement”) with Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”). Under the Technology Agreement, Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun a one-time fee in the amount of RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

We incurred $22,850 and $16,048 of research and development expenses in 2010 and 2011, respectively.

Competition

We believe that we face little competition within the PRC for the growth and cultivation of yew trees because of the amount of space needed for proper cultivation of yew trees, the long period to maturity of the yew tree, the difficulties of propagation, the scarcity of yews and the regulation of the yew industry in the PRC. Because of the need for governmental approval to grow, cultivate and commercialize yew trees, we believe that there are high barriers to entry to our industry.

Most of our competitors are smaller companies that do not have cloning technology and therefore have to engage in substantially longer growing cycles to commercialize yew trees. Our main competitors in the growth of yew trees and cultivation of yew cuttings include Zhejiang Changshan Mandiya Yew Science and Technology Limited Company, located in Zhejiang, China; and Luo Yang Madia Yew Science and Technology Development Limited Company (“Luo Yang”), located in Henan, China. For example, Luo Yang has only approximately 300 mu (approximately 50 acres) of yew seedlings under cultivation. (Mu is a Chinese measurement of land that is equivalent to approximately 0.167 acres.)

There is significant competition for the sale of furniture, handicrafts and potted trees in the PRC. This is a highly fragmented industry in the PRC with innumerable competitors and little, if any, concentration of market share locally, regionally or nationally. Many of our competitors are probably larger than we are and can devote more resources than we can to the manufacture, distribution and sale of furniture, handicrafts and potted trees. Additionally, many of our competitors sell furniture and handicrafts, not made of yew trees, at prices considerably lower than the premium prices at which we sell our products. However, we believe that there is relatively little competition within the Chinese domestic market for our premium-priced yew products, primarily because of the scarcity of yew trees and the regulation of the yew industry in the PRC. We believe that we are the only business in the PRC that has been given permission to produce furniture and handicrafts from yew timber.

While we do not manufacture TCM or any taxol-based product ourselves, we could be seen as indirectly competing with companies that do manufacture taxol-based medicine. We face potential competition from many providers of TCM for many ailments. With respect to TCM specifically for use as a secondary treatment for cancer, we may be seen to compete with companies such as Fujian Leephick Pharmaceutical Limited Company (“Fujian Leephick”), located in Wuping, China and Qi Ao Chinese Medicine Tablet Co., Ltd. (“Qi Ao”), located in Anguo City, Hebei Province, China. Fujian Leephick is a fairly new company that we believe is only in an early stage of its research and development. Qi Ao can be differentiated from our company in that Qi Ao does not cultivate yew trees and requires third party supply of raw materials to produce TCM, whereas we produce the raw materials and sell them to our affiliate under the Development Agreement for the production of TCM, thereby providing a reliable supply of raw materials combined with the financial assurance of being paid up-front rather than being paid depending upon the timing and amount of sales to purchasers of the TCM.

Ningbo Green-Health Pharmaceutical Company Co., Ltd. is a leading manufacturer of food and drugs with substantially greater financial and other resources than ours. However, taxol-based medicine is only one of Ningbo’s products and they do not produce any other yew-based products other than taxol-based medicine.

Plant and Equipment

The machinery and other equipment that we use in making our products are manufactured, for the most part, in the PRC. We conduct our own maintenance of our machinery and equipment. Replacement parts are relatively easy to obtain without delays as and when required, and are not subject to significant price fluctuations.

Government Regulations

Certain parts of our business are regulated under national, provincial and local laws in the PRC. The following information summarizes certain major regulations that apply to us.

Regulations at the national, provincial and local levels in the PRC are subject to change. To date, compliance with governmental regulations has not had a material impact on our earnings or competitive position, but, because of the evolving nature of such regulations, we are unable to predict the impact such regulation may have in the foreseeable future.

The growing and cultivation of yew trees and manufacturing products from yew trees, is regulated by Forest Law and its Implementing Regulations, Rules on Permit for Felling of Forest Trees, Regulations on Wild Plants Protection and other PRC laws and regulations. HDS received approval issued by the Department of Forestry of Heilongjiang Province (Document No. 188) on October 25, 2003, allowing it to sell yew trees and manufacture handicrafts using yew timber. There is no cost to the Company to maintain this approval. This approval has no expiration date.

As a foreign-invested enterprise, JSJ is subject to the Foreign-Invested Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended, both of which provide for incorporation, corporate governance, operation, business and other aspects of a foreign-invested enterprise.

PRC resident shareholders of the Company are required to complete foreign exchange registration with SAFE. In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005, May 29, 2007 and July1, 2011, respectively. SAFE Circular 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”). This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission (the “CSRC”), prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

Environmental Issues

Our operations are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating facilities have received certifications from the relevant PRC government agencies in charge of environmental protection indicating that the operations are in compliance with the relevant PRC environmental laws and regulations.

We believe that we are in substantial compliance with all environmental laws and regulations applicable to our business. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Corporate Structure and Recapitalization

First Restructure

HDS was incorporated under the laws of the PRC on August 22, 1996. On April 17, 2003, HDS was privatized when the original shareholder of HDS, the State Forest Fire Control Research and Development Fund Heilongjiang Management Team, transferred its shares in HDS to a company controlled by Zhiguo Wang and his wife, Guifang Qi.

On November 28, 2003, the registered capital of HDS was increased from RMB 500,000 to RMB 30,000,000 and the number of shareholders of HDS increased to 35, including 34 individual shareholders and one entity shareholder. On June 28, 2008, 29 individual shareholders of HDS transferred their shares in HDS to Mr. Wang and one individual shareholder transferred its shares in HDS to Xingming Han, and there was an increase of the registered capital of HDS from RMB 30,000,000 to RMB 45,000,000, the balance of which was paid by Mr. Wang in the amount of RMB 10,500,000 and HEFS in the amount of RMB 4,500,000.

Until February 23, 2010, HDS was owned by Zhiguo Wang (62.81%), his wife Guifang Qi (18.53%), Xingming Han (4.82%), a PRC individual named Yingjun Jiang (3.22%) and HEFS (10.62%) (Mr. Wang, Madame Qi, Mr. Han, Mr. Jiang and HEFS are collectively referred to as the “Original Shareholders”). Mr. Wang is the President and a director of the Company. Madame Qi is the wife of Mr. Wang and an officer and director of the Company. Mr. Han is an officer and director of the Company. HEFS is owned primarily by Mr. Wang and Madame Qi.

YBP was incorporated under the laws of Nevada on November 13, 2007. On October 29, 2009, YBP established a wholly-owned subsidiary, Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”), incorporated in the PRC, as part of a reorganization of the Company (the “First Restructure”).

Also on October 29, 2009, the Harbin Economic Cooperation and Promotion Bureau (“HECPB”) approved JSJ to become a wholly-owned foreign enterprise (the “WOFE”), of YBP. HECPB is a governmental department of the City of Harbin with responsibility for business and economic cooperation and development in the city. According to the website of HECPB, it was established by the People’s Government of Harbin in 2004 and is in charge of issuing approvals and related documents to foreign companies with investments in Harbin. HECPB may be regarded as a municipal counterpart to and acting under grant of authority from the Ministry of Commerce (“MOFCOM”) of the PRC, which has the ultimate authority with respect to matters pertaining to businesses operating in the PRC, including foreign ownership of businesses and WOFEs.

Pursuant to the First Restructure, on February 23, 2010, the Company, through JSJ, entered into an Equity Transfer Agreement (collectively, the “First Transfer Agreements”) with each of the Original Shareholders. Pursuant to the First Transfer Agreements, the terms of which are substantially identical to each other, the Original Shareholders transferred all of their respective ownership in HDS to JSJ for an aggregate RMB 45,000,000, which amount represents the amount of the then registered capital of HDS. As a result of this transaction, HDS became a wholly-owned subsidiary of JSJ.

JSJ and the Original Shareholders also entered into a Supplemental Agreement dated February 26, 2010 (the “First Supplemental Agreement”), pursuant to which JSJ had the right to put the shares of HDS back to the Original Shareholders for the original purchase price of an aggregate RMB 45,000,000, in the event that the transaction did not close or PRC governmental approval was not received, within six months following the execution of the First Transfer Agreements.

As a result of the First Restructure, as described above, the organization of the Company looked as follows:

On May 10, 2010, JSJ, Mr. Wang, Mr. Jiang and HEFS entered into a Debtor’s and Creditors’ Rights Agreement (the “Creditors’ Agreement”), pursuant to which Mr. Jiang and HEFS assigned their rights, including the right to be paid for the HDS shares transferred by them to JSJ, under their respective First Transfer Agreements, to Mr. Wang, and Mr. Wang assumed the obligations of Mr. Jiang and HEFS under their respective First Transfer Agreements.

Before, during and after the First Restructure, Mr. Wang, Madame Qi and Mr. Han (collectively, the “HDS Shareholders”) served as the sole directors and principal executive officers of the Company, other than the position of Chief Financial Officer (“CFO”).

Second Restructure

In October 2010, the Company determined, in consultation with its professional advisors, that the First Restructure did not meet certain technical PRC legal requirements and that the Company would need to be further reorganized (the “Second Restructure”). Accordingly, on October 28, 2010, JSJ and each of the HDS Shareholders entered into new Equity Transfer Agreement (collectively, the “Second Transfer Agreements”), the terms of which are substantially identical to each other, pursuant to which 100% of the common stock of HDS was transferred by JSJ back to the HDS Shareholders for aggregate consideration of RMB 45,000,000. Since the consideration of RMB 45,000,000 due to the HDS Shareholders in the First Restructure had not yet been paid, pursuant to a Supplemental Agreement to the Second Equity Transfer Agreements dated February 16, 2011, the aggregate RMB 45,000,000 amount payable by the HDS Shareholders to JSJ for the return of their HDS common stock in respect of the Second Restructure, was offset against JSJ’s liability to the HDS Shareholders in the same aggregate amount in respect of the First Transfer Agreements, which amount had not yet been paid by JSJ.

As discussed above, Mr. Jiang and HEFS had assigned to Mr. Wang their respective rights and obligations vis-a-vis JSJ resulting from the First Restructure, pursuant to the First Supplemental Agreement and the Creditors’ Agreement, since as of such time Mr. Jiang and HEFS had not yet been paid for the transfer of their interests in HDS to JSJ in the First Restructure in the amount of 3.22% and 10.62% of HDS’s equity interest, respectively. Therefore, in the Second Restructure, pursuant to the Second Transfer Agreements, JSJ transferred to Mr. Wang not only his previous shareholdings in HDS before the First Restructure (representing 62.81% of HDS’s total equity), but also an additional 13.84% of the equity in HDS as a result of Mr. Wang’s being assigned Mr. Jiang’s 3.22% equity interest in HDS and HEFS’s 10.62% equity interest in HDS.

After the foregoing transactions were completed, the HDS Shareholders then owned 100% of the shares of HDS in the following percentages:

Mr. Wang	76.65%
Madame Qi	18.53%
Mr. Han	4.82%

On November 5, 2010, JSJ entered into a series of contractual arrangements (the “Contractual Arrangements”) with HDS and/or the HDS Shareholders, as described below:

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Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS (the “Business Cooperation Agreement”), JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary (collectively, the “Services”). Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee (the “Service Fee”) in RMB that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month (the “Monthly Net Income”), and (b) pay 80% of such Monthly Net Income to JSJ (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

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Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder (individually, an “Option Agreement”), the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS (the “Equity Interest Purchase Option”) for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

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Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement (individually, a “Pledge Agreement”), the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•

Power of Attorney. Under a Power of Attorney executed by each HDS Shareholder (each, a “Power of Attorney”), the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholder, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholder’s rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholder the legal representative, executive director, supervisor, manager and other senior management of HDS.

On November 29, 2010, YBP established a wholly-owned subsidiary, Yew Bio-Pharm Holdings Limited (“Yew HK”), a limited liability company incorporated under the laws of Hong Kong. On January 26, 2011, YBP transferred its ownership in JSJ to Yew HK. As a result of the Second Restructure, HDS is considered a VIE, and YBP, as the sole shareholder of Yew HK and the ultimate parent company, is the controlling entity of HDS.

On April 15, 2011, Mr. Wang, Madame Qi and Mr. Han completed an updated registration with the State Administration of Foreign Exchange (“SAFE”), pursuant to the requirements under SAFE Circular 75.

As a result of the Second Restructure, as described above, the organization of the Company now looks as follows:

As of April 16, 2012, the HDS Shareholders collectively owned 22,805,512 shares, or approximately 45.61%, of YBP’s Common Stock (the “HDS Shareholders’ Stock”). Before, during and after the Second Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company, other than the position of CFO.

While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement that complied with SEC proxy rules to its shareholders in connection with such approval. Accordingly, once the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith. While we believe that it is unclear if the Second Restructure requires shareholder approval under Nevada law, we also believe that if the Second Restructure is ratified by our shareholders, any possible concerns about the manner by which the Second Restructure was approved under Nevada law will be alleviated, since we believe that the Nevada Corporations Law allows for shareholder ratification after-the-fact of transactions requiring shareholder approval. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

Recapitalization

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no cash payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders both contributed assets to the Company and actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP Common Stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $966,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option (each, a “Founder’s Option” and collectively, the “Founders’ Options”) to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP Common Stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP Common Stock subject to each such Founder’s Option. Those terms include:

•	The issuance of the Founders’ Options will be subject to pre-issuance approval by our shareholders as described below;

•	Each Founder’s Option will be fully vested upon issuance;

•

Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized Common Stock and the filing of a Certificate of Amendment to the YBP Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option will be exercisable for a period of five years;

•	Each Founder’s Option will have an exercise price of $0.10 per share, which is the same price per share in the most recently completed offering of YBP’s Common Stock; and

•

Each Founder’s Option will have a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose not to pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP Common Stock reflecting the value of the number of shares of YBP Common Stock equal to the aggregate exercise price of the Founder’s Option.

The number of shares of YBP Common Stock subject to each Founder’s Option is as follows:

Number of Optionee	Name of Shares Subject to Founder’s Option
Zhioguo Wang	20,103,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, intends to seek shareholder approval of the issuance of the Founders’ Options once the Company is subject to the reporting obligations of the Exchange Act.

To the extent that the Founders’ Options are exercised, assuming they are approved by the YBP shareholders and granted as described above, the number of shares of YBP Common Stock then held by each HDS Shareholder could as much as double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of All Founders’ Options	Percentage of Issued Shares Following Exercise of All Founders’ Options
Zhiguo Wang	20,103,475	40.21%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.59%

All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%

Total	50,000,000	100.00%	72,805,512	100.00%

See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

Employees

As of December 31, 2011, we had approximately 136 employees, of whom approximately 37 were full-time employees and approximately 99 were part-time employees. Of these employees, all full-time employees and all but two part-time employees were employed in the PRC. Our employees belong to a trade union. We believe that we maintain good labor relations with our employees.

We believe that we are current in making required social insurance payments for our employees. However, we have not paid into a housing fund for our employees, as required under relevant PRC laws and regulations. The unpaid amount is approximately RMB 40,000 at December 31, 2011 and there is an additional penalty of RMB 50,000 that we are required to pay for our failure to make this contribution in a timely manner.

About Harbin

Harbin is the capital of Heilongjiang Province in Northeast China, an area sometimes referred to in the West as Manchuria. The city lies in southern Heilongjiang Province, on the southeastern edge of the Songnen Plain and the southern bank of the Songhua River. Harbin is the tenth largest city in the PRC, with a population of approximately 9.9 million people. It serves as a key political, economic, scientific, cultural, communications and transportation hub in Northeastern China. Harbin is one of the largest railway hubs in Northeast China, with five major railways (Jingha, Binsui, Binzhou, Binbei and Labin) meeting here.

Harbin enjoys a diversified economy, including light industry, textile, medicine, foodstuff, automobile, metallurgy, electronics, building materials and chemicals. The Harbin International Economic and Trade Fair has been held annually since 1990 and is one of the largest foreign trade fairs authorized by the Chinese government. The fair attracts exhibitors and visitors from throughout Asia, including Japan and Korea, and other important regional countries, including Russia.

Harbin has a continental climate with hot, humid summers and extremely cold, dry and sunny winters. Both spring and fall are short transition seasons. Average annual precipitation is low, at 20.6 inches, and is heavily concentrated from May to September. Harbin’s climate is favorable for growing yew trees.

The modern city of Harbin originated in 1898 from a small village, with the start of the construction of the Chinese Eastern Railway by Russia, an extension of the Trans-Siberian Railway, shortcutting substantially the distance to Vladivostok and creating a link to the Chinese port city of Dalian and the Russian Naval Base at Port Arthur.

With the establishment of the Japanese puppet state of Manchukuo, Japanese troops occupied Harbin on February 4, 1932. The Soviet Army took the city on August 20, 1945 and transferred the city’s administration to the Chinese People’s Liberation Army in April 1946.

Item 1A.	Risk Factors

An investment in the Company is highly speculative in nature and involves a high degree of risk.

Risks Related to our Business

Our products may not achieve or maintain widespread market acceptance.

Success of our products is highly dependent on market acceptance. We believe that continued market acceptance of our products will depend on many factors, including:

•	the perceived advantages of our products over competing products and the availability and success of competing products;

•	the effectiveness of our sales and marketing efforts;

•	our product pricing and cost effectiveness;

•	the safety and efficacy of our products and the prevalence and severity of adverse side effects, if any; and

•	publicity concerning our products, product candidates or competing products.

If our products fail to achieve or maintain market acceptance, or if new products are introduced by others that are more favorably received than our products, are more cost effective or otherwise render our products obsolete, we may experience a decline in the demand for our products. If we are unable to market and sell our products successfully, our business, financial condition, results of operation and future growth would be adversely affected.

Our future research and development projects may not be successful.

The successful development of TCM and pharmaceutical products can be affected by many factors. Products that appear to be promising at their early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. In addition, the research and development cycle for new products for which we may obtain an approval certificate is long.

There is no assurance that our future research and development projects will be successful or completed within the anticipated time frame or budget or that we will receive the necessary approvals from relevant authorities for the production of these newly developed products, or that these newly developed products will achieve commercial success. Even if such products can be successfully commercialized, they may not achieve the level of market acceptance that we expect.

We have limited insurance coverage and may incur losses resulting from product liability claims or business interruptions.

The nature of our business exposes us to the risk of product liability claims that is inherent in the research and development, manufacturing and marketing of pharmaceutical products. These risks are greater for our products that receive regulatory approval for commercial sale. Even if a product were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim effects other than those intended resulted from the use of our products. While to date no material claim for personal injury resulting from allegedly defective products has been brought against us, a substantial claim or a substantial number of claims, if successful, could have a material adverse impact on our business, financial condition and results of operations.

We have a high concentration of sales to a small number of customers, one of which is an affiliate of our founder and President.

For the three months ended March 31, 2012, Yew Pharmaceutical accounted for approximately 22% of our TCM raw materials revenue and approximately 10% of our consolidated revenue. For the year ended December 31, 2011, Yew Pharmaceutical accounted for approximately 40% of our TCM raw materials revenue and approximately 23% of our consolidated revenue. Yew Pharmaceutical is directly and indirectly owned primarily by our founder and President, Zhiguo Wang, and his wife, Guifang Qi.

The following customers accounted for 10% or more of our consolidated revenue for the three months ended March 31, 2012:

•	Wuchang Hongyi accounted for approximately 41% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 24% of our consolidated revenue

•	Anhui Baiyun accounted for approximately 18% of our consolidated revenue

•	Yew Pharmaceutical accounted for approximately 10% of our consolidated revenue.

For the year ended December 31, 2011, four customers accounted for 10% or more of our consolidated revenue:

•	Yew Pharmaceutical accounted for approximately 23% of our consolidated revenue

•	Anhui Baiyun accounted for approximately 29% of our consolidated revenue

•	Changchun Hengtai accounted for approximately 10% of our consolidated revenue

•	Wuchang Hongyi accounted for approximately 13% of our consolidated revenue.

The loss of any of our largest customers could have a material adverse effect on our results of operations unless and until we can replace such customers.

The concentration of sales of yew trees to a small number of large customers could subject us to loss of significant revenues in the event that we were to lose one or more of our larger customers.

Additionally, many of our customers purchase trees from us in the spring but are not able to pay their bills until after harvest in the fall. Accordingly, our accounts receivable tend to increase during the second and third quarters of the year. If we are unable to collect the amounts owed to us by our major customers, there could be a material adverse effect on our results of operations and liquidity.

We owe amounts to related parties that are unsecured and payable on demand.

We owe certain amounts to related parties, including ZTC, Yew Pharmaceutical, Zhiguo Wang and Guifang Qi, that are payable on demand. As of December 31, 2011, the aggregate amount of these payables was approximately $266,488 and at March 31, 2012, the aggregate amount of these payables was approximately $122,928. If one or more of the parties demanded payment of the amounts due to them, we would be required to use cash on hand or other assets to satisfy these obligations. While we believe that we presently have more than adequate resources to satisfy all of these obligations, there is no assurance that, in the future, the use of resources to satisfy then-current amounts owed to such parties or other related parties would not require us to modify our operations should such obligations then constitute a significant amount of our then-available resources.

We face substantial competition in connection with the marketing and sale of our products.

Our products compete with products with similar medical efficacy in similar market areas. Most of our competitors are well established, have greater financial,

marketing, personnel and other resources, have been in business for longer periods of time than us, and have products that have gained wide customer acceptance in the marketplace. The TCM and pharmaceutical industries are also characterized by the frequent introduction of new products. We may be unable to compete successfully or our competitors may develop products which have greater medical efficacy or gain wider market acceptance than ours.

We may not be able to manage our expansion of operations effectively.

We anticipate significant continued expansion of our business to address growth in demand for our products, as well as to capture new market opportunities. To manage the potential growth of our operations, we will be required to improve our operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage our growing employee base. Furthermore, we need to maintain and expand our relationships with our customers, suppliers and other third parties. In addition, the success of our growth strategy depends on a number of internal and external factors, such as the expected growth of the pharmaceutical market in the PRC and the competition from other pharmaceutical companies. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may incur substantial debt which could adversely affect our financial condition.

It is possible that we may incur substantial debt in order to expand our business, which could adversely affect our financial condition. Incurring a substantial amount of debt may require us to use a significant portion of our cash flow to pay principal and interest on such debt, which will reduce the amount available to fund working capital, capital expenditures and general corporate purposes. Our indebtedness may negatively impact our ability to operate our business and limit our ability to borrow additional funds by increasing our borrowing costs, and impact the terms, conditions and restrictions contained in possible future debt agreements, including the addition of more restrictive covenants; impact our flexibility in planning for and reacting to changes in our business as covenants and restrictions contained in possible future debt arrangements may require that we meet certain financial tests; and place restrictions on the incurrence of additional indebtedness and place us at a disadvantage compared to similar companies in our industry that have less debt.

We may not be able to raise additional capital as it is needed to fund our operations.

While we are profitable and have adequate financial resources to fund our business for at least the next 12 months, we may need additional capital in the future to expand our existing operations, including growing yew trees under the Joint Venture Agreement, which could require capital beyond our available resources from operations. We have no current plans to raise additional capital at this time. No assurance can be given that we will be able to raise any additional capital that may be needed in any public or private offering of our securities, or secure debt through banks or other lenders.

Our results of operations may be affected by fluctuations in availability and price of raw materials.

The raw materials we use are subject to price fluctuations due to various factors beyond our control, including, among other pertinent factors:

•	increasing market demand;

•	inflation;

•	severe climatic and environmental conditions;

•	seasonal factors, and

•	changes in governmental regulations and programs.

We also expect that our raw material prices will continue to fluctuate and be affected by inflation in the future. Changes to our raw materials prices may result in increases in production and packaging costs, and we may be unable to raise the prices of our products to offset the increase costs in the short-term or at all. As a result, our results of operations may be materially and adversely affected.

We purchase yew cuttings from third parties to grow our yew trees. The cost of yew cuttings has been rising significantly in recent years and is expected to continue.

We purchase yew cuttings from third parties to grow our yew trees. Because yew cuttings are scarce, the cost of yew cuttings has been rising approximately 20% per year in recent years and we expect this to continue for at least the next few years. Scarcity in the supply of yew cuttings or significantly increased costs for yew cuttings, or both, could have a material adverse effect on our ability to do business or our cost of doing business.

Changes in certain current favorable tax treatment we receive could adversely affect our business.

Under current PRC national laws and regulations, we do not pay any tax, including income tax, on (i) the raw materials we sell for the manufacture of TCM or (ii) the yew trees we sell for reforestation or transplanting, or on the cultivate yew trees we sell as potted yew trees. If these laws and regulations change and we become subject to tax on any of these operations, our costs of doing business would increase, which would decrease our profits and could have a material adverse effect on our results of operations and financial condition.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The TCM and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. A large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that our TCM raw materials are targeting. We face competition from TCM and pharmaceutical companies in the PRC and other countries. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

We rely substantially on our founder and President. We may be adversely affected if we lose his services or the services of other key personnel or are unable to attract and retain additional personnel.

Our success is substantially dependent on the efforts of our senior management, particularly Zhiguo Wang, our founder and President. The loss of the services of Mr. Wang or other members of our senior management may significantly delay or prevent the achievement of our business objectives. If we lose the services of, or do not successfully recruit, key sales and marketing, technical and corporate personnel, the growth of our business could be substantially impaired. At present, we do not maintain key man insurance for any of our senior management.

Mr. Wang will not devote 100% of his time to the business affairs of the Company.

Zhiguo Wang, the founder of the Company and our President, does not devote all of his time to the Company’s business. As a result, he may not provide as much management and attention as would be the case if he devoted 100% of his time to our business. We estimate that Mr. Wang devotes approximately 71% of his time, or approximately 120 hours per month, to the Company’s business. He devotes about 12% of his time, or approximately 20 hours per month, to the business of Yew Pharmaceutical and the balance of his time, or approximately 28 hours per month, to the business of other companies in which he is involved. These allocations are approximate only and are subject to change depending upon the particular projects and changing needs of the individual businesses in which he is involved.

There may be conflicts of interest between management and other stockholders of the Company.

Zhiguo Wang, the founder of our company, our President and a director, is also our principal stockholder. As a result of this conflict of interest, management may have an incentive to act in a manner that is in its best interest, which could be adverse to the interests of any other stockholders of the Company. In addition, a conflict of interest may arise between Mr. Wang’s personal pecuniary interest directly, as the lessor of certain premises we rent, or indirectly through companies he controls and with whom we do business, such as Yew Pharmaceutical, Kairun and ZTC, and his fiduciary duty to our stockholders.

We have engaged, and are likely to continue to engage, in certain transactions with related parties. These transactions are not negotiated on an arms’ length basis.

We have engaged in certain transactions with our founder and President, Zhiguo Wang, and his wife, Guifang Qi. These include renting office space from Mr. Wang and retail space from Madame Qi, the aggregate rental expense incurred for which was approximately $1,200 for the three months ended March 31, 2012 and $4,400 for the year ended December 31, 2011, respectively; an agreement whereby Yew Pharmaceutical, a company controlled by Mr. Wang, purchases raw materials including yew branches and leaves of yew trees from us to manufacture TCM and with respect to which we generated approximately $160,000 or 10% of our total revenue for the three months ended March 31, 2012 and $1.4 million or 23% of our total revenue for the year ended December 31, 2011, respectively; the purchase of yew trees from a company majority-controlled by Mr. Wang and Madame Qi, of which the total purchase amount was approximately $3,300 for the year ended December 31, 2011; and the lease of from a company majority-controlled by Mr. Wang and Madame Qi for the growing of yew trees, the annual lease of which was approximately $6,400 for the three months ended March 31, 2012 and $25,000 for the year ended December 31, 2011, respectively. We are likely to continue to engage in these arrangements and may enter into new arrangements with Mr. Wang and/or Madame Qi. None of these arrangements has been negotiated as a result of arms’ length transactions. It is possible that we could have received more favorable terms had these agreements been entered into with third parties.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for fiscal year 2013, provide a management report on the internal control over financial reporting. We are in the preliminary stages of seeking consultants to assist us with a review of our existing internal controls and the design and implementation of additional internal controls that we may determine are appropriate. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We will be evaluating our internal controls systems to allow management to report on, and eventually allow our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the Commission or a stock exchange on which our securities may be listed in the future. Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the Commission, any stock exchange on which our securities may be listed in the future, or other regulatory authorities, which would entail expenditure of additional financial and management resources and could materially adversely affect our stock price. Inferior internal controls could also cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could have a negative effect on our stock price.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we intend to inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western-style management and financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in the PRC who are capable of satisfying the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in the PRC that meet U.S. standards as in effect from time to time.

If the Chinese regulatory bodies determine that the structure for operating our business in the PRC does not comply with Chinese regulatory restrictions on foreign investment, we could be subject to severe penalties, which may materially and adversely affect our business.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we are determined to be in violation of any existing or future Chinese laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant Chinese regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our Chinese entities;

•	discontinuing or restricting the operations of our Chinese entities;

•	imposing conditions or requirements with which YBP or our Chinese entities may not be able to comply;

•	Requiring YBP or our Chinese entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from any offering to finance our business and operations in the PRC; or

•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

Special Risks Relating to Doing Business in the PRC

Because all of our operations are outside the United States, we are subject to additional significant risks.

We are subject to risks inherent in business operations outside the United States. These risks include but are not limited to geopolitical concerns, currency fluctuations, currency exchange controls, restrictions on repatriating foreign-derived profits to the United States, inflation, local regulatory compliance, punitive tariffs, unstable local tax policies, trade embargoes, import and export license requirements, trade restrictions, greater difficulty collecting accounts receivable and longer payment cycles, unfamiliarity with local laws and regulations, differing legal standards in enforcing or defending our rights in courts or otherwise, less favorable intellectual property protection than is provided in the United States, changes in labor conditions, difficulties in staffing and managing international operations, difficulties in finding personnel locally who are capable to complying with the requirements of reporting by a U.S. reporting company, risks related to shipment of raw materials and finished goods across national borders, and cultural and language differences. Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross domestic product, rate of inflation, market development, rate of savings, capital investment, resource self-sufficiency and balance of payments positions, and in many other respects.

The Chinese government exerts substantial influence over business activities.

We are dependent on relationships with the local government in the provinces in which we operate in the PRC. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in the PRC’s laws and regulations, including those relating to taxation, environmental regulations, land use rights, real property, intellectual property and other matters. We intend to continue to conduct our business in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that could require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC generally or particular regions thereof, and could have an adverse impact on our business prospects, results of operations and financial condition.

The production, sale and distribution of TCM are subject to Chinese regulation.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some changes that could have this effect are: (i)

level of government involvement in the economy; (ii) control of foreign exchange; (iii) methods of allocating resources; (iv) balance of payment positions; (v) international trade restrictions; and (vi) international conflict.

We depend upon governmental laws and regulations that may be changed in ways that will harm our business.

Our business and products are subject to government regulations mandating the manufacturing of pharmaceuticals in the PRC and other countries. Changes in the laws or regulations in the PRC, or other countries we may sell into, that govern or apply to our operations could have a materially adverse effect on our business. For example, the law could change so as to prohibit the use of certain pharmaceuticals. If one of our pharmaceuticals or medical products is prohibited, this change would reduce our productivity of that product.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, pharmaceutical regulations, and other matters. We believe that our operations in the PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

Our operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist and Communist state since 1949 and is controlled by the Communist Party of the PRC. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair our business, profits or prospects in the PRC. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Changes in Chinese laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive virtually all of our revenues from the PRC and we are therefore susceptible to the strength of the Chinese economy.

We derive virtually all of our revenues from the sale of products within the PRC. Any significant decline in the condition of the Chinese economy could adversely affect consumer demand of our services, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese currency into foreign currencies and, if the Chinese currency were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations use the RMB as our primary functional currency in our operations. We are subject to the effects of exchange rate fluctuations with respect to either of these currencies. For example, the value of the RMB depends to a large extent on Chinese government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of RMB to the U.S. dollar had generally been stable and the RMB had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of RMB to the U.S. dollar. Under the new policy, RMB may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of RMB against the U.S. dollar. We can offer no assurance that RMB will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations in the PRC will be translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of RMB in the future. Because a significant amount of our future revenue may be in the form of RMB, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in RMB to fund any business activities outside of the PRC or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

Chinese currency is not freely convertible, which may limit our ability to obtain financing for expansion on favorable terms, and may limit our ability to pay dividends in the future.

The RMB is not a freely convertible currency at present and, based solely on our understanding of the news that is widely and publicly available, it does not appear that the RMB will become a freely convertible currency in the foreseeable future. Some, and perhaps a significant amount, of the revenue generated by our future operations in the PRC will be paid in RMB, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside the PRC from time to time. The Chinese government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.

SAFE regulates the conversion of RMB into foreign currencies. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises are no longer subject to the approval of SAFE, but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996. “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a “current account” transaction. Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, we believe that we can obtain foreign currency in exchange for RMB from swap centers authorized by the Chinese government. We cannot assure you that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict us from freely converting RMB in a timely manner or at all, as needed.

HDS is subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our investments in JSJ and Yew HK, which also do not have operations of their own. HDS is our operating entity, which we control through contractual arrangements. As a result of our holding company structure, we rely entirely on payments from HDS to us. The Chinese government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Yew HK, JSJ or HDS were to incur debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Future fluctuation in the value of the RMB may negatively affect our ability to convert our return on operations to U.S. dollars in a profitable manner.

In recent years, the value of the RMB has appreciated significantly against the U.S. dollar. Many countries, including the United States, have argued that the RMB is artificially undervalued due to the PRC’s current monetary policies and have pressured the PRC to allow the RMB to float freely in world markets. If any devaluation of the RMB were to occur in the future, our returns on our operations in the PRC, to the extent they are paid in RMB, will be negatively affected upon conversion to U.S. dollars. Conversely, although we will attempt to have certain future payments to us paid in U.S. dollars to mitigate the foregoing risk, any increase in the value of the RMB in the future would increase the cost of purchasing goods or services within the PRC when we convert U.S. dollars to RMB to pay for such items.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in the PRC.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. The PRC’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. We cannot assure you that we will be able to enforce any legal rights we may have under our contracts or otherwise. Our failure to enforce our legal rights may have a material adverse impact on our operations and financial position, as well as our ability to compete with other companies in our industry.

Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation which have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. Because of a strong currency, a large trade surplus, strong domestic growth and increasing wages, the PRC is currently experiencing inflationary pressures, despite the global economic crisis. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in the PRC generally, and thereby adversely affect our future business operations and prospects in the PRC. Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations. Inflation in the PRC may inhibit economic activity in such places and adversely affect our operations.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

We are subject to oversight at the provincial and local levels of government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in the PRC. The PRC tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, the PRC has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in interpreting and enforcing our rights under these laws and regulations is limited, and our future ability to enforce commercial claims or to resolve commercial disputes in the PRC is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in the PRC.

Substantially all of our assets are located outside of the United States and most of our officers and directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws of the United States. Moreover, we have been advised that the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement of criminal penalties of the Federal securities laws of the United States.

We may have limited legal recourse under Chinese law if disputes arise with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, mergers and acquisitions, intellectual property, commerce, taxation and trade. However, the PRC’s experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If any new business ventures in which we may become involved are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of any acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies and other instrumentalities of the Chinese government or those acting on its behalf, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because Chinese law will govern almost all of our material agreements, we may not be able to enforce our legal rights internationally, which could result in a significant loss of business, business opportunities, or capital.

Chinese law will govern almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of the PRC. The system of laws and the enforcement of existing laws in the PRC may not be as certain in implementation and interpretation as in the United States. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

National, provincial and local governments have established many regulations governing our business operations.

We are also subject to numerous national, provincial and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications and regulatory approvals from healthcare agencies. We are subject to laws and regulations governing our relationship with our employees including: wage requirements, limitations on hours worked, working and safety conditions, citizenship requirements, work permits and travel restrictions. These local labor laws and regulations may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation. These regulations can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business.

Our contractual arrangements with HDS and its shareholders may not be as effective in providing control over HDS as direct ownership of it.

Our contractual arrangements with HDS and its respective shareholders provide us with effective control over this company. As a result of these contractual arrangements, we are considered to be the primary beneficiary of HDS; we consolidate the results of operations, assets and liabilities of HDS in our financial statements. However, these contractual arrangements may not be maximally effective in providing us with control over HDS as direct ownership of these companies. If HDS or its shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot predict whether we will be able to obtain such approval.

In 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”). This rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission (the “CSRC”), prior to listing its securities on an overseas stock exchange. On September 21, 2006, the CSRC, published a notice on its official website specifying the documents and materials required to be submitted by overseas special purpose companies seeking CSRC’s approval of their overseas listings.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and the notice published on September 21, 2006, since JSJ was established by means of direct investment rather than by merger or acquisition of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no provision in the M&A Rules classifies our contractual arrangements with HDS as a type of acquisition transaction falling under the M&A Rules, we are not required to submit an application to MOFCOM or the CSRC for its approval for our contractual control on HDS.

If the CSRC or another PRC regulatory agency subsequently determines that the approvals from MOFCOM and/or CSRC were required our contractual control over HDS, we may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from PRC regulatory agencies. The regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of our foreign currency in our offshore bank accounts into the PRC, or take other actions that could materially and adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

The M&A Rule sets forth complex procedures for acquisitions conducted by foreign investors that could make it more difficult to pursue acquisitions.

The M&A Rule sets forth complex procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries’ ability to distribute profits to us, if our PRC resident shareholders or beneficial owners fail to comply with relevant PRC foreign exchange rules.

In October 2005, SAFE issued a public notice requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 were required to register with the local SAFE branch before March 31, 2006. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in the PRC or other material changes in share capital.

The HDS Shareholders, Zhiguo Wang, Guifang Qi and Xingming Han, completed their respective registrations under SAFE Circular 75 on April 15, 2011. We have requested our other shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and urge those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. To date, we have not received any notice from any of our other shareholders or beneficial owners that he or she is subject to the SAFE Circular 75 registration requirement. However, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE notice or other related rules. In case of any non-compliance on any of our PRC resident shareholders or beneficial owners, our PRC subsidiary, JSJ, and such shareholders and beneficial owners may be subject to fines and other legal sanctions.

If our previous offerings of stock to PRC residents are found to have violated PRC laws and regulations, we could be subject to fines and other legal sanctions.

We believe that our previous offerings of YBP Common Stock to PRC residents are not subject to regulation in the PRC, because (i) the offering was made by a non-PRC entity and (ii) it did not involve a public offering in the PRC. However, should the M&A Rule and/or the PRC Securities Law be interpreted to apply to our previous offerings of stock and were it also determined that we violated these laws and/or regulations, we could face fines of up to five times the proceeds of the offerings (other than the proceeds from the HDS Shareholders) and other penalties.

Additionally, SAFE Circular 75 could be interpreted broadly to require each PRC person who owns stock directly or indirectly in a non-PRC company to complete a registration with SAFE in respect of such stock. The HDS Shareholders have completed their respective SAFE registration. However, to our knowledge, no other PRC person has filed a SAFE registration with respect to their YBP Common Stock. The failure by these persons to complete a SAFE registration could subject HDS to fines of 30%, or 100% in certain extreme situations, of the proceeds of the offerings (other than the proceeds from the HDS Shareholders), and legal sanctions, including without limitation restrictions on converting foreign currency it receives from YBP into RMB.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which set forth the respective requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under either the current account or the capital account. On January 5, 2007, SAFE issued implementation rules for the Administrative Measures of Foreign Exchange Matters for Individuals which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly listed company. On March 28, 2007, SAFE promulgated the Operation Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rules. Under this rule, PRC citizens who participate in an employee stock ownership plan or a stock option plan of an overseas publicly listed company are required to register with SAFE and complete certain other procedures. For participants of an employee stock ownership plan, an overseas custodian bank should be retained by PRC agent, which could be the PRC subsidiary of such overseas publicly-listed company or other qualified entity, to hold on trusteeship all overseas assets held by such participants under the employee stock ownership plan. In the case of a stock option plan, a financial institution with stock brokerage qualification at the place where the overseas publicly listed company is listed or a qualified institution designated by the overseas publicly listed company is required to be retained to handle matters in connection with the exercise or sale of stock options for the stock option plan participants. We and our PRC citizen employees who participate in an employee stock ownership plan or a stock option plan will be subject to these regulations when our company becomes a publicly listed company in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

Our failure to fully comply with the requirement of making employee housing fund contribution may be subject us to fines and other costs.

Pursuant to the “Housing Fund Management Regulation” issued by the State Council of the PRC in April 1999 and subsequently amended in March 2002, and other relevant regulations, for corporate employers in the PRC, both the employers and their employees are required to make contributions to a government administered housing fund. Currently we have not fully paid the employee housing funds and hence may be required to make up the unpaid amount and be subject to administrative penalties up to RMB 50,000 in addition to the unpaid contribution of approximately RMB 40,000.

Risks Related to our Stockholders and Shares of Common Stock

We may issue more securities in one or more capital raises in the future, which will result in substantial dilution to all stockholders prior to such issuance.

YBP’s Articles of Incorporation authorizes the Company to issue an aggregate of 50,000,000 shares of Common Stock. Any capital raise effected by us is likely to result in the issuance of additional securities and substantial dilution in the percentage of the equity held by our then existing stockholders. Our board of directors has the power to issue any or all of such authorized but unissued shares without stockholder approval.

All of our authorized Common Stock is issued and outstanding, and we will have to amend our Articles of Incorporation to authorize additional stock before we can complete any capital raise.

All of our authorized common stock is issued and outstanding. We will be unable to issue any additional shares of Common Stock in any transaction until we amend our Articles of Incorporation to increase the authorized numbers of shares of Common Stock. This could result in delays of a transaction, including a financing, that require us to issue any shares of our Common Stock, pending approval by our stockholders of an amendment to our Articles of Incorporation.

There is currently no trading market for our Common Stock, and liquidity of shares of our Common Stock is limited.

Shares of our Common Stock are not registered under the securities laws of any state or other jurisdiction, and there is no public trading market for our Common Stock. Furthermore, no public trading market is expected to develop in the foreseeable future unless and until the Company files and obtains effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Therefore, outstanding shares of our Common Stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and federal or applicable state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and applicable state securities laws is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

If and when our Common Stock becomes trading, it is likely that it will be considered a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our Common Stock may be deemed to be “penny stock” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including their primary residence, or an annual income exceeding $200,000 (or $300,000 jointly with their spouse).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The market price of our Common Stock is likely to be subject to significant price and volume fluctuations.

The price of our Common Stock may be subject to wide fluctuations due to variations in our operating results, news announcements, our limited trading volume, general market trends both domestically and internationally, currency movements, sales of common shares by our officers, directors and our principal stockholders, and sales of common shares by existing investors. Certain events, such as the issuance of common shares upon the exercise of our outstanding stock options, could also materially and adversely affect the prevailing market price of our common shares. Further, the stock markets in general have recently experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many companies and that have been unrelated or disproportionate to the operating performance of such companies. In addition, a change in sentiment by U.S. investors for PRC-based companies could have a negative impact on the stock price. These fluctuations may materially and adversely affect the market price of our common shares and the ability to resell shares at or above the price paid, or at any price.

We cannot assure you that our Common Stock will be listed on Nasdaq or any other stock exchange.

We may ultimately seek the listing of our Common Stock on Nasdaq or the NYSE AMEX. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our Common Stock on either of those or any other stock exchange. Until our Common Stock is listed on the Nasdaq or another stock exchange, we expect that our Common Stock would be eligible to trade on the Over-The-Counter Bulletin Board (the “OTCBB”); another over-the-counter quotation system or on the “pink sheets”, where our stockholders may find it more difficult to effect transactions in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or effecting transactions in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

We should have filed this registration statement on or before April 30, 2010. Our failure to do so was a violation of Section 12(g) of the Exchange Act and could subject us to liability under federal securities laws.

Based upon our previous sales of Common Stock to an aggregate of more than 500 persons and our having more than $10 million in assets, we should have filed a registration statement on Form 10 with the SEC pursuant to Section 12(g) of the Exchange Act, as then in effect, on or before April 30, 2010. Our failure to do so was a violation of this provision of the Exchange Act. We could be subject to enforcement action by the Commission for our failure to make this filing in a timely manner, resulting in, among other things, fines, injunctions and/or criminal penalties for our directors and officers and others responsible for our failure to make this filing in a timely manner.

We are an “emerging growth company” under the recently enacted JOBS Act and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We qualify as an “emerging growth company” under the recently enacted JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, among other things, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”;

•	obtain shareholder approval of any golden parachute payments not previously approved; and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, because the JOBS Act has only recently been enacted, we cannot predict whether investors will find our stock less attractive because of the more limited disclosure requirements that we may be entitled to follow and other exemptions on which we are relying while we are an “emerging growth company”. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have never paid dividends on our Common Stock and do not intend to do so in the foreseeable future. Moreover, our holding company structure may hinder the payments of dividends.

We have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further our business strategy.

YBP has no direct business operations, other than its ownership of our subsidiaries. Should we decide to pay dividends in the future, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our subsidiaries, our VIE and other holdings and investments. In addition, our subsidiaries and VIE, may, from time to time, be subject to restrictions on their ability to make distributions to us due to restrictive covenants in agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions applicable to our subsidiaries. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of the RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

The failure of our shareholders to ratify the Second Restructure could have a material adverse effect on the Company.

While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement that complied with SEC proxy rules to its shareholders in connection with such approval. Accordingly, once the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith.

Moreover, because the HDS Shareholders, who are also the sole directors of YBP, may be regarded as interested parties in the Second Restructure, we may be required to receive the affirmative vote of a majority of our shareholders not including the votes of the HDS Shareholders, which is sometimes referred to as the majority-of-the-minority rule. If shareholder approval of the Second Restructure is required under Nevada law, a fact of which we are not certain, and if we do not obtain the requisite shareholder vote to ratify the Second Restructure, it is possible that the validity of the Second Restructure could be challenged under Nevada law by Nevada authorities and we could face lawsuits from our shareholders. Moreover, in such event, we would face a legal dilemma in the form of a conflict of laws between the PRC and the State of Nevada, because it is probable that we would not be able to unwind the Second Restructure and restore the Company to the First Restructure since that is a violation of the laws and regulations of the PRC, which has jurisdiction over HDS and most of our assets. We do not believe that SAFE would issue its permission to unwind the Second Restructure. Therefore, if all of these assumptions coincided and given the uncertainties of litigation, the failure to obtain ratification of the Second Restructure could have a material adverse effect on the Company, its financial condition and its prospects.

The HDS Shareholders currents have effective, but not absolute, control of the Company. If the Founders’ Options are approved by our stockholders and issued to the HDS Shareholders, they – and Mr. Wang by himself – will have both effective and absolute control of the Company and be able to determine the outcome of most actions by the Company and its shareholders.

Presently, the HDS Shareholders collectively own 22,805,512 shares, or 45.61%, of YBP’s Common Stock. They serve as the sole directors and executive officers of the Company, other than the CFO position. If the Founders’ Options are eventually approved by our shareholders and issued to the HDS Shareholders, the HDS Shareholders may, upon exercise, own as many as 45,611,024 shares, or 62.65%, of YBP’s Common Stock. In such event, the HDS Shareholders would have both effective and absolute control of the Company, allowing them, by themselves, to elect all directors of the Company and determine the outcome of most matters placed before the shareholders for action. In fact, Mr. Wang himself could own as many as 40,206,950 shares, or 55.23%, of YBP’s Common Stock, meaning he could take all such actions by himself.

Item 2.	Financial Information.

This discussion should be read in conjunction with the Company’s consolidated financial statements, including the Notes thereto, for the years ended December 31, 2011 and 2010 and for the periods ended March 31, 2012 and 2011, beginning on Page F-1.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a major grower and seller of yew trees and manufacturers of products made from yew trees, including potted yew trees for display in homes and offices, and handicrafts. We also sell branches and leaves of yew trees for the manufacture of TCM containing taxol, which TCM has been approved in the PRC for use as a secondary treatment of certain cancers, meaning it must be administered in combination with other pharmaceutical drugs. The yew industry is highly regulated in the PRC because the Northeast yew tree is considered an endangered species.

For the years ended December 31, 2011 and 2010 and for the periods ended March 31, 2012 and 2011, we operated in three reportable business segments: (1) the sale of raw yew materials for the production of TCM; (2) the sale of yew trees and (3) the manufacture and sale of handicrafts, including furniture, made of yew timber. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of our operations are conducted in the PRC. We are located in Harbin, Heilongjiang Province, China.

For the three months ended March 31, 2012, revenues from the sale of TCM raw materials represented approximately 47.7% of consolidated revenue (including 10.2% of consolidated revenues to related parties); sale of yew trees represented approximately 50.4% of consolidated revenue; and the sale of handicrafts represented approximately 1.9% of consolidated revenue (including 0.1% of consolidated revenues to related parties).

For the three months ended March 31, 2011, revenues from the sale of TCM raw materials represented approximately 47.2% of consolidated revenue (including 36.9% of consolidated revenues to related parties); sale of yew trees represented approximately 52.0% of consolidated revenue; and the sale of handicrafts represented approximately 0.8% of consolidated revenue.

For the year ended December 31, 2011, revenues from the sale of TCM raw materials represented approximately 58.0% of consolidated revenue (including 23.3% of consolidated revenues to related parties); sale of yew trees represented approximately 40.3% of consolidated revenue; and the sale of handicrafts represented approximately 1.7% of consolidated revenue. For the year ended December 31, 2010, revenues from the sale of TCM raw materials represented approximately 55.5% of consolidated revenue (including 25.9% of consolidated revenues to related parties); sale of yew trees represented approximately 41.6% of consolidated revenue; and the sale of handicrafts represented approximately 2.9% of consolidated revenue. We expect that sales from our TCM raw materials segment will become an increasingly important source of revenue for us.

All of our revenues were generated by HDS. Other than expenses (approximately $72,000 and $21,000 for the three months ended March 31, 2012 and 2011, respectively and approximately $153,000 and $201,000 for the year ended December 31, 2011 and 2010, respectively) incurred primarily related to meeting its reporting requirements in the U.S., YBP has no other significant business operations. At March 31, 2012, YBP has approximately $8,000 in cash and holds the 100% equity interests in its subsidiaries Yew HK and JSJ. Yew HK itself has no business operations or assets other than holding of equity interests in JSJ. JSJ has no business operations and assets with a book value of approximately $213,000, including $195,000 in cash at March 31, 2012; JSJ also holds the VIE interests in HDS through the Contractual Agreements described above. In the event we are unable to enforce the Contractual Agreements, we may not be able to exert effective control over HDS, and our ability to conduct our business may be materially and adversely affected. If the applicable PRC authorities invalidate our Contractual Agreements for violation of PRC laws, rules and regulations, in such an event, we would lose control of the VIE resulting in its deconsolidation in financial reporting and severe loss in our market valuation.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Variable interest entities

Pursuant to ASC Topic 810 and related subtopics related to the consolidation of variable interest entities, we are required to include in our consolidated financial statements the financial statements of variable interest entities (“VIEs”). The accounting standards require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity. HDS is considered a VIE, and we are the primary beneficiary. We entered into agreements with the HDS pursuant to which we shall receive 100% of HDS’s net income. In accordance with these agreements, HDS shall pay consulting fees equal to 100% of its net income to our wholly-owned subsidiary, JSJ and JSJ shall supply the technology and administrative services needed to service the HDS.

The accounts of HDS are consolidated in the accompanying financial statements. As VIEs, HDS’ sales are included in our total sales, its income from operations is consolidated with ours, and our net income includes all of HDS’ net income, and their assets and liabilities are included in our consolidated balance sheets. The VIEs do not have any non-controlling interest and, accordingly, we did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in HDS that require consolidation of HDS’ financial statements with our financial statements.

As required by ASC 810-10, we perform a qualitative assessment to determine whether we are the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The significant terms of the agreements between us and HDS are discussed above in the “Corporate Structure and Recapitalization – Second Restructure” section. Our assessment on the involvement with HDS reveals that we have the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ, our wholly own subsidiary, is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, we are deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in our consolidated financial statements for financial reporting purposes.

Accordingly, as a VIE, HDS’s sales are included in our total sales, its income from operations is consolidated with our income from operations and our net income includes all of HDS’s net income. All the equity (net assets) and profits (losses) of HDS are attributed to us. Therefore, no non-controlling interest in HDS is presented in the Company’s consolidated financial statements. As we do not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of ours.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, our historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby our assets and liabilities are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with our results of operations being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

Inventories

Inventories, consisting of raw materials, work in process, Yew seedlings and finished goods related to the Company’s Yew products are stated at the lower of cost or market value utilizing the weighted average method. Raw materials primarily include Yew wood used in the production of Yew products such as furniture, ornaments, and other products containing Yew wood. Finished goods, consisting of Yew products include direct materials, direct labor and an appropriate proportion of overhead.

We estimate the amount of the excess inventories by comparing inventory on hand with the estimated sales that can be sold within our normal operating cycle of one year. Any inventory in excess of our current requirements based on historical and anticipated levels of sales is classified as long-term on our consolidated balance sheets. Our classification of long-term inventory requires us to estimate the portion of inventory that can be realized over the next 12 months.

To estimate the amount of slow-moving or obsolete inventories, we analyze movement of our products, monitor competing products and technologies and evaluate acceptance of our products. Periodically, we will identify inventories that cannot be sold at all or can only be sold at deeply discounted prices. An allowance may be established if management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record reserves for the difference between the carrying cost and the estimated market value.

Our handicraft and yew furniture products are hand-made by traditional Chinese artisans and many are one-of-a-kind pieces that do not decrease in market value. Much of the furniture that we produce is reproductions of popular Ming and Qing Dynasty style antique furnishings with high collection value; therefore, we believe the market value will increase from time to time. Currently, we have an adequate supply rare Northeast yew timber on hand for approximately five years’ worth of production. Northeast yew trees are considered an endangered species with a relatively slow growing nature, and are officially protected in the PRC. Because of the scarcity of Northeast yew timber supply the cost to acquire new inventory of yew timber is rising. We had minimal manufacturing activities and minimal sales of exclusive and expensive handicraft and yew furniture in 2010 and 2011 and accordingly, the yew timber and certain handicrafts and yew furniture pieces are considered slow-moving. In 2010 and 2011, we concentrated on the sale of our TCM products and did not actively market our handicraft products. In August 2012, we began to increase our marketing efforts for our handicraft products. Historically, we have never sold our handicraft products below cost and we believe the current selling price which is higher than historical cost can be obtained. Additionally, we believe that we are one of only a few companies in the PRC to have received approval for the manufacture of items made from yew timber. In short, we may have difficulties finding reasonable cost Northeast yew timber suppliers if the handicraft finished goods sell out due to our market development activities.

In connection with the inventory of our Northeast yew timber, in February 2012, we engaged a third party independent appraiser and they prepared a report which indicated that the current fair value of such timber is greater than our historical cost. The appraiser was comprised of several forestry experts and approved by the Price Authentication Center of Heilongjiang Province of China, a provincial government institute.

Based on factors above, at March 31, 2012, December 31, 2011 and 2010, we did not provide any inventory allowance and reserve.

In accordance with Accounting Standards Codification (“ASC”) 905, “Agriculture”, our costs of growing Yew seedlings are accumulated until the time of harvest and are reported at the lower of cost or market.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. The estimated useful lives are as follows:

Building	15 years
Machinery and equipment	10 years
Office equipment	3 years
Leasehold improvement	5 years
Motor vehicles	4 years

Land and yew forest use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. We have recorded the amounts paid to the PRC government to acquire long-term interests to utilize land and Yew forests as land and Yew forest use rights. This type of arrangement is common for the use of land in the PRC. Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to manufacture our products. We amortize these land and yew forest use rights over the term of the respective land and Yew forest use right, which ranges from 45 to 50 years. The lease agreements do not have any renewal option and we have no further obligations to the lessor. We record the amortization of these land and forest use rights as part of our cost of goods sold.

Revenue recognition

We generate our revenue from sales of yew seedling products, sales of yew raw materials for medical applications, and sales of yew craft products. Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured, and no significant obligations remain.

Income taxes

We are governed by the Income Tax Law of the PRC, Hong Kong and the United States. We account for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

We apply the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to our liability for income taxes. Any such adjustment could be material to our results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. Currently, we have no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Stock-based compensation

Stock based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award. The Accounting Standards Codification also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the period of services or the vesting period, whichever is applicable. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recent accounting pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

Currency exchange rates

Our functional currency is the U.S. dollar, and the functional currency of our operating subsidiaries and VIEs is the RMB. All of our sales are denominated in RMB. As a result, changes in the relative values of U.S. dollars and RMB affect our reported levels of revenues and profitability as the results of our operations are translated into U.S. dollars for reporting purposes. In particular, fluctuations in currency exchange rates could have a significant impact on our financial stability due to a mismatch among various foreign currency-denominated sales and costs. Fluctuations in exchange rates between the U.S. dollar and RMB affect our gross and net profit margins and could result in foreign exchange and operating losses.

Our exposure to foreign exchange risk primarily relates to currency gains or losses resulting from timing differences between signing of sales contracts and settling of these contracts. Furthermore, we translate monetary assets and liabilities denominated in other currencies into RMB, the functional currency of our operating subsidiaries. Our results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in our statement of shareholders’ equity. We have not used any forward contracts, currency options or borrowings to hedge our exposure to foreign currency exchange risk. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our financial statements are expressed in U.S. dollars, which is the functional currency of our parent company. The functional currency of our operating subsidiaries and affiliates is RMB. To the extent we hold assets denominated in U.S. dollars, any appreciation of the RMB against the U.S. dollar could result in a charge in our statement of operations and a reduction in the value of our U.S. dollar denominated assets. On the other hand, a decline in the value of RMB against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results.

Recently Enacted Jobs Act

We qualify as an “emerging growth company” under the recently enacted JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, among other things, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;”

•	obtain shareholder approval of any golden parachute payments not previously approved; and

•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Until such time, however, because the JOBS Act has only recently been enacted, we cannot predict whether investors will find our stock less attractive because of the more limited disclosure requirements that we may be entitled to follow and other exemptions on which we are relying while we are an “emerging growth company”. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the periods indicated, in dollars. The discussion following the table is based on these results.

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010
Revenues – third parties	$1,394,517	$912,680	$4,564,426	$3,789,181
Revenues – related party	159,828	532,674	1,396,613	1,338,871

Total revenues	1,554,345	1,445,354	5,961,039	5,128,052

Cost of revenues - third parties	281,577	180,882	741,508	1,178,382
Cost of revenues - related party	26,451	147,363	384,457	459,681

Total cost of revenues	308,028	328,245	1,125,965	1,638,063

Gross profit	1,246,317	1,117,109	4,835,074	3,489,989
Operating expenses	219,598	152,342	788,408	909,296

Income from operations	1,026,719	964,767	4,046,666	2,580,693
Other income (expenses)	79	(9,767)	(6,355)	5,267

Net income	1,026,798	955,000	4,040,311	2,585,960
Other comprehensive income:
Unrealized foreign currency translation gain	145,905	130,476	778,392	463,826

Comprehensive income	$1,172,703	$1,085,476	$4,818,703	$3,049,786

Year Ended December 31, 2011 (“Fiscal 2011”) Compared to Year Ended December 31, 2010 (“Fiscal 2010”) and the Three Months March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues

Year ended December 31, 2011 compared to Year ended December 31, 2010

For fiscal 2011, we had total revenues of $5,961,039, as compared to $5,128,052 for fiscal 2010, an increase of $832,987 or 16.2%. In fiscal 2011, the increase in total revenue was attributable to the increase in revenue from our TCM raw material segment for which we began to produce and sell in June 2010 and the increase in revenue from the sale of yew trees, offset by the decrease in revenue from the sale of handicrafts, and is summarized as follows:

	Fiscal 2011	Fiscal 2010	Increase (Decrease)	Percentage Change
TCM raw materials	$3,458,093	$2,845,067	$613,026	21.5%
Yew trees	2,400,245	2,131,445	268,800	12.6%
Handicrafts	102,701	151,540	(48,839)	(32.2)%

Total	$5,961,039	$5,128,052	$832,987	16.2%

TCM raw materials

During fiscal 2011, we sold 21,170 kilogram of TCM raw materials as compared to 18,350 kilogram of TCM raw materials during fiscal 2010, a 15.4% increase in sales volume with minimal change in our average unit selling price. The increase in sales volume was primarily attributable to increased sales efforts and customer demand in fiscal 2011.

In February 2010, we began selling yew branches and leaves that are used in the production of traditional Chinese medicine. On January 9, 2010, we entered into the Development Agreement with Yew Pharmaceutical, a related party, for the development, production and sale of yew-based TCM. Pursuant to the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical. Yew Pharmaceutical manufactures TCM at its own facilities in Harbin in accordance with the requirements of HFDA. Yew Pharmaceutical is also responsible for producing the finished product in accordance with the requirements of good manufacturing practices (“GMP”). In this regard, Yew Pharmaceutical received a GMP certificate in November 2009, and has filed all applications with, and obtained all approvals from, the HFDA. In fiscal 2011 and fiscal 2010, pursuant to the Development Agreement, we had revenue of $1,391,826 and $1,326,203, respectively, from the sale of TCM raw materials to Yew Pharmaceutical. Additionally, in fiscal 2011 and fiscal 2010, revenue from the sale of TCM raw materials to third parties amounted to $2,066,267 and $1,518,864, respectively. Sales volume is summarized as follows:

	Years Ended December 31,
	2011	2010
Sales volume – third parties (kg)	12,160	9,360
Sales volume – related party (kg)	9,010	8,990

Total sales volume	21,170	18,350

Yew trees

During fiscal 2011, we sold approximately 383,000 pieces of yew seedlings and trees as compared to approximately 953,000 pieces of yew seedlings and trees in fiscal 2010, a decrease in volume of 59.8%. The majority of the decrease in sales volume was due to an approximately 647,000 decrease in units sold for our least mature 2009 seedling product. However, we experienced an increase in the average unit selling price of yew trees of 167.4% for fiscal 2011 as compared to fiscal 2010. The increase in our average unit selling price for yew trees was primarily attributable to the different sales revenue mix with varying unit selling price. The selling price of yew trees is dependent on the age, size and variety of the seedling or tree. For example, smaller, less developed yew seedlings or trees sell for less than more mature seedlings or trees. As we had more mature seedlings and trees sold in 2011, the average unit selling price increased in 2011 accordingly.

Handicrafts

During fiscal 2011 and 2010, revenue from the sale of handicrafts made from yew timber amounted to $102,701 and $151,540, including sales to a related party of $4,787 and $12,668, respectively, a decrease of $48,839 or 32.2%.

The decrease in revenue from the sale of handicrafts was primarily attributable to the downturn in antique furniture and handicrafts market reflecting the overall impact of international economy environment, especially for higher priced items such as desks and high-end furniture, and our lack of marketing efforts. In August 2012, we began to increase our marketing efforts in this operating segment.

Three months ended March 3, 2012 compared to three months ended March 31, 2011

For the three months ended March 31, 2012, we had total revenues of $1,554,345, as compared to $1,445,354 for the three months ended March 31, 2011, an increase of $108,991 or 7.5%. In the first quarter of 2012, the increase in total revenue was attributable to the increase in revenue from the sale of TCM raw materials and the increase in revenue from the sale of yew trees and the increase in revenue from the sale of handicrafts, and was summarized as follows:

	Three Months Ended March 31,		Increase (Decrease)	Percentage Change
	2012	2011
TCM raw materials	$741,283	$682,915	$58,368	8.5%
Yew trees	783,521	751,336	32,185	4.3%
Handicrafts	29,541	11,103	18,438	166.1%

Total	$1,554,345	$1,445,354	$108,991	7.5%

TCM raw materials

During the first quarter of 2012, we sold 4,350 kilogram of TCM raw materials as compared to 4,410 kilogram of TCM raw materials during the first quarter of 2011, a 1.4% decrease in sales volume due to the normal business fluctuation, with a 5.5% increase in our average unit selling price. The increase in our average unit selling price was attributable to the increase in the percentage of total TCM raw materials sales made to our third party customers. We sold TCM raw materials to Yew Pharmaceutical, a related party company at a fixed price of RMB 1,000,000 (approximately $158,000) per metric ton pursuant to the Development Agreement while we sold TCM raw materials to other third-party customers at a price of RMB 1,100,000 (approximately $174,000) per metric ton. For the three months ended March 31, 2012 and 2011, pursuant to the Development Agreement, we had revenue of $158,225 and $532,674, respectively, from the sale of TCM raw materials to Yew Pharmaceutical. Additionally, for the three months ended March 31, 2012 and 2011, revenue from the sale of TCM raw materials to third parties amounted to $583,058 and $150,241, respectively. Sales volume is summarized as follows:

	Three Months Ended March 31,
	2012	2011
Sales volume – third parties (kg)	3,350	900
Sales volume – related party (kg)	1,000	3,510

Total sales volume	4,350	4,410

Yew trees

During the three months ended March 31, 2012, we sold approximately 97,000 pieces of yew seedlings and trees as compared to approximately 160,000 pieces of yew seedlings and trees in the three months ended March 31, 2011, a decrease in volume of 39.7%. However, we saw an increase in the average unit selling price of yew trees of 66.0% for the first quarter of 2012 as compared to the first quarter of 2011. The increase in our average unit selling price for yew trees was primarily attributable to the different sales revenue mix with varying unit selling price. The selling price of yew trees is dependent on the age, size and variety of the seedling or tree. For example, smaller, less developed yew seedlings or trees sell for less than more mature seedlings or trees. We sold more matured and larger yew seedlings as a percentage of total Yew tree sales during the three months ended March 31, 2012 as compared to the three months ended March 31, 2011.

Handicrafts

During the three months ended March 31, 2012 and 2011, revenue from the sale of handicrafts made from yew timber amounted to $29,541 and $11,103, including sales to a related party of $1,603 and $0, respectively, an increase of $18,438 or 166.1%. The increase in revenue from the sale of handicrafts was primarily attributable to the increased sales effort. In August 2012, we began to increase our marketing efforts in this operating segment.

Cost of Revenues

Year ended December 31, 2011 compared to year ended December 31, 2010

For fiscal 2011, cost of revenues amounted to $1,125,965 as compared to $1,638,063 for fiscal 2010, a decrease of $512,098 or 31.3%. Our cost of revenues principally consists of the cost of raw materials such as wood plates and yews, amortization of land and yew forest use rights, labor, utilities, manufacturing costs, manufacturing related depreciation, machinery maintenance costs, purchasing and receiving costs, inspection costs, and other fixed costs. For fiscal 2011, cost of revenues accounted for 18.9% of total revenues compared to 31.9% of total revenues for fiscal 2010.

Cost of revenues by product categories were as follows:

	2011	2010	Decrease	Percentage Change
TCM raw materials	$897,154	$924,547	$(27,393)	(3.0)%
Yew trees	172,460	633,027	(460,567)	(72.8)%
Handicrafts	56,351	80,489	(24,138)	(30.0)%

Total	$1,125,965	$1,638,063	$(512,098)	(31.3)%

The decrease in our cost of revenues in the TCM raw material segment in fiscal 2011 as compared to fiscal 2010 was primarily attributable to improved operational efficiencies in fiscal 2011.

The decrease in our cost of revenues in the Yew trees segments in fiscal 2011 as compared to fiscal 2010 was attributable to the less number of yew trees sold in 2011 and the cost of cultivating yew trees being less in 2011. We sold approximately 383,000 pieces of yew seedlings and trees as compared to approximately 953,000 pieces of yew seedlings and trees in fiscal 2010. The average cost per yew tree was approximately $0.45 in 2011 as compared to $0.66 per yew tree in 2010. As a result of improved operational efficiencies, we were able to reduce our cost per yew tree in 2011.

The decrease in our cost of revenues in the Handicrafts segments in fiscal 2011 as compared to fiscal 210 was due to the decrease in revenue generated from the sale of handicrafts.

Three months ended March 3, 2012 compared to three months ended March 31, 2011

For the three months ended March 31, 2012, cost of revenues amounted to $308,028 as compared to $328,245 for the three months ended March 31, 2011, a decrease of $20,217 or 6.2%. Our cost of revenues principally consists of the cost of TCM raw materials such as wood plates and yews, amortization of land and yew forest use rights, labor, utilities, manufacturing costs, manufacturing related depreciation, machinery maintenance costs, purchasing and receiving costs, inspection costs, and other fixed costs. For the three months ended March 31, 2012, cost of revenues accounted for 19.8% of total revenues compared to 22.7% of total revenues for the three months ended March 31, 2011.

Cost of revenues by product categories were as follows:

	2012	2011	Increase (Decrease)	Percentage Change
TCM raw materials	$111,301	$185,149	$(73,848)	(39.9)%
Yew trees	180,795	139,523	41,272	29.6%
Handicrafts	15,932	3,573	12,359	345.9%

Total	$308,028	$328,245	$(20,217)	(6.2)%

The decrease in our cost of revenues in the TCM raw material segment for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 was primarily attributable to improved operational efficiencies in 2012.

The increase in our cost of revenues in the Yew trees segments for the three months ended March 31, 2012 to the three months ended March 31, 2011 was attributable to the increased the cost of cultivating yew trees in 2012 and more mature yew trees with higher costs being sold in 2012.

The decrease in our cost of revenues in the Handicrafts segments for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 was due to the increase in revenue generated from the sale of handicrafts and different product mix sold.

Gross Profit

Year ended December 31, 2011 compared to year ended December 31, 2010

For fiscal 2011, gross profit was $4,835,074 as compared to $3,489,989 for fiscal 2010, representing gross margins of 81.1% and 68.1%, respectively. Gross profit margins by product categories were as follows:

	2011	2010	Increase (Decrease)
TCM raw materials	74.1%	67.5%	6.6%
Yew trees	92.8%	70.3%	22.5%
Handicrafts	45.1%	46.9%	(1.8)%

Total	81.1%	68.1%	13.0%

The increase in our gross margin percentage related to the sale of TCM raw materials was primarily attributable operational efficiencies from the increase in our production in fiscal 2011 as compared to fiscal 2010.

The increase in our gross margin percentage related to the sale of yew trees for fiscal 2011 as compared to fiscal 2010 was because we had more mature yew seedlings and trees sold in 2011 and we had higher profit margin on those more mature yew tree products. As a result, we saw an increase in our average unit selling price and higher overall gross margin in our yew tree segment.

The decrease in our gross margin percentage related to the sale of handicrafts for fiscal 2011 as compared to fiscal 2010 was mainly due to the different sales revenue mix with different gross profit margin. During fiscal 2011, we sold more handicrafts with lower profit margin, which contributed to the decrease in gross profit margin.

Three months ended March 3, 2012 compared to three months ended March 31, 2011

For the three months ended March 31, 2012, gross profit was $1,246,317 as compared to $1,117,109 for the three months ended March 31, 2011, representing gross margins of 80.2% and 77.3%, respectively. Gross profit margins by product categories were as follows:

	2012	2011	Increase (Decrease)
TCM raw materials	85.0%	72.9%	12.1%
Yew trees	76.9%	81.4%	(4.5)%
Handicrafts	46.1%	67.8%	(21.7)%

Total	80.2%	77.3%	2.9%

The increase in our gross margin percentage related to the sale of TCM raw materials was primarily attributable to the operational efficiency improvements as we have had longer operation experience in the TCM raw materials segment in the first quarter of 2012 as compared to the first quarter of 2011.

The decrease in our gross margin percentage related to the sale of yew trees for the first quarter of 2012 as compared to the first quarter of 2011 was primarily attributable to the different sales revenue mix with different gross profit margin. During the first quarter of 2012, we sold more yew trees with lower gross profit margin, which contributed to the decrease in our gross profit margin.

The decrease in our gross margin percentage related to the sale of handicrafts for the first quarter of 2012 as compared to the first quarter of 2011 was mainly due to the different sales revenue mix with different gross profit margin. During the first quarter of 2012, we sold more handicrafts with lower profit margin, which contributed to the decrease in gross profit margin.

Selling Expenses

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
Salary and related benefit	$3,742	$1,125	$12,865	$2,672
Advertising	—	5,403	8,604	2,571
Shipping and handling	201	3,338	16,166	11,316
Other	1,944	10,494	16,958	13,858

Total	$5,887	$20,360	$54,593	$30,417

For fiscal 2011, selling expenses were $54,593 as compared to $30,417 for fiscal 2010, an increase of $24,176 or 79.5%. Selling expenses consisted of the following:

•	For fiscal 2011, salary and related benefit increase by $10,193 which was primarily attributable to an increase in salaries paid to our sales staff due to the expansion in our sales team.

•	For fiscal 2011, advertising expenses increase by $6,033 in order to enhance our visibility.

•	For fiscal 2011, shipping and handling expenses increased by $4,850 due to the increase in our revenue and sales activities.

•	For fiscal 2011, other expenses increased by $3100 primarily due to the increase in travel and entertainment expenses.

Three months ended March 3, 2012 compared to three months ended March 31, 2011

For the three months ended March 31, 2012, selling expenses were $5,887 as compared to $20,360 for the three months ended March 31, 2011, a decrease of $14,473 or 71.1%. Selling expenses consisted of the following:

•

For the three months ended March 31, 2012, salary and related benefit increased by $2,617 which was primarily attributable to an increase in salaries paid to our sales staffs due to the expansion in our sales team.

•	For the three months ended March 31, 2012, we did not incur any advertising expenses while we recorded advertising expenses of $5,403 in the three months ended March 31, 2011.

•

For the three months ended March 31, 2012, shipping and handling expenses decreased by $3,137. In the first quarter of 2012, majority of the shipping fee was either paid directly by our customers or reimbursed to us by our customers, while, in the first quarter of 2011, shipping fee was paid by us.

•

For the three months ended March 31, 2012, other miscellaneous selling expenses decreased by $8,550 which was primarily attributable to the decrease in materials expenditure related to selling activities.

General and Administrative Expenses

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
Compensation and related benefits	$47,322	$29,557	$173,571	$76,584
Depreciation	43,415	36,780	154,266	133,861
Travel and entertainment	19,826	25,523	86,408	80,679
Professional fees	69,704	17,237	195,044	453,642
Research and development	—	1,685	16,048	24,404
Other	33,444	21,200	108,478	109,709

Total	$213,711	$131,982	$733,815	$878,879

Year ended December 31, 2011 compared to year ended December 31, 2010

For fiscal 2011, general and administrative expenses amounted to $733,815 as compared to $878,879 for fiscal 2010, a decrease of $145,064 or 16.5%. General and administrative expenses consisted of the following:

•

For fiscal 2011, compensation and related benefits increased by $96,987 or 126.6%. The increase was primarily attributable to the increase in salaries paid to our management resulting from the expansion of our business in China. Additionally, during fiscal 2011 we hired our chief financial officer and other administrative staffs in connection with becoming a public company.

•	For fiscal 2011, depreciation increased by $20,405 or 15.2%. The increase was mainly attributable to an increase in depreciable assets.

•

Professional fees consisted of legal, accounting and other fees associated with preparing to be a public company. For fiscal 2011, professional fees decreased by $258,598 or 57.0% as compared to fiscal 2010. The decrease was primarily attributable to a decrease in legal fees of approximately $89,000, a decrease in accounting fees of approximately $93,000 and a decrease in consulting fees of approximately $77,000 related to our efforts to prepare to become a publicly listed company in the United States.

•	For fiscal 2011, research and development expenses decreased by $8,356 or 34.2%. The decrease was because we had less research and development activities incurred.

•	Travel and entertainment and other expenses remained materially consistent in fiscal 2011 as compared to fiscal 2010.

Three months ended March 3, 2012 compared to three months ended March 31, 2011

For the three months ended March 31, 2012, general and administrative expenses amounted to $213,711 as compared to $131,982 for the three months ended March 31, 2011, an increase of $81,729 or 61.9%. General and administrative expenses consisted of the following:

•

For the three months ended March 31, 2012, compensation and related benefits increased by $17,765 or 60.1%. The increase was primarily attributable to the increase in salaries paid to our management resulting from the expansion of our business in China and the increase in salaries paid to our executives and other administrative staffs in connection with becoming a public company.

•	For the three months ended March 31, 2012, depreciation increased by $6,635 or 18.0%. The increase was mainly attributable to an increase in depreciable assets.

•

For the three months ended March 31, 2012, travel and entertainment decreased by $5,697 or 22.3%. The decrease was mainly attributable to a decrease in travel expense of approximately $5,000 and a decrease in entertainment expense of approximately $1,000 as a result of the better corporate spending control.

•

Professional fees consisted legal, accounting and other fees associated with preparing to be a public company. For the three months ended March 31, 2012, professional fees increased by $52,467 or 304.4% as compared to the three months ended March 31, 2011. The increase was primarily attributable to the increase in legal and accounting fees of approximately $52,000 related to our efforts in the preparations of becoming a publicly listed company in the United States.

•

For the three months ended March 31, 2012, other general and administrative expense increased by 12,244 or 57.8% as compared to the three months ended March 31, 2011. The increase was mainly attributable to an increase in vehicle expense of approximately $7,000 and an increase in rent expense of approximately $5,000 due to the expansion of our business.

Income from Operations

For fiscal 2011, income from operations was $4,046,666 as compared to $2,580,693 for fiscal 2010, an increase of $1,465,973 or 56.8%.

For the three months ended March 31, 2012, income from operations was $1,026,719 as compared to $964,767 for the three months ended March 31, 2011, an increase of $61,952 or 6.4%.

Other Income (Expenses)

For fiscal 2011, total other expenses amounted to $6,355 as compared to total other income of $5,267 for fiscal 2010. The change in total other (expenses) income was primarily attributable to a loss on fixed asset disposals of $8,998 during fiscal 2011.

For the three months ended March 31, 2012, total other income amounted to $79 as compared to total other expenses of $9,767 for the three months ended March 31, 2011. The change in total other income (expenses) was primarily attributable to:

•	For the three months ended March 31, 2012, interest income amounted to $79 as compared to interest income of $1,079 for the three months ended March 31, 2011.

•	For the three months ended March 31, 2012, other expense amounted to $0 as compared to other expense of $10,846 for the three months ended March 31, 2011.

Net Income

As a result of the factors described above, our net income was $4,040,311, or $0.10 per basic share and $0.08 per diluted share for fiscal 2011, as compared to $2,585,960, or $0.06 per basic share and $0.05 per diluted share for fiscal 2010. Our net income was $1,026,798 or $0.03 per share (basic and diluted) for the three months ended March 31, 2012 as compared to $955,000 or $0.02 per share (basic and diluted) for the three months ended March 31, 2011.

Foreign Currency Translation Adjustment

For fiscal 2011, we reported an unrealized gain on foreign currency translation of $778,392 as compared to $463,826 for fiscal 2010. The change reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items. As described elsewhere herein, the functional currency of our operating subsidiary, JSJ, and our VIE, HDS, is the RMB. The accompanying consolidated financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses. Net gains resulting from foreign exchange transactions, if any, are included in the consolidated statements of income.

For the three months ended March 31, 2012, we reported an unrealized gain on foreign currency translation of $145,905 as compared to $130,476 for the three months ended March 31, 2011. The change reflects the effect of the value of the U.S. dollar in relation to RMB. These gains are non-cash items. As described elsewhere herein, the functional currency of our operating subsidiary, JSJ, and our VIE, HDS, is the RMB. The accompanying consolidated financial statements have been translated and presented in U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for net revenues, costs, and expenses. Net gains resulting from foreign exchange transactions, if any, are included in the consolidated statements of income.

Comprehensive Income

For fiscal 2011, comprehensive income of $4,818,703 was derived from the sum of our net income of $4,040,311 plus a foreign currency translation gain of $778,392. For fiscal 2010, comprehensive income of $3,049,786 was derived from the sum of our net income of $2,585,960 plus a foreign currency translation gain of $463,826.

For the three months ended March 31, 2012, comprehensive income of $1,172,703 was derived from the sum of our net income of $1,026,798 plus a foreign currency translation gain of $145,905. For the three months ended March 31, 2011, comprehensive income of $1,085,476 was derived from the sum of our net income of $955,000 plus a foreign currency translation gain of $130,476.

Segment Operations

For the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012 and 2011, we operated in three reportable business segments: (1) the sale of raw yew materials for the production of TCM; (2) yew trees; and (3) handicrafts. Our reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of our operations are conducted in the PRC.

Information with respect to these reportable business segments for the years ended December 31, 2011 and 2010 is as follows:

Year Ended December 31, 2011

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$2,066,267	$2,400,245	$97,914	$4,564,426
Revenues - related parties	1,391,826	—	4,787	1,396,613

Total Revenue	3,458,093	2,400,245	102,701	5,961,039
Cost of sales	515,323	172,460	53,724	741,508
Cost of sales - related parties	381,831	—	2,627	384,457

Total Cost of sales	897,154	172,460	56,351	1,125,965

Year Ended December 31, 2010

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$1,518,864	$2,131,445	$138,872	$3,789,181
Revenues - related parties	1,326,203	—	12,668	1,338,871

Total Revenue	2,845,067	2,131,445	151,540	5,128,052
Cost of sales	471,595	633,027	73,761	1,178,383
Cost of sales - related parties	452,952	—	6,728	459,680

Total Cost of sales	924,547	633,027	80,489	1,638,063

Information with respect to these reportable business segments for the three months ended March 31, 2012 and 2011 is as follows:

Three Months Ended March 31, 2012

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$583,058	$783,521	$27,938	$1,394,517
Revenues - related parties	158,225	—	1,603	159,828

Total Revenue	741,283	783,521	29,541	1,554,345
Cost of sales	85,715	180,795	15,067	281,577
Cost of sales - related parties	25,586	—	865	26,451

Total Cost of sales	111,301	180,795	15,932	308,028

Three Months Ended March 31 2011

	TCM raw materials	Yew trees	Handicrafts	Total
Revenues	$150,241	$751,336	$11,103	$912,680
Revenues - related parties	532,674	—	—	532,674

Total revenue	682,915	751,336	11,103	1,445,354
Cost of sales	37,786	139,523	3,573	180,882
Cost of sales - related parties	147,363	—	—	147,363

Total cost of sales	185,149	139,523	3,573	328,245

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At March 31, 2012 and December 31, 2011, we had cash balances of $1,118,991 and $732,371, respectively. These funds are primarily located in various financial institutions located in China. Our primary uses of cash have been for the purchase of yew trees and land use rights and yew forest assets. Additionally, we use cash for employee compensation, and for working capital. At March 31, 2012, we have approximately $1.0 million in land and yew forest assets payable outstanding and we expect to make the payment in 2012 in full. We also plan on acquiring additional forest assets in the amount of approximately $3.2 million in 2012 and are currently in the process of negotiating the transaction. If we are able to successfully close the transaction, we will be required to make up to $1.6 million as the required installment payments in 2012. We plan on funding the forest assets acquisition from our cash provided by operating activities in 2012.

Year ended December 31, 2011 and 2010

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2010 to December 31, 2011:

			December 31, 2010 to December 31, 2011
Category	December 31, 2011	December 31, 2010	Change	Percentage Change
Current assets:
Cash	$732,371	$1,850,488	$(1,118,117)	(60.4)%
Due from related parties	—	57,131	(57,131)	(100.0)%
Inventories	710,844	972,048	(261,204)	(26.9)%
Prepaid expenses and other assets	433	2,250	(1,817)	(80.8)%
Current liabilities:
Accounts payable	1,360,611	1,810,092	(449,481)	(24.8)%
Advance from customers	—	322,151	(322,151)	(100.0)%
Accrued expenses and other payables	119,901	55,604	64,297	115.6%
Taxes payable	500	7,112	(6,612)	(93.0)%
Refundable common stock subscription	950,000	950,000	—	—
Due to related parties	266,488	141,276	125,212	88.6%
Working capital:
Total current assets	$1,443,648	$2,881,917	$(1,438,269)	(50.91)%
Total current liabilities	2,697,500	3,286,235	(588,735)	(17.9)%
Working capital deficiency	$(1,253,852)	$(404,318)	$(849,534)	(210.1)%

Our working capital deficiency increased by $436,242 to $(1,340,680) at December 31, 2011 from a working capital deficiency of $(404,318) at December 31, 2010. This increase in working capital deficiency is primarily attributable to:

•	A decrease in cash of approximately $1,118,000,

•	A decrease in inventories of approximately $347,962

•	An increase in due to related parties of approximately $125,000,

offset by

•	A decrease in accounts payable of approximately $449,000, and

•	A decrease in advances from customers of approximately $322,000.

For fiscal 2011, net cash flow provided by operating activities was $4,370,422 as compared to $7,777,324 for fiscal 2010, a decrease of $3,406,902. Because the exchange rate conversion is different for the balance sheet and the statements of cash flows, the changes in assets and liabilities reflected on the statements of cash flows is not necessarily identical with the comparable changes reflected on the balance sheets.

For fiscal 2011, net cash flow provided by operating activities of $4,370,422 was primarily attributable to:

•

net income of approximately $4,040,000 adjusted for the add-back of non-cash items, such as: depreciation of approximately $178,000, and amortization of land use rights and yew forest assets of approximately $293,000, and

•

the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in inventories of approximately $606,000, a decrease in due from related parties of approximately $26,000, and an increase in accrued expenses and other payable of approximately $62,000, offset primarily by

•	the use of cash from changes in operating assets and liabilities, such as: a decrease in accounts payable of approximately $511,000 and a decrease in advances from customers of approximately $329,000.

For fiscal 2010, net cash flow provided by operating activities of $7,777,324 was primarily attributable to:

•

net income of approximately $2,586,000 adjusted for the add-back of non-cash items, such as depreciation of approximately $158,000, amortization of land use rights and yew forest assets of approximately $48,000, stock-based compensation expense of $50,000, and

•

the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in accounts receivable of approximately $2,354,000 related to the collection of outstanding accounts receivable balances, a decrease in advance to suppliers of approximately $633,000, an increase in accounts payable of approximately $1,737,000 and an increase in advances from customers of approximately $314,000.

•	offset by the use of cash from changes in operating assets and liabilities, such as: an increase in inventories of approximately $222,000.

Net cash flow used in investing activities was $5,687,716 for fiscal 2011 as compared to net cash flow used in investing activities of $9,164,038 for fiscal 2010. During fiscal 2011, we spent approximately $192,000 on purchase of property and equipment and spent approximately $5,516,000 on purchase of land use and yew forest assets rights, offset by proceeds from disposal of property and equipment of approximately $20,000. During fiscal 2010, we spent approximately $169,000 on purchase of property and equipment and spent approximately $9,022,000 on purchase of land use and yew forest assets rights, offset by proceeds from disposal of property and equipment of approximately $27,000.

Net cash flow provided by financing activities was $88,119 for fiscal 2011 as compared to net cash flow provided by financing activities of $1,326,624 for fiscal 2010. During fiscal 2011, we received proceeds from related party advances of approximately $88,000. During fiscal 2010, we received proceeds from refundable common stock subscription of $950,000 and received proceeds from related party advances of approximately $434,000, offset by repayments made for directors’ advances of approximately $57,000.

Three months Ended March 31, 2012 and 2011

The following table sets forth information as to the principal changes in the components of our working capital from December 31, 2011 to March 31, 2012:

Category	March 31, 2012	December 31, 2011	December 31, 2011 to March 31, 2012
			Change	Percentage Change
Current assets:
Cash	$1,118,991	$732,371	$386,620	52.8%
Accounts receivable	316,221	—	316,221	100.0%
Inventories	739,105	710,844	28,261	4.0%
Prepaid expenses and other assets	4,427	433	3,994	922.4%
Current liabilities:
Accounts payable	1,017,762	1,360,611	(342,849)	(25.2)%
Accrued expenses and other payables	86,266	119,901	(33,635)	(28.1)%
Taxes payable	8,022	500	7,522	1,504.3%
Refundable common stock subscription	—	950,000	(950,000)	(100.0)%
Due to related parties	122,928	266,488	(143,560)	(53.9)%
Working capital (deficiency):
Total current assets	$2,178,744	$1,443,648	$735,096	50.92%
Total current liabilities	1,234,978	2,697,500	(1,462,522)	(54.2)%
Working capital (Deficiency)	$943,766	$(1,253,852)	$2,197,618	175.3%

Our working capital increased $2,284,376 to $943,726 at March 31, 2012 from a working capital delivery of $(1,340,610) at December 31, 2011. This increase in working capital is primarily attributable to:

•	An increase in cash of approximately $387,000,

•	An increase in accounts receivable of approximately $316,000,

•	an increase in inventories - current portion of $115,019,

•	A decrease in accounts payable of approximately $343,000,

•	A decrease in refundable common stock subscription of approximately $950,000,

•	A decrease in due to related parties of approximately $144,000.

For the three months ended March 31, 2012, net cash flow provided by operating activities was $597,512 as compared to net cash flow provided by operating activities of $1,047,859 for the three months ended March 31, 2011, a decrease of $450,347. Because the exchange rate conversion is different for the balance sheet and the statements of cash flows, the changes in assets and liabilities reflected on the statements of cash flows is not necessarily identical with the comparable changes reflected on the balance sheets.

For the three months ended March 31, 2012, net cash flow provided by operating activities of $597,512 was primarily attributable to:

•

net income of approximately $1,027,000 adjusted for the add-back of non-cash items, such as: depreciation of approximately $50,000, and amortization of land use rights and yew forest assets of approximately $86,000; and

•

the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in inventories of approximately $70,000, an increase in due to related parties of approximately $70,000;

offset primarily by

•

the use of cash from changes in operating assets and liabilities, such as: an increase in accounts receivable of approximately $316,000, a decrease in accounts payable of approximately $352,000 and a decrease in accrued expenses and other payable of approximately $31,000.

For the three months ended March 31, 2011, net cash flow provided by operating activities of $1,047,859 was primarily attributable to:

•

net income of approximately $955,000 adjusted for the add-back of non-cash items, such as depreciation of approximately $43,000, amortization of land use rights and yew forest assets of approximately $59,000; and

•	the receipt of cash from operations from changes in operating assets and liabilities, such as: a decrease in inventories of approximately $1,348,000;

offset by

•

the use of cash from changes in operating assets and liabilities, such as: a decrease in accounts payable of approximately $1,064,000 and a decrease in advances from customers of approximately $294,000.

Net cash flow used by investing activities was $0 for the three months ended March 31, 2012 as compared to net cash flow used in investing activities of $1,264,705 for the three months ended March 31, 2011. During the three months ended March 31, 2011, we spent approximately $1,000 on purchase of property and equipment and spent approximately $1,283,000 on purchase of land use and yew forest assets rights, offset by proceeds from disposal of property and equipment of approximately $19,000.

Net cash flow used in financing activities was $215,119 for the three months ended March 31, 2012 as compared to net cash flow provided by financing activities of $121,235 for the three months ended March 31, 2011. During the three months ended March 31, 2012, we made repayments to related party of approximately $215,000. During the three months ended March 31, 2011, we received proceeds from related party advances of approximately $60,000 and received proceeds from repayment from directors of approximately $61,000.

We have historically financed our operations and capital expenditures through cash flows from operations, bank loans and advances from related parties. From March 2008 to September 2009, we received approximately $2.9 million of proceeds from the sale of our common stock from investors located in PRC. All of these investors made cash payments to us in RMB to our VIE, HDS’ bank accounts in the PRC to purchase our common stocks. Except for the portion used to pay for professional and other expenses in the US, substantial portions of the proceeds we received through selling of our common stocks were retained in the PRC and used to fund our working capital. As the PRC government imposes controls on PRC companies’ ability to convert RMB into foreign currencies and the remittance of currency out of China, from time to time, in order to fund our corporate activities in the U.S., our CEO Mr. Wang advanced funds to us in the U.S. and we repaid the amount owed to him in RMB in the PRC.

It is management’s intention to expand our operations as quickly as reasonably practicable to capitalize on the demand opportunity for our products. We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations and any potential available bank borrowings. We believe that we can continue meeting our cash funding requirements for our business in this manner over the next twelve months. Majority of our funds are maintained in RMB in bank accounts in China. The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenue in the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies by complying with certain procedural requirements. However, approval from the SAFE or its local counterparts is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also, at its discretion, restrict access to foreign currencies for current account transactions. Approximately $22 million of our net assets are located in the PRC. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, and we may not be able to move funds deposited within the PRC to fund working capital requirements in the U.S. or pay dividends in foreign currencies to our shareholders.

Contractual Obligations and Off-Balance Sheet Arrangements

We have certain potential commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows. The following tables summarize our contractual obligations as of March 31, 2012, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
Contractual obligations:	Total	Less than 1 year	1-3 years	3-5 years	5+ years
Operating leases	$679,355	$34,501	$65,711	$64,066	$515,077
Land and yew forest rights (1)	970,686	970,686	—	—	—

Total	$1,650,041	$1,005,187	$65,711	$64,066	$515,077

(1)	On March 4, 2010, we entered into Land Use Right and Seedling Transfer Agreement, pursuant to which we acquired land use rights with an area of 15,865 mu and all yew trees and seedlings situated on such land, for an aggregate cost of RMB 80,152,900 (approximately $12.7 million). The purchase price was divided into three installments, each installment representing a parcel of land. As of March 31, 2012, we made payment of RMB 74,013,600 (approximately $11.7 million) and our management expects to pay off the rest of RMB 6,139,300 (approximately $1 million) in the rest of fiscal 2012.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Item 3.	Properties.

Office and Retail Space

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2011, aggregated approximately $9,830. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”. None of YBP, Yew HK or JSJ owns or rents any properties.

HDS leases office space in the Xiangfang District of Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

HDS leases approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on these premises on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

HDS leases approximately 3,886 square meters of office space in Beichuan Village from Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd. (“Pingshan”) under a 23-year lease commencing March 20, 2002 and expiring March 19, 2025. We pay rate an annual rate of RMB 25,000 for each year of the terms as follows: RMB 250,000 on or before December 31, 2012 for the first ten years of the term; RMB 125,000 on or before December 31, 2017 for the next five years of the term; and a final payment of RMB 175,000 on or before the end of the term for the remaining seven years of the term. We made the first payment covering the first ten years of rent in the amount of RMB 250,000 in February 2012.

Land Use and Similar Agreements

There is no private ownership of land in the PRC. Land is owned by the government and the government grants land use rights for specified terms. Therefore, we have entered into several long-term agreements to use land and/or cultivate yew trees on such land, as summarized in the following table:

Date of Agreement	Transferor (Lessor)	Location	Land Use Area	Term
March 21, 2004	Wuchang City Forestry Bureau	Wuchang City	1,000,000 mu	30 years
March 22, 2004	Changshan Niu	Beichuan Village, Pingshan Town	125 mu	50 years
April 4, 2004	Pingshan Town Government (Beichuan Village Committee)	Beichuan Village, Pingshan Town	400 mu(1)	50 years
March 25, 2005	ZTC	Lalin Town, Wuchang City	361 mu	30 years
January 18, 2008	Shukun Jiang and Shubao Jiang	Pinshan Dalazi Mountain	290 mu	50 years
March 4, 2010	Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.	Pingfangdian	15,865 mu	45 years

(1)	This agreement provides for 400 mu, which is the total usable area subject to the agreement. A survey completed after the agreement was entered into concluded that a total of 955 mu is covered by the agreement, to which the parties have agreed.

On March 21, 2004, we entered into the Joint Venture Agreement with the Wuchang Forestry Bureau, pursuant to which the Wuchang Forestry Bureau has given us access to 1,000,000 mu (approximately 166,667 acres) of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. The Wuchang Forestry Bureau has also granted us land to use for two nurseries, of 400 mu and 1400 mu respectively, to cultivate yew tree seedlings. Pursuant to the Joint Venture Agreement, we have permission to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Wuchang Forestry Bureau. We have not yet cultivated this land or generated any revenue under the Joint Venture Agreement.

Under an agreement dated March 22, 2004, we lease from one individual 125 mu (approximately 21 acres) of land in Beichuan Village, Pingshan Town, A’cheng City, Heilongjiang Province. We made a one-time payment to the lessor in the amount RMB 552,500 under this lease, which has a term of 50 years.

Under an agreement dated April 4, 2004, we lease from Pingshan Town Government (Beichuan Village Committee) 400 mu (approximately 67 acres) of barren hill and uncultivated land in Beichuan Village, Heilongjiang Province, for a term of 50 years. We made a one-time payment of RMB 1,003,000 under this agreement. Based on surveying undertaken jointly between HDS and the Beichuan Village Committee, we have agreed that the land subject to this agreement actually comprises 955 mu (approximately 159 acres), although only 400 mu is usable land. At the end of the 50-year term of this agreement, we will retain the right to use the land without making further payments.

Under an agreement dated March 25, 2005 with ZTC, we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035, after which term the right of land use shall be transferred to us. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi are the principal owners of ZTC. See Item 7, “Certain Relationships and Related Transactions, and Director Independence”.

Under an agreement dated January 18, 2008, we lease from two individuals approximately 290 mu (approximately 48 acres) and the building thereon, on the north side of Dabeilazi Mountain located in Pingshan Town, Heilongjiang Province. We paid RMB 2,370,000 for the use of the land, the yew trees thereon and the buildings thereon. We own the trees and buildings and lease the land. The lease has a term of 50 years. At the end of the 50-year term of this agreement, we will retain the right to use the land without making further payments.

Under an agreement dated March 4, 2010, we lease from Pingshan 15,865 mu (approximately 2,644 acres) of land in Beichuan Village, Pingshan Town, A’Cheng District, for a term of 45 years expiring on March 4, 2055, and purchased all the yews situated thereon. We are required to make total payments of RMB 80,152,900 to Pingshan. The total payment has been divided into three installments, each installment representing a parcel of land. In 2010, we made payments in two installments aggregating RMB 42,434,000 (approximately $6,300,000), for a parcel of 10,720 mu and all the yew trees and seedlings situated thereon and had a balance due of RMB 37,718,900 as of December 31, 2010, of which amount RMB 26,314,300 (approximately $4,100,000) related to the final parcel of 5,145 mu. Subsequent to December 31, 2010, we acquired the remaining 5,145 mu and made payments aggregating RMB 31,579,600 (approximately $4,700,000), leaving a balance of RMB 6,139,300 (approximately $1,000,000).

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of September 10, 2012, the number of shares of our Common Stock owned of record and beneficially by all directors, executive officers and persons who beneficially own more than 5% of the outstanding shares of Common Stock of the Company:

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Directors and Executive Officers:
Zhiguo Wang (2)(3)(5) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	24,592,212	49.18%
Guifang Qi (2)(4)(5) No.234, Gexin Street Nangang District, Harbin City People’s Republic of China	24,592,212	49.18%
Xingming Han(5) Door 3, Floor 7, Unit 2, vice No.23 Tongzhan Street Xiangfang District, Harbin City People’s Republic of China	213,300	*
Adam Wasserman 1643 Royal Grove Way Weston, FL 33327	0	0%
All Directors and Executive Officers as a group (4 persons) (5)	24,805,512	49.61%

*	less than 1%

(1)	Percentages are calculated on the basis of 50,000,000 shares of Common Stock outstanding as of September 10, 2012.
(2)	Zhiguo Wang and Guifang Qi are husband and wife.
(3)	Consists of (i) 20,103,475 shares held by Mr. Wang; (ii) 2,488,737 shares held by Madame Qi; and (iii) 2,000,000 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Mr. Wang disclaims beneficial ownership.
(4)	Consists of (i) 2,488,737 shares held by Madame Qi; (ii) 20,103,475 shares held by Mr. Wang; and (iii) 2,000,000 shares held by an immediate family member living in Mr. Wang’s and Madame Qi’s residence and as to which Madame Qi disclaims beneficial ownership.
(5)	Does not include any shares of Common Stock issuable upon the exercise of the Founders’ Options, assuming they are granted. See Item 1, “Business – Corporate Structure and Recapitalization”.

Item 5.	Directors and Executive Officers.

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Position
Zhiguo Wang	50	President, Secretary and Director
Guifang Qi	50	Treasurer and Director
Adam Wasserman	47	Chief Financial Officer
Xingming Han	47	Director

Zhiguo Wang has been the President and a director of YBP since the company was incorporated in November 2007, and has been the Secretary of YBP since January 2010. Mr. Wang founded our company in 1996 and has served as Chairman of the Board and General Manager of HDS since its inception. Since August 2007, Mr. Wang has served as executive director of the China National Forest Industry Association. In January 2007, he was elected to the first board of directors by the Heilongjiang Province Pharmaceutical Professional Association. In August 2007, he was elected Executive Director of the China National Forest Industry Association. In December 2010, Mr. Wang was elected vice chairman of the Heilongjiang Province Forestry Industry Association. Mr. Wang is also involved in the management of other businesses, including Yew Pharmaceutical, Kairun and ZTC. He currently devotes approximately 71% of his time, or 120 hours per month, on average, to the Company’s business. Mr. Wang graduated from Northeast Forestry University, located in Harbin, for both his undergraduate and graduate degrees. Mr. Wang is the husband of Guifang Qi.

Guifang Qi has been the Treasurer of YBP since May 2010 and a director of YBP since December 2010. Since 1997, she has also served as Vice General Manager of HDS in charge of purchasing and suppliers. Madame Qi graduated from Mudanjiang Forestry School, located in Mudanjiang, Heilongjiang Province, where she majored in forestry. Madame Qi is the wife of Zhiguo Wang.

Adam Wasserman has been our chief financial officer since September 2011. He is chief executive officer for CFO Oncall, Inc. and CFO Oncall Asia, Inc. (collectively “CFO Oncall”), in which he owns 80% and 60% of such businesses, respectively. CFO Oncall provides chief financial officer services to various companies. Currently, Mr. Wasserman also serves as the Chief Financial Officer of Pershing Gold Corporation since November 2010, Oriental Dragon Corp since June 2010, Westergaard.com, Inc. since May 2011, Apps Genius Corp since January 2011 and other U.S listed public companies. Mr. Wasserman also served as Chief Financial Officer for Gold Horse International, Inc. from July 2007 to September 2011, Lotus Pharmaceuticals, Inc. from October 2006 to April 2009, Cleantech Solutions International, Inc. in 2007 and 2008, Transax Internationa Limited from May 2005 to December 2011, and other companies all under the terms of consulting agreements with CFO Oncall. Mr. Wasserman holds a Bachelor of Science from the State University of New York at Albany. He is a member of The American Institute of Certified Public Accountants, is a director, treasurer and an executive board member of Gold Coast Venture Capital Association and is a director and audit committee member of CD International Enterprises, Inc., a NASDAQ listed company, since January 2010.

Xingming Han has been a director of YBP since May 2010. From 2000 to 2009, he has also served as Vice General Manager of HDS, and since 2009 as the General Manager of HDS, in charge of manufacturing. He also served as the General Manager of Yew Pharmaceutical from 2008 to 2010. Mr. Han graduated from Harbin Architectural Engineering College in Harbin. In December 2006, he received the qualification of China Senior Business Manager.

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company, including any allegations (not subsequently reversed, suspended or vacated), permanent or temporary injunction, or any other order of any federal or state authority or self-regulatory organization, relating to activities in any phase of the securities, commodities, banking, savings and loan, or insurance businesses in connection with the purchase or sale of any security or commodity, or involving mail or wire fraud in any business. None of our directors presently serves as a director of any other public companies.

Each of our directors’ primary qualification to serve as such involves his or her extensive experience with different aspects of yew tree technology, cultivation, engineering and/or project management.

Mr. Wang is the founder of the Company, and formally educated and trained as an Engineer in Forestry and a Senior Engineer of Pharmaceutical Engineering. His specific experience, qualifications, attributes and skills that led to the conclusion that he should serve as a director of the Company include the following. From 1984 to 1995, Mr. Wang developed and created the first artificial yew forest in the world, for which he received the Second Scientific and Technological Progress Award for Heilongjiang Province in 1995. In 2002, Mr. Wang took part in, and took charge of, the research and development of Dakesu, which was a project in the scientific and technological development program of Ministry of Science and Technology under the PRC’s Tenth Five-Year Plan. In 2005, Mr. Wang took part in, and took charge of, the pre-clinical research of the new anti-cerebral ischemia marine vaccine “Maitong” which was a project of the 863 Program under the PRC’s Tenth Five-Year Plan. On January 18, 2006, this project passed the check and acceptance of the Ministry of Science and Technology. In 2006, Mr. Wang took part in, and took charge of, clinical research of the sea cucumber polysaccharide vaccine, which was also an 863 Program under the PRC’s Eleventh Five-Year Plan”. In 2006, the extract from plants of taxus species and the extracting method and the application of the extract (taxus injection solution) researched and developed by Mr. Wang received a patent issued by SIPO.

Mr. Wang has received numerous awards for his work in yew tree development, cultivation and cloning, and related fields. Among them, in 2002, he received the gold award of Century Cup in Academic Exchange Conference about China’s Entry Into WTO, High and New Pharmaceutical Technology and Chinese Traditional Medicine Development. On December 28, 2007, he was granted “Contribution Award of Guangcai Program and Land Forestation” by Ministry of Forestry, All-China Federation of Industry and Commerce and China Society for Promotion of Guangcai Program.

The specific experience, qualifications, attributes and skills that led to the conclusion that Madame Qi should serve as a director of the Company include her background as a technician in the Weihe Forestry Administration, located in Heilongjiang Province, the province where the Company’s operations are located. Additionally, Madame Qi was an integral part of an asexual cultivation and cloning technology of the yew trees project from 1984 to 1995. She was in charge of project organization and implementation, and as well as documenting the auditing and result analysis of the project, giving her specific experience in the Company’s patent technologies, in-depth knowledge of yew tree production technology and yew tree production costs controls.

The specific experience, qualifications, attributes and skills that led to the conclusion that Mr. Han should serve as a director of the Company include his education in civil engineering and prior experience at Harbin Shangzhi Yimiaonpo Construction Company (“Yimiaonpo”), where his responsibilities included engineer, vice general manager and project manager. During his tenure at Yimiaonpo, Mr. Han was in charge of overall construction project progress, project safety, and quality and cost controls. Mr. Han was responsible for establishing the national revitalizing Northeast old industrial base for breeding and industrializing yew forest for medical use project in 2005 and he successfully led the project to pass national inspections. Mr. Han has developed, organized and implemented a number of yew tree related projects at Harbin city and Heilongjiang provincial levels, which projects have passed governmental inspections.

Item 6.	Executive Compensation.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2011, 2010 and 2009. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Zhiguo Wang President, Chief Executive Officer	2011 2010 2009	15,757 11,507 9,648	— — —	— — —	— — —	— — —	— — —	— — —	15,757 11,507 9,648
Adam Wasserman (1) Chief Financial Officer	2011 2010 2009	40,000 — —	— — —	— — —	— — —	— — —	— — —	— — —	40,000 — —
Guifang Qi Treasurer, YBP and Vice General Manager, HDS	2011 2010 2009	11,586 9,146 7,894	— — —	— — —	— — —	— — —	— — —	— — —	11,586 9,146 7,894
Xingming Han General Manager, HDS	2011 2010	15,757 11,212	— —	— —	— —	— —	— —	— —	15,757 11,212
	2009	6,856	—	—	—	—	—	—	6,856
Li Zhao (2) Chief Financial Officer	2011 2010 2009	901 4,426 4,385	— — —	— — —	— — —	— — —	— — —	— — —	901 4,426 4,385
Shiyi Li (3) Chief Financial Officer	2011 2010 2009	2,188 N/A N/A	— — —	— — —	— — —	— — —	— — —	— — —	2,188 N/A N/A

(1)	Mr. Wasserman has served as CFO since September 1, 2011.
(2)	Ms. Zhao served as CFO from January 1, 2009 to March 10, 2011.
(3)	Shiyi Li served as CFO from March 10, 2011 to September 1, 2011.

Employment Agreements

We have entered into employment agreements with our Chinese executive officers in the form and with the provisions specified by the Harbin Labor and Social Security Bureau. The provisions of these agreements are not negotiable and do not vary other than providing the term, title and salary of the individual employee.

We had an employment agreement with Mr. Wang, pursuant to which he is employed in the capacity of Chief Executive Officer, for a term of three years, commencing May 9, 2009 and terminating on May 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through May 8, 2012. We entered into a new employment agreement with Mr. Wang for a three-year term, commencing May 10, 2012 and terminating on May 9, 2015. Mr. Wang’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Mr. Han, pursuant to which he is employed in the capacity of General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. His contractually-provided compensation was RMB 7,000 per month for the entire term, although management increased his salary to RMB 10,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Mr. Han for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Mr. Han’s compensation under the new agreement is RMB 10,000 per month.

We had an employment agreement with Madame Qi, pursuant to which she is employed in the capacity of Vice General Manager, for a term of three years, commencing April 9, 2009 and terminating on April 8, 2012. Her contractually-provided compensation was RMB 4,500 per month for the entire term, although management increased her salary to RMB 7,000 per month from July 2011 through April 8, 2012. We entered into a new employment agreement with Madame Qi for a three-year term, commencing April 10, 2012 and terminating on April 9, 2015. Madame Qi’s compensation under the new agreement is RMB 5,000 per month.

Effective September 1, 2011, Mr. Wasserman, through CFO Oncall Asia, Inc. entered into an agreement (the “Wasserman Agreement”) with us providing for his appointment as our Chief Financial Officer of the Company for a period of one year. Pursuant to the Wasserman Agreement, Mr. Wasserman will receive a salary of $96,000 per year, payable in equal monthly installments. Mr. Wasserman’s compensation is paid to CFO Oncall Asia, Inc., of which he serves as Chief Executive Officer and in which he is the majority shareholder.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards to any of our named executive officers.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company.

Board Compensation

Our directors do not receive compensation for serving in such capacity.

Corporate Governance

We do not have standing audit, compensation and corporate governance committees, or committees performing similar functions. We have not adopted a code of ethics. We anticipate that as we become more familiar with the obligations of U.S. public companies, we will implement appropriate corporate governance structures to comply with SEC and/or stock exchange requirements. We intend to comply with all corporate governance requirements applicable to us at this time.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Under the Development Agreement, we sell yew branches and leaves to Yew Pharmaceutical and Yew Pharmaceutical manufactures taxol-based TCM in accordance with the requirements of the HFDA. Yew Pharmaceutical produces the TCM at its own facilities in Harbin and is responsible for producing the finished product medicine in accordance with the requirements of good manufacturing practices, filing all applications and obtaining all approvals from the HFDA. Yew Pharmaceutical is also the exclusive distributor of this TCM, Zi Shan. Under the Development Agreement, Yew Pharmaceutical pays us RMB 1,000,000 per ton of raw material. This amount is below the current market rate of approximately RMB 1,100,000 per ton of raw material. Given the 10-year term of the Development Agreement and our belief that the fair market value for yew raw material will continue to rise, the difference between fair market value and the contractually-set price at which we sell yew raw material to Yew Pharmaceutical is expected to increase, especially in later years of the term of the Development Agreement. As the purchaser of raw material for the production of TCM, Yew Pharmaceutical is also the primary customer in our TCM raw materials segment and a major customer of the Company as a whole. Yew Pharmaceutical is owned directly and indirectly primarily by Mr. Wang and Madame Qi. Under the Technology Agreement we entered into with Kairun, Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees we grow and cultivate. For these services, we have agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by us. We retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without our prior written consent.

The initial term of the Technology Agreement was two years. Kairun informed us that it is taking longer than originally expected to develop the technologies and conduct the tests under the Technology Agreement. Accordingly, in February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

The principal executive offices of YBP are located at 294 Powerbilt Avenue, Las Vegas, Nevada, a property owned by the Company’s President, Zhiguo Wang, which he provides rent-free to the Company. However, we pay utilities, property insurance, real estate tax, association dues and certain other expenses on the property to third parties, which, in 2011, aggregated approximately $9,830, which we believe approximates the fair market value of rent that we would have paid for similar office space.

HDS leases office space in Xiangfang District, Harbin from the Company’s President, Zhiguo Wang, under a 15-year lease commencing January 1, 2010 and expiring December 31, 2025. We pay rent in the amount of RMB 15,000 per year. We believe that the rent is at or below market for the space we are occupying.

HDS occupies approximately 40 square meters of usable retail space in the Nangang District of Harbin from Guifang Qi, a director of the Company and the wife of Zhiguo Wang. Pursuant to a Lease Contract dated December 3, 2008, the premises were provided rent-free for the first year of the three-year lease. Beginning December 3, 2009, we paid rent in the amount of RMB 12,000 per year for the second and third years of the lease term. We entered into the current lease on this property on November 15, 2011. The term of the new three-year lease is from December 1, 2011 through December 1, 2014. We pay rent in the amount of RMB 1,300 per month (RMB 15,600 per year), payable annually on or before May 30 of each year of the term. We believe that the rent is at or below market for the space we are occupying.

Under an agreement dated March 25, 2005 with ZTC, we lease 361 mu (approximately 60 acres) of land in Lalin Town, Wuchang City, Heilongjiang Province, for nursery land used to cultivate yew stock. This agreement is for a term of 30 years expiring on March 24, 2035. Under this agreement, we pay RMB 162,450 per year, with a lump sum payment of RMB 812,250 representing the first five years of the lease on or before December 31, 2010. We made a payment in the amount of RMB 1,000,000 in March 2012. Thereafter, we are required to pay each next five years’ rent in advance. Mr. Wang and Madame Qi own approximately 39.4% and 30.7%, respectively, of ZTC.

Prior to January 1, 2011, ZTC was also the major supplier of yew seedlings that we purchased for cultivation in our business. We do not plan on making significant purchases from ZTC in the future.

We have received advanced from, and in the past we have provided advances to, certain of our directors, officers and/or related parties, as follows:

Name of Related Party	Due from related parties		Due to related parties
	2011	2010	2011	2010
Zhiguo Wang	$—	$57,131	$31,357	$—
Yew Pharmaceutical	—	—	62,847	—
ZTC	—	—	172,284	141,276

Total	$—	$57,131	$266,488	$141,276

These advances are unsecured and payable on demand.

The First Restructure and the Second Restructure involved transactions between the Company and the HDS Shareholders, who are also all of our directors and three of our executive officers. These transactions were not negotiated at arm’s length. While we have not discovered any precedent under Nevada law for a transaction like the Second Restructure, it is possible that the Second Restructure should have been approved by YBP’s shareholders because it may be viewed as having involved the sale of all or substantially all of YBP’s assets in that the stock of HDS was transferred from a wholly-owned subsidiary, JSJ, to the HDS Shareholders. However, because the Company is not yet subject to the reporting obligations of the Exchange Act, YBP was unable to issue a proxy statement to its shareholders in connection with such approval. Accordingly, once the Company is subject to the reporting obligations of the Exchange Act, it intends to seek shareholder ratification of the Second Restructure and all of the transactions contemplated and effected in connection therewith.

The terms of the Founders’ Options, which are proposed to be issued to the HDS Shareholders, have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founders’ Options, intends to seek shareholder approval of the issuance of the Founders’ Options once the Company is subject to the reporting obligations of the Exchange Act.

None of our directors is independent at this time.

Item 8.	Legal Proceedings.

There are presently no material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Common Stock is not traded on any stock exchange. We are not aware of any market activity in our Common Stock since its inception through the date of this filing. We intend to seek to have our Common Stock quoted on the OTCBB or, if this is not possible, on the “pink sheets”. As of September 10, 2012, there were approximately 983 record holders of our Common Stock.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the execution of our business model.

We have not authorized the issuance of, or issued, any securities under a retirement, pension, profit sharing, stock option or other equity compensation plans.

Item 10.	Recent Sales of Unregistered Securities.

In March 2008, YBP sold and issued 27,863,427 shares of Common Stock at $0.02 per share to 16 persons, all of whom are residents of the PRC (the “2008 Offering”). Of this amount, 18,063,427 shares of Common Stock were paid for in cash in the aggregate amount of $361,269; and 9,800,000 shares of Common Stock were subscribed but not paid for and were subsequently cancelled by YBP in May 2010.

In January 2009, YBP sold and issued 12,116,428 shares of Common Stock at $0.05 per share to 488 persons, all of whom are residents of the PRC, for gross and net proceeds in cash of $605,821.

In May 2009, YBP sold and issued 9,820,145 shares of Common Stock at $0.10 per share to 442 persons, all of whom are residents of the PRC, for gross and net proceeds in cash of $982,015.

From July 27, 2009 through September 30, 2009, YBP offered 10,000,000 shares of Common Stock at $0.10 per share to 63 persons, all but one of whom are residents of the PRC (the “2009 Summer Offering”), for gross and net proceeds in cash of $1,000,000. However, at the time of the Summer 2009 Offering, YBP did not have a sufficient number of authorized and unissued shares of Common Stock to issue such shares because the 9,800,000 shares referred to above in the 2008 Offering had not yet been cancelled. YBP retained the subscription proceeds but did not issue any of the shares of Common Stock subscribed for in the 2009 Summer Offering.

Subsequently, YBP and one person, a resident of the United States, entered into an agreement dated November 1, 2010 (the “Consultant’s Agreement”), pursuant to which that person agreed to accept 500,000 of these shares as compensation for consulting services rendered by him to the Company instead of subscribing for 2,000,000 of these shares as had been originally intended in the 2009 Summer Offering.

In March 2012, the balance of 9,500,000 shares of YBP Common Stock from the 2009 Summer Offering were the subject of a rescission offering (the “Rescission Offering”) made to the remaining 62 subscribers in the Summer 2009 Offering, all of whom are residents of the PRC. In the Rescission Offering, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock (the “Confirming Subscribers”) and no subscribers in the 2009 Summer Offering elected to rescind their subscriptions and receive a refund of their respective subscription amounts. The 500,000 shares of YBP Common Stock were issued to the consultant under the Consultant’s Agreement and the 9,500,000 shares were issued to the Confirming Subscribers.

The Company sold all of these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder.

Item 11.	Description of Registrant’s Securities to be Registered.

This description of our securities is a summary only of certain provisions contained in our Articles of Incorporation and is qualified in its entirety by reference to the complete terms contained therein.

YBP’s Articles of Incorporation authorize the Company to issue 50,000,000 shares of Common Stock. As of April 16, 2012, all 50,000,000 shares of our Common Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of Common Stock do not have cumulative or preemptive rights.

Preferred Stock

As of the date of this registration statement, we are not authorized to issue any shares of preferred stock and we have not issued any such shares.

Debt Securities

As of the date of this registration statement, we have not issued any debt securities.

Warrants

As of the date of this registration statement, we have not issued any warrants, options or other securities which are convertible into or exercisable for shares of our Common Stock or preferred stock.

Other Securities to Be Registered

We are not registering any securities other than our Common Stock in this registration statement.

Item 12.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Corporation Law (the “NCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The NCL permits a corporation to provide in its articles of incorporation or bylaws that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the NCL, the Company’s bylaws contain such provisions.

Additionally, the NCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the authority to indemnify such person against such liabilities or expenses. The Company does not currently maintain such insurance.

The Company has not entered into indemnification agreements with any of its directors and officers.

Item 13.	Financial Statements and Supplementary Data.

Set forth below is a list of our financial statements included in this registration statement on Form 10:

*	Page F-1 follows page 98 of this registration statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15.	Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this registration statement on Form 10 are listed in Item 13 and commence following page 98 of this registration statement.

(b) Exhibits.

Exhibit No.	Description

3.1*	Articles of Incorporation of Yew Bio-Pharm Group, Inc.

3.2*	Certificate of Amendment of Articles of Incorporation of Yew Bio-Pharm Group, Inc.

3.3*	Bylaws of Yew Bio-Pharm Group, Inc.

4.1*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang

4.2*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi

4.3*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Xingming Han

4.4*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Heilongjiang Ecology Stock Co. Ltd.

4.5*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Yingjun Jiang

4.6*	Supplemental Agreement to Equity Transfer Agreement dated February 23, 2010 among Mr. Wang, Madame Qi, Mr. Han, Heilongjiang Ecology Forest Co. Ltd. and Yingjun Jiang

4.7*	Debtor’s and Creditors’ Rights Transfer Agreement dated May 10, 2010 among Mr. Wang, Heilongjiang Ecology Stock Co. Ltd., Yingjun Jiang and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

4.8*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang

4.9*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi

4.10*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio- Technology Development Co., Limited and Xingming Han

4.11*	Supplemental Agreement to Equity Transfer Agreement dated February 16, 2011 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Zhiguo Wang, Guifang Qi and Xingming Han

4.12*	Exclusive Business Cooperation Agreement dated November 5, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Harbin Hongdoushan Science and Technology Development Co., Ltd.

4.13*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.14*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.15*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.16*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.17*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.18*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.19*	Power of Attorney dated November 5, 2010 – Zhiguo Wang

4.20*	Power of Attorney dated November 5, 2010 – Guifang Qi

4.21*	Power of Attorney dated November 5, 2010 – Xingming Han

10.1*	Cooperation and Development Contract of Yew (taxus) Yinpian dated January 9, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Pharmaceutical Co., Ltd.

10.2*	Technology Development Services Agreement dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.

10.3*	Technology Development Services Supplementary Agreement dated February 2, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.

10.4+*	Labor Contract effective May 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

10.5+*	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han

10.6+*	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.7+*	Engagement Agreement dated August 24, 2011 between Yew Bio-Pharm Group, Inc. and CFO On Call Asia, Inc.

10.8*	Consulting Agreement dated November 1, 2010 between Yew Bio-Pharm Group, Inc. and Richard Lo

10.9*	Joint-Stock Construct Rare Plant Northeast Yew Contract dated March 21, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Wuchang City Forestry Bureau

10.10*	Waste Forest Land Transfer Agreement dated March 22, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Chengshan Niu

10.11*	Barren Hills and Uncultivated Land Use Right Transfer Agreement dated April 4, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Pingshan Town Government

10.12*	Contract for Seedling Land dated March 25, 2005 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Technology Stock Co.

10.13*	Contract for the Transfer of Forest Land Use Right and of the Ownership of Timbers dated January 18, 2008 among Harbin Yew Science and Technology Development Co., Ltd., Shukun Jiang and Shubao Jiang

10.14*	Yew Planting Seedlings Transfer Contract dated March 4, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

10.15*	Lease Contract dated March 20, 2002 between Harbin Yew Science and Development Technology Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

10.16*	Lease Contract dated December 3, 2008 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.17*	Lease Contract dated November 15, 2011 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.18*	Lease Contract dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

10.19+*	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han

10.20+*	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.21+*	Labor Contract effective May 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

21*	List of subsidiaries

+	Management compensatory agreement
*	Previously filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 13, 2012	YEW BIO-PHARM GROUP, INC.

	By	/s/ Zhiguo Wang
	Name:	Zhiguo Wang
	Title:	President

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNTANTS

7th Floor, Nan Dao Commercial Building

359-361 Queen’s Road Central

Hong Kong

Tel : 2851 7954

Fax: 2545 4086

ALBERT WONG

B.Soc., Sc., ACA., LL.B., C.P.A.(Practicing)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Yew Bio-Pharm Group, Inc.

We have audited the accompanying consolidated balance sheets of Yew Bio-Pharm Group, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yew Bio-Pharm Group, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Albert Wong & Co.
Hong Kong, China	Albert Wong & Co.
April 16, 2012, except for Notes 2, 3 and 16 which are dated September 10, 2012	Certified Public Accountants

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010

	December 31,
	2011	2010
	(As Restated)	(As Restated)
ASSETS
CURRENT ASSETS:

Cash	$732,371	$1,850,488
Due from related parties	—	57,131
Inventories	710,844	972,048
Prepaid expenses and other assets	433	2,250

Total Current Assets	1,443,648	2,881,917

LONG-TERM ASSETS:
Inventories, net of current portion	7,508,030	7,533,189
Property and Equipment, net	784,222	771,237
Land use rights and yew forest assets, net	15,166,197	9,485,786

Total Long-term Assets	23,458,449	17,790,212

Total Assets	$24,902,097	$20,672,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,360,611	$1,810,092

Advances from customers	—	322,151
Accrued expenses and other payables	119,901	55,604
Taxes payable	500	7,112
Refundable common stock subscription	950,000	950,000
Due to related parties	266,488	141,276

Total Current Liabilities	2,697,500	3,286,235

Total Liabilities	2,697,500	3,286,235

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized; 40,500,000 shares issued and outstanding at December 31, 2011 and 2010, respectively)	40,500	40,500
Additional paid-in capital	7,208,970	7,208,970
Retained earnings	11,469,172	7,849,160
Statutory reserves	1,686,087	1,265,788
Accumulated other comprehensive income - foreign currency translation adjustment	1,799,868	1,021,476

Total Shareholders’ Equity	22,204,597	17,385,894

Total Liabilities and Shareholders’ Equity	$24,902,097	$20,672,129

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2011	2010
REVENUES:
Revenues	$4,564,426	$3,789,181
Revenue - related party	1,396,613	1,338,871

Total Revenues	5,961,039	5,128,052
COST OF REVENUES
Cost of revenues	741,508	1,178,382
Cost of revenues - related party	384,457	459,681

Total Cost of Revenues	1,125,965	1,638,063

GROSS PROFIT	4,835,074	3,489,989

OPERATING EXPENSES:
Selling	54,593	30,417
General and administrative	733,815	878,879

Total Operating Expenses	788,408	909,296

INCOME FROM OPERATIONS	4,046,666	2,580,693

OTHER INCOME (EXPENSES):
Interest income	2,643	3,588
Interest expense	—	(921)
Other income (expense)	(8,998)	2,600

Total Other Income (Expenses)	(6,355)	5,267

NET INCOME	$4,040,311	$2,585,960

COMPREHENSIVE INCOME:
OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	778,392	463,826

COMPREHENSIVE INCOME	$4,818,703	$3,049,786

NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.06

Diluted	$0.08	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	40,500,000	40,083,562

Diluted	50,000,000	49,583,562

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2011 and 2010

	Common Stock, Par Value $0.001
	Number of Shares	Amount	Additional paid-in Capital	Retained Earnings	Statutory Reserve	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2009	40,000,000	$40,000	$7,159,470	$5,547,838	$981,150	$557,650	$14,286,108
Shares issue for compensation at $0.10 per share	500,000	500	49,500	—	—	—	50,000
Adjustment to statutory reserve	—	—	—	(284,638)	284,638	—	—
Net income for the year	—	—	—	2,585,960	—	—	2,585,960
Foreign currency translation adjustment	—	—	—	—	—	463,826	463,826

Balance, December 31, 2010	40,500,000	40,500	7,208,970	7,849,160	1,265,788	1,021,476	17,385,894
Adjustment to statutory reserve	—	—	—	(420,299)	420,299	—	—
Net income for the year	—	—	—	4,040,311	—	—	4,040,311
Foreign currency translation adjustment	—	—	—	—	—	778,392	778,392

Balance, December 31, 2011	40,500,000	$40,500	$7,208,970	$11,469,172	$1,686,087	$1,799,868	$22,204,597

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,040,311	$2,585,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	178,178	157,790
Amortization of land use rights and yew forest assets	292,739	47,772
Loss on disposal of fixed assets	9,975	7,849
Common stock issued for compensation	—	50,000
Changes in operating assets and liabilities:
Accounts receivable	—	2,353,974
Accounts receivable - related party	—	59,746
Prepaid taxes	—	13,398
Inventories	606,202	(222,171)
Prepaid and other current assets	1,867	4,390
Advances to suppliers	—	633,435
Accounts payable	(511,018)	1,736,923
Accrued expenses and other payable	62,115	27,798
Due to related parties	25,867	—
Taxes payable	(6,781)	6,833
Advances from customers	(329,033)	313,627

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,370,422	7,777,324

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	19,695	26,554
Purchase of property and equipment	(191,821)	(169,086)
Purchase of land use rights and yew forest assets	(5,515,590)	(9,021,506)

NET CASH USED IN INVESTING ACTIVITIES	(5,687,716)	(9,164,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from refundable common stock subscription	—	950,000
Proceeds from related party advances	88,119	434,112
Payments of directors advances	—	(57,488)

NET CASH PROVIDED BY FINANCING ACTIVITIES	88,119	1,326,624

EFFECT OF EXCHANGE RATE ON CASH	111,058	27,489

NET DECREASE IN CASH	(1,118,117)	(32,601)
CASH - beginning of year	1,850,488	1,883,089

CASH - end of year	$732,371	$1,850,488

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$921

Income taxes	$—	$—

Non-cash investing and financing activities
Property and equipment reclassified to inventory	$—	$83,272

See notes to consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Yew Bio-Pharm Group, Inc. (individually “YBP” and collectively with its subsidiaries and affiliates, the “Company”) was incorporated under the law of the State of Nevada on November 13, 2007. At the time of its incorporation, YBP had no operations and no substantial assets.

On October 29, 2009, YBP established a wholly-owned subsidiary, Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”), a wholly-owned foreign enterprise (“WOFE)” incorporated in the People’s Republic of China (“PRC”), as part of a restructure of the Company (the “First Restructure”).

Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), a limited liability company incorporated under the laws of the PRC on August 22, 1996. Until February 23, 2010, HDS was owned by Zhiguo Wang (“Mr. Wang”) (62.81%), his wife Guifang Qi (“Ms. Qi”)(18.53%), Xingming Han (Mr. Han) (4.82%), a PRC individual named Yingjun Jiang (“Mr. Jiang”) (3.22%) and Heilongjiang Hongdoushan Ecology Forest Co., Ltd, (“HEFS”) (10.62%) (Mr. Wang, Madame Qi, Mr. Han, Mr. Jiang and HEFS are collectively referred to as the “Original Shareholders”). Mr. Wang is the President and a director of the Company. Madame Qi is the wife of Mr. Wang and an officer and director of the Company. Mr. Han is an officer and director of the Company. HEFS is owned primarily by Mr. Wang and Madame Qi.

Pursuant to the First Restructure, on February 23, 2010, the Company, through JSJ, entered into an Equity Transfer Agreement (collectively, the “First Transfer Agreements”) with each of the Original Shareholders. Pursuant to the First Transfer Agreements, the terms of which are substantially identical to each other, the Original Shareholders transferred all of their respective ownership in HDS to JSJ for an aggregate RMB 45,000,000, which amount represents the amount of the then registered capital of HDS. As a result of this transaction, HDS became a wholly-owned subsidiary of JSJ. At February 23, 2010, the Company did not have working capital to pay the Original Shareholders this amount and, accordingly, the Company recorded this amount as a liability owed to the Original Shareholders. JSJ and the Original Shareholders also entered into a Supplemental Agreement dated February 26, 2010 (the “First Supplemental Agreement”) , pursuant to which JSJ had the right to put the shares of HDS back to the Original Shareholders for the original purchase price of an aggregate RMB 45,000,000, in the event that the transaction did not close or PRC governmental approval was not received, within six months following the execution of the First Transfer Agreements.

As of February 23, 2010, Mr. Wang, Madame Qi and Mr. Han (collectively, the “HDS Shareholders”) owned approximately 41.5% of YBP’s common stock (the “Common Stock”) and no other individual shareholder owned more than 2.5% of YBP’s Common Stock. Before, during and after the First Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company and are responsible for all decisions and operations of the Company and HDS and control the assets of the Company and HDS.

On May 10, 2010, JSJ, Mr. Wang, Mr. Jiang and HEFS entered into a Debtor’s and Creditors’ Rights Agreement (the “Creditors’ Agreement”), pursuant to which Mr. Jiang and HEFS assigned their rights, including the right to be paid for the HDS shares transferred by them to JSJ, under their respective First Transfer Agreements, to Mr. Wang, and Mr. Wang assumed the obligations of Mr. Jiang and HEFS under their respective First Transfer Agreements. Before, during and after the First Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company.

In October 2010, the Company determined, in consultation with its professional advisors, that the First Restructure did not meet certain technical PRC legal requirements and that the Company would need to be further reorganized (the “Second Restructure”). Accordingly, on October 28, 2010, JSJ and each of the HDS Shareholders entered into new Equity Transfer Agreement (collectively, the “Second Transfer Agreements”), the terms of which are substantially identical to each other, pursuant to which 100% of the common stock of HDS was transferred by JSJ back to the HDS Shareholders for aggregate consideration of RMB 45,000,000. Since the consideration of RMB 45,000,000 due to the HDS Shareholders in the First Restructure had not yet been paid, pursuant to a Supplemental Agreement to the Second Equity Transfer Agreements dated February 16, 2011, the aggregate RMB 45,000,000 amount payable by the HDS Shareholders to JSJ for the return of their HDS common stock in respect of the Second Restructure, was offset against JSJ’s liability to the HDS Shareholders in the same aggregate amount in respect of the First Transfer Agreements, which amount had not yet been paid by JSJ.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

As discussed above, Mr. Jiang and HEFS had assigned to Mr. Wang their respective rights and obligations vis-a-vis JSJ resulting from the First Restructure, pursuant to the First Supplemental Agreement and the Creditors’ Agreement, since as of such time Mr. Jiang and HEFS had not yet been paid for the transfer of their interests in HDS to JSJ in the First Restructure in the amount of 3.22% and 10.62% of HDS’s equity interest, respectively. Therefore, in the Second Restructure, pursuant to the Second Transfer Agreements, JSJ transferred to Mr. Wang not only his previous shareholdings in HDS before the First Restructure (representing 62.81% of HDS’s total equity), but also an additional 13.84% of the equity in HDS as a result of Mr. Wang’s being assigned Mr. Jiang’s 3.22% equity interest in HDS and HEFS’s 10.62% equity interest in HDS.

After the foregoing transactions were completed, the HDS Shareholders then owned 100% of the shares of HDS in the following percentages:

Mr. Wang	76.65%
Madame Qi	18.53%
Mr. Han	4.82%

Pursuant to a new restructuring plan intended to ensure compliance with the PRC rules and regulations (the “Second Restructure”), on November 5, 2010, JSJ entered into a series of contractual arrangements (the “Contractual Arrangements”) with HDS and/or the HDS Shareholders as described below:

•

Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS (the “Business Cooperation Agreement”), JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary (collectively, the “Services”). Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee (the “Service Fee”) in Renminbi that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month (the “Monthly Net Income”), and (b) pay 80% of such Monthly Net Income to JSJ (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

•

Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder (individually, an “Option Agreement”), the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS (the “Equity Interest Purchase Option”) for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

•

Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement (individually, a “Pledge Agreement”), the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•

Power of Attorney. Under the Power of Attorney executed by each HDS Shareholder (each, a “Power of Attorney”), the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholders, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholders’ rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholders the legal representative, executive director, supervisor, manager and other senior management of HDS.

To the extent that the Contractual Arrangements are enforceable under PRC law, as from time to time interpreted by relevant state agencies, they constitute the valid and binding obligations of each of the parties to each such agreement.

On November 29, 2010, YBP established a wholly-owned subsidiary, Yew Bio-Pharm Holdings Limited (“Yew Bio-Pharm (HK)”), a limited liability company incorporated under the laws of Hong Kong and on January 26, 2011, YBP transferred its ownership in JSJ to Yew Bio-Pharm (HK).

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

As a result of the Second Restructure and the Contractual Arrangements described above, the Company believes that HDS is considered a Variable Interest Entity (“VIE”) under ASC 810 “Consolidation”, because the equity investors in HDS no longer have the characteristics of a controlling financial interest, and the Company, through JSJ, is the primary beneficiary of HDS and controls HDS’s operations. Accordingly, HDS has been consolidated as a deemed subsidiary into YBP as a reporting company under ASC 810. A detailed analysis is discussed below.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with HDS reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, the Company is deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in the Company’s consolidated financial statements for financial reporting purposes. Accordingly, as a VIE, HDS’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s and the Company’s net income includes all of HDS’s net income. The Company does not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of the Company.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby the assets and liabilities of the Company are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with the results of the Company being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

As of December 31, 2011, the Company agreed to waive all management fees to be payable by HDS and the Company expects to waive such management fees in the near future due to a need of working capital in HDS to expand HDS’s operations.

The Company is principally engaged in 1) processing and selling yew tree branches and leaves used in the manufacture of traditional Chinese medicine; 2) growing and selling yew tree seedlings and mature trees, including potted miniature yew trees; and 3) manufacturing and selling furniture and handicrafts made of yew tree timber. The Company is located in Harbin, Heilongjiang Province, China.

YBP has no direct or indirect legal or equity ownership interest in HDS. However, through the Contractual Arrangements, the shareholders of HDS have assigned all their rights as shareholders, including voting rights and disposition rights of their equity interests in HDS to JSJ, our indirect, wholly-owned subsidiary. YBP is deemed to be the primary beneficiary of HDS and the financial statements of HDS are consolidated in the Company’s consolidated financial statements. At December 31, 2011 and 2010, the carrying amount and classification of the assets and liabilities in the Company’s balance sheets that relate to the Company’s variable interest in the VIE is as follows:

	December 31, 2011	December 31, 2010
Assets
Cash	$479,494	$543,063
Inventories	8,218,874	8,505,237
Prepaid expenses and other assets	283	2,100
Property and equipment, net	750,779	752,334
Land use rights and yew forest assets, net	15,166,197	9,485,786

Total assets of VIE	$24,615,627	$19,288,520

Accounts payable	$1,360,611	$1,810,092
Advances from customers	—	322,151
Accrued expenses and other payables	73,727	44,134
Taxes payable	1,049	7,112
Due to VIE holding companies	2,164,107	1,075,225
Due to related parties	240,159	145,360

Total liabilities of VIE	$3,839,653	$3,404,074

The assets and liabilities in the table above are held in HDS. The creditors of HDS have legal recourse only to the assets of HDS and do not have such recourse to the Company. In addition, HDS’ assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum legal exposure to loss related to VIE is significantly less than the carrying value of the HDS assets due to outstanding intercompany liabilities. Restricted net assets of the VIE shall mean that amount of our proportionate share of net assets of HDS (after intercompany eliminations which as of end of the most recent fiscal year may not be transferred to the parent company by the VIE in the form of loans, advances or cash dividends without the consent of a third party (e.g. lender, regulatory agency, foreign government, etc.).

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and variable interest entities. All significant inter-company accounts and transactions have been eliminated in consolidation.

Details of the Company’s subsidiaries and variable interest entities are as follows:

Name	Domicile and date of incorporation	Registered capital	Effective ownership	Principal activities
JSJ	PRC	USD $100,000	100%	Holding company
	October 29, 2009

Yew Bio-Pharm (HK)	Hong Kong November 29, 2010	HK $10,000	100%	Holding company of JSJ

HDS	PRC August 22, 1996	RMB 45,000,000	Contractual arrangements	Sales of Yew tree components for use in pharmaceutical industry, sale of Yew tree seedlings and potted yew trees; and the manufacture of Yew tree wood handicrafts

Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, due from related parties, inventories, prepaid expenses and other assets, accounts payable, advances from customers, accrued expenses and other payables, taxes payable, refundable common stock subscription and due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2011 and 2010.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Concentrations of credit risk

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Inventories

Inventories, consisting of raw materials, work in process, Yew seedlings and finished goods related to the Company’s Yew products are stated at the lower of cost or market value utilizing the weighted average method. Raw materials primarily include Yew wood used in the production of Yew products such as furniture, ornaments, and other products containing Yew wood. Finished goods, consisting of Yew products include direct materials, direct labor and an appropriate proportion of overhead.

The Company estimates the amount of the excess inventories by comparing inventory on hand with the estimated sales that can be sold within its normal operating cycle of one year. Any inventory in excess of the Company’s current requirements based on historical and anticipated levels of sales is classified as long-term on its consolidated balance sheets. The Company’s classification of long-term inventory requires it to estimate the portion of inventory that can be realized over the next 12 months.

To estimate the amount of slow-moving or obsolete inventories, the Company analyzes movement of its products, monitor competing products and technologies and evaluate acceptance of its products. Periodically, the Company will identify inventories that cannot be sold at all or can only be sold at deeply discounted prices. An allowance will be established if estimated management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the carrying cost and the market value.

At December 31, 2011 and 2010, the Company did not provide any inventory allowance and reserve.

In accordance with Accounting Standards Codification (“ASC”) 905, “Agriculture”, our costs of growing Yew seedlings are accumulated until the time of harvest and are reported at the lower of cost or market.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

The estimated useful lives are as follows:

Building	15 years
Machinery and equipment	10 years
Office equipment	3 years
Leasehold improvement	5 years
Motor vehicles	4 years

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Land and yew forest use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land and yew forests as land and yew forest use rights. This type of arrangement is common for the use of land in the PRC. Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to manufacture the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land and yew forest use right, which ranges from 45 to 50 years. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and forest use rights as part of its cost of revenues.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2011 and 2010.

Revenue recognition

The Company generates its revenue from sales of yew seedling products, sales of yew raw materials for medical application, and sales of yew craft products. Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured, and no significant obligations remain.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying consolidated statements of income. Advertising expenses amounted to $8,604 and $2,571 for the years ended December 31, 2011 and 2010, respectively.

Shipping costs

Shipping costs are included in selling expenses and amount to $13,916 and $11,316 for the years ended December 31, 2011 and 2010, respectively.

Research and development

Research and development costs are expensed as incurred. The costs primarily consist of salaries paid for the development and improvement of the Company’s products. Research and development costs of the years ended December 31, 2011 and 2010 were $16,048 and $24,404, respectively, and are included in general and administrative expenses.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefits

The Company’s operations and employees are all located in the PRC. The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws. The costs of these payments are charged to income in the same period as the related salary costs and are not material.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China, Hong Kong and the United States. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2011 and 2010, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is 13% for agricultural products and 17% for handicraft products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the amount of goods sold (output VAT) less VAT accrued on purchases made with the relevant supporting invoices (input VAT). Sales and purchases are recorded net of VAT (the amount of VAT is excluded from revenues and costs) collected and paid as the Company acts as an agent for the government.

Foreign currency translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of Yew Bio-Pharm (HK) is the Hong Kong dollar, the functional currency of the Company’s VIEs and subsidiaries located in the PRC is the RMB. For the subsidiaries whose functional currencies are the Hong Kong dollar or RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The foreign currency translation adjustment included in comprehensive income for the years ended December 31, 2011 and 2010 amounted to $778,392 and $463,826, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and, accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Company because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2011	2010
Exchange rate on balance sheet dates
USD : RMB exchange rate	6.3647	6.6118

Average exchange rate for the year
USD : RMB exchange rate	6.47351	6.77875

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

Net income per share of common stock

ASC 260 “Earnings per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net income per share of common stock (continued)

The following table presents a reconciliation of basic and diluted net income per share:

	Years Ended December 31,
	2011	2010
Net income available to common stockholders for basic and diluted net income per share of common stock	$4,040,311	$2,585,960

Weighted average common stock outstanding – basic	40,500,000	40,083,562
Effect of dilutive securities:
Subscribed common shares issuable and subject to recession	9,500,000	9,500,000

Weighted average common stock outstanding – diluted	50,000,000	49,583,562

Net income per common share – basic	$0.10	$0.06

Net income per common share – diluted	$0.08	$0.05

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the years ended December 31, 2011 and 2010 included net income and unrealized gains from foreign currency translation adjustments.

Segment reporting

ASC Topic 280 requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the years ended December 31, 2011 and 2010, the Company operated in three reportable business segments: (1) the yew tree segment- the cultivation and sale of yew seedlings, yew trees and potted yew trees, (2) the traditional Chinese medicine (“TCM raw materials”) segment- the production and sale of raw materials used for medicinal application in the pharmaceutical industry, and (3) the handicrafts segment - the manufacture and sale of furniture and handicrafts made of yew timber (See Note 12).

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities including such person’s immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Collaborative arrangement

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement with Wuchang City Forestry Bureau, (see Note 14), which is considered a collaborative arrangement under general accepted accounting principles in the United States (“U.S. GAAP”). The purpose of this arrangement is to share some of the risks and rewards associated with this Joint Venture Planting Agreement. The Company’s current share of profits is 80%. The Company accounts for this collaborative arrangement under ASC 808, “Collaborative Arrangements” and related topics and will record revenue gross as the prime contractor. ASC Topic 808-10-15 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. The Company adopted the provisions of ASC 808-10-15. The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. For the years ended December 31, 2011 and 2010, the Company has not generated any revenues or activity from this collaborative agreement.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is not expected to have a material impact on the consolidated financial statements upon adoption.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income”. Under the amendments in this ASU, an entity has two options for presenting its total comprehensive income: to present total comprehensive income and its components along with the components of net income in a single continuous statement, or in two separate but consecutive statements. The amendments in this ASU are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company intends to conform to the new presentation required in this ASU beginning with its Form 10-Q for the three months ended March 31, 2012.

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles — Goodwill and Other (Topic 350). This Accounting Standards Update amends FASB ASC Topic 350. This amendment specifies the change in method for determining the potential impairment of goodwill. It includes examples of circumstances and events that the entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption does not have any material impact on the Company’s consolidated financial position and results of operations.

In December 2011, FASB issued Accounting Standard Update No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income (ASU 2011-12) , which indefinitely defers certain provisions of ASU 2011-05 issued earlier in June 2011and will be further deliberated by the FASB at a future date. The new ASU affects entities that report items of comprehensive income in any period presented. During the deferral period, entities will still need to comply with the existing requirements in U.S. GAAP for the presentation of reclassification adjustments. Specifically, ASC 220 gives entities the option of (1) presenting reclassification adjustments out of accumulated other comprehensive income on the face of the statement in which comprehensive income is presented or (2) disclosing reclassification adjustments in the footnotes to the financial statements. ASU 2011-12 and ASU 2011-05 share the same effective date. This guidance is effective for our interim and annual periods beginning after December 15, 2011. Management believes the adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements, as it only requires a change in the format of presentation.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – INVENTORIES

Inventories consisted of the following as of December 31, 2011 and 2010:

	December 31, 2011			December 31, 2010
	Current portion	Long-term portion	Total	Current portion	Long-term portion	Total

Raw Materials	$29,401	$2,817,980	$2,847,381	$9,160	$2,712,665	$2,721,825
Work in process	18,642	—	18,642	177,854	—	177,854
Finished goods-handicrafts	236,854	687,258	924,112	207,207	735,980	943,187
Yew seedlings	425,947	4,002,792	4,428,739	577,827	4,084,544	4,662,371

	$710,844	$7,508,030	$8,218,874	$972,048	$7,533,189	$8,505,237

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Buildings and building improvements	$267,015	$200,806
Machinery and equipment	520,416	500,845
Office equipment	44,841	15,433
Leasehold improvement	52,763	50,791
Motor vehicles	513,280	425,975

	1,398,315	1,193,850
Less: accumulated depreciation	(614,093)	(422,613)

	$784,222	$771,237

For the years ended December 31, 2011 and 2010, depreciation expenses amounted to $178,178 and $157,790, respectively.

NOTE 5 – LAND AND YEW FOREST USE RIGHTS

There is no private ownership of land in PRC. Land is owned by the government and the government grants land use rights for specified terms. The following summarizes land use rights acquired by the Company.

Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to for production of the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land use right. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and yew forest use rights as part of its cost of goods sold. For the years ended December 31, 2011 and 2010, amortization expense amounted to $292,739 and $47,772, respectively. As of December 31, 2011, the Company had approximately $1,300,000 unpaid amount related to the Land Use Right and Seedling Transfer Agreement and the amount was recorded in the Company’s accounts payable on the accompanying balance sheet at December 31, 2011. As of December 31, 2011, land and yew forest use rights consisted of the following:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 5 – LAND AND YEW FOREST USE RIGHTS (continued)

	Description	Useful life	Acquisition date	Expiration date	Metric Acres (“MU”)
Parcel A	Undeveloped forest land	50	3/2004	3/2054	125
Parcel B	Undeveloped forest land	50	4/2004	4/2054	400
Parcel C	Yew tree forests and underlying land	50	1/2008	1/2058	290
Parcel D	Yew tree forests and underlying land	45	3/2010	3/2055	15,865

At December 31, 2011 and 2010, land and yew forest use rights consisted of the following:

	Useful Life	December 31, 2011	December 31, 2010
Land and yew forest use rights	45-50 years	$15,546,414	$9,565,177
Less: accumulated amortization		(380,217)	(79,391)

Total		$15,166,197	$9,485,786

Amortization of land and yew forest use rights attributable to future periods is as follows:

Amount
Years ending December 31:
2012	$342,484
2013	342,484
2014	342,484
2015	342,484
2016	342,484
2017 and thereafter	13,453,777

Total	$15,166,197

NOTE 6 – ACCRUED EXPENSES AND OTHER PAYABLES

At December 31, 2011 and 2010, accrued expenses and other payables consisted of the following:

	December 31,
	2011	2010
Accrued wage	$16,844	$30,462
Accrued professional fees	75,029	—
Other	28,028	25,142

Total	$119,901	$55,604

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 7 - TAXES

(a) Federal Income Tax and Enterprise Income Taxes (“EIT”)

The Company is registered in the State of Nevada and is subject to the United States federal income tax at a tax rate of 34%. No provision for income taxes in the U.S. has been made as the Company had no U.S. taxable income as of December 31, 2011 and 2010.

The Company’s subsidiary and VIE, JSJ and HDS, respectively, being incorporated in the PRC, are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. However, JSJ and HDS has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to December 31, 2058.

The table below summarizes the difference between the U.S. Statutory federal tax rate and the Group’s effective tax rate for the years ended December 31, 2011 and 2010:

	Years ended December 31,
	2011	2010
U.S. federal income tax rate	34%	34%
Foreign income not recognized in the U.S.	(34%)	(34%)
PRC Enterprise Income Tax	25%	25%
Tax exemption	(25%)	(25%)

Total provision for income tax	—	—

Income before income tax expenses of $4,193,516 and $2,787,319 for the years ended December 31, 2011 and 2010, respectively, was attributed to subsidiaries with operations in China. No income tax expense related to China income incurred for the years ended December 31, 2011 and 2010.

The combined effects of the income tax expense exemptions and tax reductions available to the Company for the years ended December 31, 2011 and 2010 are as follows:

	Years ended December 31,
	2011	2010
Tax exemption effect	$1,050,746	$711,593

Basic net income per share effect	$(0.03)	$(0.02)

Diluted net income per share effect	$(0.02)	$(0.01)

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 7 – TAXES (continued)

(a) Federal Income Tax and Enterprise Income Taxes (“EIT”) (continued)

The Company has incurred United States net operating loss for income tax purposes for the years ended December 31, 2011 and 2010. The net operating loss carry forwards for United States income tax purposes amounted to $564,438 and $410,282 at December 31, 2011 and 2010, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2031. Management believes that the realization of the benefits arising from this loss appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2011 and 2010. For the years ended December 31, 2011 and 2010, the valuation allowance amounted to $191,909 and $139,496, respectively, and management will review this valuation allowance periodically and make adjustments as warranted.

For U.S. tax purposes, the Company has cumulative undistributed earnings of foreign subsidiary and VIE of approximately $12.0 million and $8.3 million as of December 31, 2011 and 2010, respectively, which are included in consolidated retained earnings and will continue to be indefinitely reinvested in international operations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

There will be no deferred income tax assets or liabilities calculation in the Federal Income Tax because the US corporation taxable loss and deferred taxable loss was the same and the use of any net operating loss carry forwards appears to be uncertain, There will be no deferred income tax assets or liabilities calculation in the Enterprise Income Tax because the Company awarded EIT exempted status under agricultural area.

The Company did not have any interest and penalty provided or recognized in the income statements for the years ended December 31, 2011 and 2010 or balance sheet as of December 31, 2011 and 2010. The Company did not have uncertainty tax positions or events leading to uncertainty tax position within the next 12 months. The Company’s 2009, 2010 and 2011 U.S. Corporation Income Tax Return are subject to U.S. Internal Revenue Service examination. The Company’s 2008, 2009, 2010 and 2011 China corporate income tax returns are subject to China State Administration of Taxation examination.

(b) Value Added Taxes

The applicable VAT tax rate is 13% for agricultural products and 17% for handicrafts sold in the PRC. In accordance with VAT regulations in the PRC, the Company is exempt from paying VAT on its yew seedling and trees sales as an agricultural corps cultivating company up to December 31, 2016. VAT payable in the PRC is charged on an aggregated basis at the applicable rate on the full price collected for the goods sold or taxable services provided and less any deductible VAT already paid by the taxpayer on purchases of goods in the same financial year.

NOTE 8 – STOCKHOLDERS’ EQUITY

At December 31, 2011 and 2010, the Company reflected a $950,000 refundable common stock subscription liability related to 9,500,000 of the shares in the Summer 2009 Offering on the accompanying balance sheet. The 9,500,000 shares of YBP Common Stock were the subject of a rescission offering (the “Rescission Offering”) to the 62 subscribers in the Summer 2009 Offering, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering could either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 8 – STOCKHOLDERS’ EQUITY (continued)

Pursuant to an agreement dated November 1, 2010 between YBP and the consultant, a resident of the U.S., YBP agreed to pay $20,000 cash and 500,000 Shares to the consultant as compensation for consulting services rendered by him to the Company. The shares were valued at $0.10 per share or $50,000 in total and the Company recorded $50,000 of compensation expense related to those Shares for the year ended December 31, 2010. The shares were recorded as outstanding as of December 31, 2011 and 2010 but not issued until April 2012. In April 2012, the Company issued the 500,000 shares to the consultant.

NOTE 9 - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Customers

For the years ended December 31, 2011 and 2010, customers accounting for 10% or more of the Company’s revenue were as follows:

	Years ended December 31,
Customer	2011	2010
A	5%	19%
B	23%	26%
C	*	13%
D	10%	10%
E	29%	*
F	13%	*

*	Below 1%

We did not have any accounts receivable amount at December 31, 2011 and 2010.

Suppliers

For the year ended December 31, 2011, a third party supplier accounted 97% of its purchase and the Company had $1,313,982 accounts payable related to the supplier at December 31, 2011. For the year ended December 31, 2010, other than a related party supplier a related party company Heilongjiang Zishan Technology Co., Ltd. (see Note 10), the Company did not have any suppliers accounted for more than 10% of its purchases.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 10 - RELATED PARTY TRANSACTIONS

In addition to several of the Company’s officers and directors, the Company conducted transactions with the following related parties:

Company	Ownership
Heilongjiang Zishan Technology Stock Co., Ltd. (“ZTC”)	18% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., 39% owned by Zhiguo Wang, Chairman and Chief Executive Officer, 31% owned by Guifang Qi, the wife of Mr. Wang and Director of the Company, and 12% owned by third parties

Heilongjiang Yew Pharmaceuticals, Co., Ltd. (“Yew Pharmaceutical”)	95% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 5% owned by Madame Qi

Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”)	60% owned by Heilongjiang Zishan Technology Co., Ltd., 20% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 20% owned by Mr. Wang

Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd. (“HEFS”)	63% owned by Mr. Wang, 34% owned by Madame Qi, and 3% owned by third parties

Revenue from Related Parties

Pursuant to the Cooperation and Development Agreement discussed below, the Company generated sales from its related party company, Yew Pharmaceutical. For the years ended December 31, 2011 and 2010, the Company recorded revenues to this related party as follows:

Name of Related Party	Revenues
	2011	2010
Yew Pharmaceutical	$1,396,613	$1,338,871
Total	$1,396,613	$1,338,871

At December 31, 2011 and 2010, the Company did not have any accounts receivable from Yew Pharmaceutical.

Cooperation and Development Agreement

On January 9, 2010, the Company entered into a Cooperation and Development Agreement (the “Development Agreement”) with Yew Pharmaceutical. Pursuant to the Development Agreement, for a period of ten years expiring on January 9, 2020, the Company shall supply cultivated yew raw materials to Yew Pharmaceutical that will be used by Yew Pharmaceutical to make traditional Chinese medicines and other pharmaceutical products, at price of RMB 1,000,000 (approximately $156,000) per metric ton. For the years ended December 31, 2011 and 2010, sales to Yew Pharmaceutical amounted to $1,396,613 and $1,338,871, respectively. At December 31, 2011 and 2010, the Company did not have any accounts receivable from Yew Pharmaceutical.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

Purchases

For the years ended December 31, 2011 and 2010, the Company made purchases in the amount of $3,398 and $1,792,035, respectively, of yew seedlings from ZTC. At December 31, 2011 and 2010, there was no accounts payable amount due to ZTC related to the purchases.

Operating leases

On March 25, 2005, the Company entered into an Agreement for the Lease of Seedling Land with ZTC (the “ZTC Lease”). Pursuant to the ZTC Lease, the Company leased 361 mu of land from ZTC for a period of 30 years, expiring on March 24, 2035. Annual payments under the ZTC Lease are RMB 162,450 (approximately $25,400). The payment for the first five years of the ZTC Lease was due prior to December 31, 2010 and beginning in 2011, the Company is required to make full payment for the land use rights in advance for each subsequent five-year period. For the years ended December 31, 2011 and 2010, rent expense related to the ZTC Lease amounted to $25,095 and $23,965, respectively. At December 31, 2011 and 2010, amounts due under the ZTC lease amounted to $172,284 and $141,276, respectively, and are included in due to related parties on the accompanying balance sheets.

On December 3, 2008, the Company entered into a lease for retail space in Harbin with Madame Qi (the “Store Lease”). Pursuant to the Store Lease, no payment was due for the first year and an annual payment of RMB 12,000 (approximately $1,875) is due for each of the second and third years thereof. The term of the Store Lease is three years and expired on December 3, 2011. On November 15, 2011, the Company renewed the Store Lease. Pursuant to the renewed Store Lease, the annual rent is RMB 15,600 (approximately $2,359) and the annual payment is due by May 30 of each year. The term of the renewed Store Lease is 3 years and expires on December 1, 2014. For the years ended December 31, 2011 and 2010, rent expense related to the Store Lease amounted to $1,854 and $1,770, respectively.

On January 1, 2010, the Company entered into a lease for office space with Mr. Wang (the “Office Lease”). Pursuant to the Office Lease, annual payments of RMB 15,000 (approximately $2,400) are due for each of the term. The term of the Office Lease is 15 years and expires on December 31, 2025. For the years ended December 31, 2011 and 2010, rent expense related to the Office Lease amounted $2,317 and $2,213, respectively.

Future minimum rental payments required under the related party operating leases are as follows:

Years Ending December 31:
2012	$30,331
2013	30,331
2014	30,331
2015	27,880
2016	27,880
Thereafter	487,018

Total	$633,771

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

Due to/due from related parties

The Company also received from and provided advances to its officers and directors and related parties. These advances are unsecured and payable on demand.

The due to/due from related parties amount at December 31, 2011 and 2010 is as follows:

Name of Related Party	Due from related parties		Due to related parties
	2011	2010	2011	2010
Zhiguo Wang	$—	$57,131	$31,357	$—
Yew Pharmaceutical	—	—	62,847	—
ZTC	—	—	172,284	141,276

Total	$—	$57,131	$266,488	$141,276

Research and Development Agreement

The Company entered into a Technology Development Service Agreement dated January 1, 2010 (the “Technology Agreement”) with Kairun. The term of the Technology Agreement was two years. Under the Technology Agreement, Kairun provides the Company with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees the Company grow and cultivate. For these services, the Company agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by the Company. The Company will retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without the Company’s prior written consent. As of December 31, 2011, Kairun did not complete the service and no payment was made to Kairun. Accordingly, in February 2012, the Company entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement have been achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi.

NOTE 11 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended December 31, 2011 and 2010, the Company appropriated to the statutory surplus reserve in the amount of $420,299 and $284,638, respectively. The accumulated balance of the statutory reserve of the Company as of December 31, 2011 and 2010 was $1,686,087 and $1,265,788, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 12 - SEGMENT INFORMATION

For the years ended December 31, 2011 and 2010, the Company operated in three reportable business segments - 1) the yew tree segment, (2) the TCM raw materials segment and (3) the handicrafts segment. The Company’s reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of the Company’s operations are conducted in the PRC.

Information with respect to these reportable business segments for the years ended December 31, 2011 and 2010 is as follows:

	For the Year Ended December 31,
	2011	2010
Revenues:
TCM raw materials	$3,458,093	$2,845,067
Yew trees	2,400,245	2,131,445
Handicrafts	102,701	151,540

	5,961,039	5,128,052

Cost of revenues:
TCM raw materials	897,154	924,547
Yew trees	172,460	633,027
Handicrafts	56,351	80,489

	1,125,965	1,638,063

Depreciation and amortization:
TCM raw materials	286,196	44,239
Yew trees	30,185	48,648
Handicrafts	31,852	32,013
Other	122,684	80,662

	470,917	205,562

Net income (loss):
TCM raw materials	2,560,939	1,920,520
Yew trees	2,227,785	1,498,418
Handicrafts	46,350	71,051
Other	(794,763)	(904,029)

	$4,040,311	$2,585,960

	December 31, 2010
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$8,892,246	$593,397	$182,694	$588,686	$10,257,023

Expenditures for segment assets	9,021,506	7,745	5,353	155,988	9,190,592

	December 31, 2011
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,880,192	$600,364	$153,686	$316,177	$15,950,419

Expenditures for segment assets	5,515,590	61,436	—	130,385	5,707,411

The Company does not allocate any selling, general and administrative expenses to its reportable segments because these activities are managed at a corporate level and not allocable to any segment. Accordingly, depreciation, interest expense or net income by segment is not reported. The Company’s operations are located in the PRC. All revenues are derived from customers in the PRC. All of the Company’s operating assets are located in the PRC.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Operating lease

On March 20, 2002, the Company leased office space in the A’cheng district in Harbin (the “A’cheng Lease”). The A’cheng Lease is for a term of 23 years and expires on March 19, 2025. Pursuant to the A’cheng Lease, lease payment shall be made as follows:

Year	Annual Lease Amount		Payment Due Date
March 2002 to February 2012	RMB	25,000	Before December 2012
March 2012 to February 2017	RMB	25,000	Before December 2017
March 2017 to March 2025	RMB	25,000	Before December 2025

For the years ended December 31, 2011 and 2010, rent expense related to the A’cheng Lease amounted $3,862 and $3,688, respectively.

Future minimum rental payments required under the A’cheng Lease are as follows:

Years Ending December 31:
2012	$3,928
2013	3,928
2014	3,928
2015	3,928
2016	3,928
Thereafter	32,405

Total	$52,045

See Note 10 for related party operating lease commitments.

Seedling Purchase and Sale Long-Term Cooperation Agreement

On November 25, 2010, HDS entered into a Seedling Purchase and Sale Long-Term Cooperation Agreement (the “Seedling Agreement”) with Wuchang City Xinlin Forestry Co., Ltd (“Xinlin”), pursuant to which HDS will sell yew seedlings to Xinlin at a price equal to 90% of HDS’s publicly-published wholesale prices. Xinlin has agreed to purchase from the Company 10,000 yew seedlings annually. In 2011 and 2010, the Company made sales of $312,721 and $0, respectively, under the Seedling Agreement.

Land Use Rights and Yew Forest Purchase

On March 4, 2010, the Company entered into Land Use Right and Seedling Transfer Agreement with Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd., pursuant to which the Company acquired land use rights with an area of 15,865 mu and all yew trees and seedlings situated on such land, for an aggregate cost of RMB 80,152,900 (approximately $12,500,000). The purchase price was divided into three installments, each installment representing a parcel of land. As of December 31, 2011, the Company made payments aggregated RMB 72,008,600 (approximately $11,100,000) and had a payable in the amount of RMB 8,144,300 (approximately $1,300,000) related to the purchase. The payable in the amount of approximately $1,300,000 related to the land use right and seedling purchase was recorded in the Company’s accounts payable on the accompanying balance sheet at December 31, 2011. Subsequent to December 31, 2011 and through the date of this report, the Company made payments aggregated RMB 2,005,000 (approximately $300,000) and had an RMB 6,139,300 (approximately $1,000,000) unpaid amount related to the Land Use Right and Seedling Transfer Agreement.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 14 - JOINT VENTURE AGREEMENT FOR PLANTING OF YEW TREES

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement (the “Joint Venture Agreement”) with Wuchang City Forestry Bureau (the “Forest Bureau”), pursuant to which the Forest Bureau has given HDS access to 1,000,000 mu of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, the Company is required to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Forest Bureau. For the years ended December 31, 2011 and 2010, the Company has not generated any revenues or activity on this land.

NOTE 15 - SUBSEQUENT EVENTS

The Company has evaluated all other subsequent events through April 16, 2012, the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except the following:

Rescission Offering

As December 31, 2011, 9,500,000 shares of YBP Common Stock related to the Summer 2009 Offering were subject to a Rescission Offering to the 62 subscribers, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering would either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, in which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

Options

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP Common Stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $890,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option (individually a “Founder’s Option” and collectively the “Founders’ Options”) to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP Common Stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP Common Stock subject to each such Founder’s Option. Those terms include:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 15 - SUBSEQUENT EVENTS (continued)

Options (continued)

•	The issuance of the Founder’s Option may be subject to pre-issuance approval or post-issuance ratification by our shareholders as described below;

•	Each Founder’s Option is fully vested upon issuance;

•

Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized Common Stock and the filing of an amendment of the Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option is exercisable for a period of five years;

•	Each Founder’s Option has an exercise price of $0.10 per share, which is the same price per share in the most recently completed offering of YBP’s Common Stock; and

•

Each Founder’s Option has a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose not to pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP Common Stock reflecting the value of the number of shares of YBP Common Stock equal to the aggregate exercise price of the Founder’s Option.

The number of shares of YBP Common Stock subject to each Founder’s Option is as follows:

Name of Optionee	Number of Shares Subject to Option
Zhiguo Wang	20,103,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founders’ Options have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founder’s Option, may seek shareholder approval or ratification of the issuance of the Founders’ Options.

To the extent that the Founders’ Options are exercised, assuming they are granted as described above, the number of shares to YBP Common Stock then held by each HDS Shareholder could as much double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Assuming the options are issued, the options will be valued on the date of grant using the Black-Scholes option pricing model, using the expected and implied volatility from its peer companies’ volatilities as the Company itself does not have historical trading history, expected dividends yield of 0%, expected term of five years and risk-free interest rate on the date of grant. The value of the options granted will be immediately recognized as the Company’s compensation expenses upon issuance of the options.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

(Stated in US Dollars)

NOTE 15 - SUBSEQUENT EVENTS (continued)

Options (continued)

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of Founder’s Options	Percentage of Issued Shares Following Exercise of Founder’s Options
Zhiguo Wang	20,103,475	40.21%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.58%

All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%

Total	50,000,000	100.00%	72,805,512	100.00%

Research and Development

On February 2, 2012, the Company signed a supplementary agreement to the Technology Agreement with Kairun to extend the contract period indefinitely until the results specified in the Technology Agreement have been achieved.

NOTE 16 - RESTATEMENTS

The Company’s consolidated financial statements have been restated for the years ended December 31, 2011 and 2010 to reflect the proper accounting treatment for slow-moving inventory and potential reserves for slow-moving inventory. Based on analysis of inventory, the Company determined that a reclassification of certain inventory should be made from current assets to long-term assets. The Company originally recorded all inventory in current assets. However, based on analysis of inventory movement and analysis of its operating cycle of one year, it was subsequently determined that any inventory in excess of our current operating cycle of one year, based on historical and anticipated levels of sales, should be classified as long-term on its consolidated balance sheets. The classification of long-term inventory requires the Company to estimate the portion of inventory that can be realized over the next 12 months.

Accordingly, the Company restated its consolidated balance sheets as of December 31, 2011 and 2010. The Company did not restate its consolidated statements of income and comprehensive income or consolidated statement of cash flows for the years ended December 31, 2011 and 2010. The respective restatement adjustments are non-cash in nature. These adjustments resulted in a decrease in our total current assets of $7,508,030 and $7,533,189 and an increase in long-term assets of $7,508,030 and $7,533,189 as of December 31, 2011 and 2010, respectively and summarized as follows:

	December 31, 2011 (As Previously Reported)	Adjustments to Restate	December 31, 2011 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,218,874	$(7,508,030)	$710,844

Total Current Assets	8,951,678	(7,508,030)	1,443,648

Long-term Assets:
Inventories, net of current portion	—	7,508,030	7,508,030

Total Assets	$24,902,097	$—	$24,902,097

	December 31, 2010 (As Previously Reported)	Adjustments to Restate	December 31, 2010 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,505,237	$(7,533,189)	$972,048

Total Current Assets	10,415,106	(7,533,189)	2,881,917

Long-term Assets:
Inventories, net of current portion	—	7,533,189	7,533,189

Total Assets	$20,672,129	$—	$20,672,129

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
	(As Restated)	(As Restated)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$1,118,991	$732,371
Accounts receivable	316,221	—
Inventories	739,105	710,844
Prepaid expenses and other assets	4,427	433

Total Current Assets	2,178,744	1,443,648
LONG-TERM ASSETS:
Inventories, net of current portion	7,489,627	7,508,030
Property and Equipment, net	738,641	784,222
Land use rights and yew forest assets, net	15,155,267	15,166,197

Total long-term assets	23,383,535	23,458,449

Total Assets	$25,562,279	$24,902,097

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:

Accounts payable	$1,017,763	$1,360,611

Accrued expenses and other payables	86,266	119,901
Taxes payable	8,022	500
Refundable common stock subscription	—	950,000
Due to related parties	122,928	266,488

Total Current Liabilities	1,234,979	2,697,500

Total Liabilities	1,234,979	2,697,500

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common Stock ($0.001 par value; 50,000,000 shares authorized; 50,000,000 and 40,500,000 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	50,000	40,500
Additional paid-in capital	8,149,470	7,208,970
Retained earnings	12,383,198	11,469,172
Statutory reserves	1,798,859	1,686,087
Accumulated other comprehensive income - foreign currency translation adjustment	1,945,773	1,799,868

Total Shareholders’ Equity	24,327,300	22,204,597

Total Liabilities and Shareholders’ Equity	$25,562,279	$24,902,097

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended March 31,
	2012	2011

REVENUES:
Revenues	$1,394,517	$912,680
Revenue—related party	159,828	532,674

Total Revenues	1,554,345	1,445,354

COST OF REVENUES
Cost of revenues	281,577	180,882
Cost of revenues—related party	26,451	147,363

Total Cost of Revenues	308,028	328,245

GROSS PROFIT	1,246,317	1,117,109

OPERATING EXPENSES:
Selling	5,887	20,360
General and administrative	213,711	131,982

Total Operating Expenses	219,598	152,342

INCOME FROM OPERATIONS	1,026,719	964,767

OTHER INCOME (EXPENSES):
Interest income	79	1,079
Other income (expense)	—	(10,846)

Total Other Income (Expenses)	79	(9,767)

NET INCOME	$1,026,798	$955,000

COMPREHENSIVE INCOME:
NET INCOME	$1,026,798	$955,000

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	145,905	130,476

COMPREHENSIVE INCOME	$1,172,703	$1,085,476

NET INCOME PER COMMON SHARE:
Basic	$0.02	$0.03

Diluted	$0.02	$0.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	41,126,374	40,500,000

Diluted	50,000,000	50,000,000

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,026,798	$955,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,489	42,594
Amortization of land use rights and yew forest assets	86,159	58,979
Loss on disposal of fixed assets	—	9,752
Changes in operating assets and liabilities:
Accounts receivable	(316,450)	(2,338)
Inventories	62,917	1,347,811
Prepaid and other current assets	(3,995)	(13,034)
Accounts payable	(351,735)	(1,063,500)
Accrued expenses and other payable	(31,183)	4,826
Due to related parties	69,917	7,188
Taxes payable	4,595	(5,728)
Advances from customers	—	(293,691)

NET CASH PROVIDED BY OPERATING ACTIVITIES	597,512	1,047,859

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of property and equipment	—	19,350
Purchase of property and equipment	—	(629)
Purchase of land use rights and yew forest assets	—	(1,283,426)

NET CASH USED IN INVESTING ACTIVITIES	—	(1,264,705)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) related party advances	(215,119)	60,020
Proceeds from repayment from directors	—	61,215

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(215,119)	121,235

EFFECT OF EXCHANGE RATE ON CASH	4,227	18,740

NET INCREASE (DECREASE) IN CASH	386,620	(76,871)

CASH—beginning of period	732,371	1,850,488

CASH—end of period	$1,118,991	$1,773,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—

Income taxes	$—	$—

Non-cash investing and financing activities
Common stock issued for common stock refundable subscription	$950,000	$—

See notes to unaudited consolidated financial statements

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Yew Bio-Pharm Group, Inc. (individually “YBP” and collectively with its subsidiaries and affiliates, the “Company”) was incorporated under the law of the State of Nevada on November 13, 2007. At the time of its incorporation, YBP had no operations and no substantial assets.

On October 29, 2009, YBP established a wholly-owned subsidiary, Heilongjiang Jinshangjing Bio-Technology Development Co., Limited (“JSJ”), a wholly-owned foreign enterprise (“WOFE)” incorporated in the People’s Republic of China (“PRC”), as part of a restructure of the Company (the “First Restructure”).

Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), a limited liability company incorporated under the laws of the PRC on August 22, 1996. Until February 23, 2010, HDS was owned by Zhiguo Wang (“Mr. Wang”) (62.81%), his wife Guifang Qi (“Madame Qi”) (18.53%), Xingming Han (Mr. Han) (4.82%), a PRC individual named Yingjun Jiang (“Mr. Jiang”) (3.22%) and Heilongjiang Hongdoushan Ecology Forest Co., Ltd, (“HEFS”) (10.62%) (Mr. Wang, Madame Qi, Mr. Han, Mr. Jiang and HEFS are collectively referred to as the “Original Shareholders”). Mr. Wang is the President and a director of the Company. Madame Qi is the wife of Mr. Wang and an officer and director of the Company. Mr. Han is an officer and director of the Company. HEFS is owned primarily by Mr. Wang and Madame Qi.

Pursuant to the First Restructure, on February 23, 2010, the Company, through JSJ, entered into an Equity Transfer Agreement (collectively, the “First Transfer Agreements”) with each of the Original Shareholders. Pursuant to the First Transfer Agreements, the terms of which are substantially identical to each other, the Original Shareholders transferred all of their respective ownership in HDS to JSJ for an aggregate RMB 45,000,000, which amount represents the amount of the then registered capital of HDS. As a result of this transaction, HDS became a wholly-owned subsidiary of JSJ. At February 23, 2010, the Company did not have working capital to pay the Original Shareholders this amount and, accordingly, the Company recorded this amount as a liability owed to the Original Shareholders. JSJ and the Original Shareholders also entered into a Supplemental Agreement dated February 26, 2010 (the “First Supplemental Agreement”) , pursuant to which JSJ had the right to put the shares of HDS back to the Original Shareholders for the original purchase price of an aggregate RMB 45,000,000, in the event that the transaction did not close or PRC governmental approval was not received, within six months following the execution of the First Transfer Agreements.

As of February 23, 2010, Mr. Wang, Madame Qi and Mr. Han (collectively, the “HDS Shareholders”) owned approximately 41.5% of YBP’s common stock (the “Common Stock”) and no other individual shareholder owned more than 2.5% of YBP’s Common Stock. Before, during and after the First Restructure, the HDS Shareholders served as the sole directors and principal executive officers of the Company and are responsible for all decisions and operations of the Company and HDS and control the assets of the Company and HDS. On May 10, 2010, JSJ, Mr. Wang, Mr. Jiang and HEFS entered into a Debtor’s and Creditors’ Rights Agreement (the “Creditors’ Agreement”), pursuant to which Mr. Jiang and HEFS assigned their rights, including the right to be paid for the HDS shares transferred by them to JSJ, under their respective First Transfer Agreements, to Mr. Wang, and Mr. Wang assumed the obligations of Mr. Jiang and HEFS under their respective First Transfer Agreements.

In October 2010, the Company determined, in consultation with its professional advisors, that the First Restructure did not meet certain technical PRC legal requirements and that the Company would need to be further reorganized (the “Second Restructure”). Accordingly, on October 28, 2010, JSJ and each of the HDS Shareholders entered into new Equity Transfer Agreement (collectively, the “Second Transfer Agreements”), the terms of which are substantially identical to each other, pursuant to which 100% of the common stock of HDS was transferred by JSJ back to the HDS Shareholders for aggregate consideration of RMB 45,000,000. Since the consideration of RMB 45,000,000 due to the HDS Shareholders in the First Restructure had not yet been paid, pursuant to a Supplemental Agreement to the Second Equity Transfer Agreements dated February 16, 2011, the aggregate RMB 45,000,000 amount payable by the HDS Shareholders to JSJ for the return of their HDS common stock in respect of the Second Restructure, was offset against JSJ’s liability to the HDS Shareholders in the same aggregate amount in respect of the First Transfer Agreements, which amount had not yet been paid by JSJ.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

As discussed above, Mr. Jiang and HEFS had assigned to Mr. Wang their respective rights and obligations vis-a-vis JSJ resulting from the First Restructure, pursuant to the First Supplemental Agreement and the Creditors’ Agreement, since as of such time Mr. Jiang and HEFS had not yet been paid for the transfer of their interests in HDS to JSJ in the First Restructure in the amount of 3.22% and 10.62% of HDS’s equity interest, respectively. Therefore, in the Second Restructure, pursuant to the Second Transfer Agreements, JSJ transferred to Mr. Wang not only his previous shareholdings in HDS before the First Restructure (representing 62.81% of HDS’s total equity), but also an additional 13.84% of the equity in HDS as a result of Mr. Wang’s being assigned Mr. Jiang’s 3.22% equity interest in HDS and HEFS’s 10.62% equity interest in HDS.

After the foregoing transactions were completed, the HDS Shareholders then owned 100% of the shares of HDS in the following percentages:

Mr. Wang	76.65%
Madame Qi	18.53%
Mr. Han	4.82%

Pursuant to a new restructuring plan intended to ensure compliance with the PRC rules and regulations (the “Second Restructure”), on November 5, 2010, JSJ entered into a series of contractual arrangements (the “Contractual Arrangements”) with HDS and/or the HDS Shareholders as described below:

•

Exclusive Business Cooperation Agreement. Pursuant to the Exclusive Business Cooperation Agreement between JSJ and HDS (the “Business Cooperation Agreement”), JSJ has the exclusive right to provide to HDS general business operation services, including advice and strategic planning, as well as consulting services related to technology, research and development, human resources, marketing and other services deemed necessary (collectively, the “Services”). Under the Business Cooperation Agreement, JSJ has exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of the Business Cooperation Agreement, including but not limited to copyrights, patents, patent applications, software and trade secrets. HDS shall pay to JSJ a monthly consulting service fee (the “Service Fee”) in Renminbi that is equal to 100% of the monthly net income of HDS. Upon the prior written consent by JSJ, the rate of Service Fee may be adjusted pursuant to the operational needs of HDS. Within 30 days after the end of each month, HDS shall (a) deliver to JSJ the management accounts and operating statistics of HDS for such month, including the net income of HDS during such month (the “Monthly Net Income”), and (b) pay 80% of such Monthly Net Income to JSJ (each such payment, a “Monthly Payment”). Within ninety (90) days after the end of each fiscal year, HDS shall (a) deliver to JSJ financial statements of HDS for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by JSJ, and (b) pay an amount to JSJ equal to the shortfall, if any, of the aggregate net income of HDS for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by HDS to JSJ in such fiscal year. HDS also granted an irrevocable and exclusive option to JSJ to purchase any and all of the assets of HDS, to the extent permitted under PRC law, at the lowest price permitted by PRC law. Unless earlier terminated in accordance with the provisions of the Business Cooperation Agreement or other agreements separately executed between JSJ and HDS, the Business Cooperation Agreement is for a term of ten years and expires on November 5, 2020; however, the term of the Business Cooperation Agreement may be extended if confirmed in writing by JSJ prior to the expiration of the term thereof. The period of the extended term shall be determined exclusively by JSJ and HDS shall accept such extended term unconditionally. Unless JSJ commits gross negligence, or a fraudulent act, against HDS, HDS shall not terminate the Business Cooperation Agreement prior to the expiration of the term, including any extended term. Notwithstanding the foregoing, JSJ shall have the right to terminate the Business Cooperation Agreement at any time upon giving 30 days’ prior written notice to HDS.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

•

Exclusive Option Agreement. Under an Exclusive Option Agreement among JSJ, HDS and each HDS Shareholder (individually, an “Option Agreement”), the terms of which are substantively identical to each other, each HDS Shareholder has granted JSJ or its designee the irrevocable and exclusive right to purchase, to the extent permitted under PRC law, all or any part of the HDS Shareholder’s equity interests in HDS (the “Equity Interest Purchase Option”) for RMB 10. If an appraisal is required by PRC laws at the time when and if JSJ exercises the Equity Interest Purchase Option, the parties shall negotiate in good faith and, based upon the appraisal, make a necessary adjustment to the purchase price so that it complies with any and all then applicable PRC laws. Without the consent of JSJ, the HDS Shareholders shall not sell, transfer, mortgage or dispose of their respective shares of HDS stock. Additionally, without the prior consent of JSJ, the HDS Shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HDS, increase or decrease its registered capital, change the structure of its registered capital in any other manner, or engage in any transactions that could materially affect HDS’ assets, liabilities, rights or operations, including, without limitation, the incurrence or assumption of any indebtedness except incurred in the ordinary course of business, execute any major contract over RMB 500,000, sell or purchase any assets or rights, incur of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of each Option Agreement is ten years commencing on November 5, 2020 and may be extended at the sole election of JSJ.

•

Equity Interest Pledge Agreement. In order to guarantee HDS’s performance of its obligations under the Business Cooperation Agreement, each HDS Shareholder, JSJ and HDS entered into an Equity Interest Pledge Agreement (individually, a “Pledge Agreement”), the terms of which are substantially similar to each other. Pursuant to the Pledge Agreement, each HDS Shareholder pledged all of his or her equity interest in HDS to JSJ. If HDS or the HDS Shareholders breach their respective contractual obligations and such breach is not remedied to the satisfaction of JSJ within 20 days after the giving of notice of breach, JSJ, as pledgee, will be entitled to exercise certain rights, including the right to foreclose upon and sell the pledged equity interests. During the term of the Pledge Agreement, the HDS Shareholder shall not transfer his or her equity interest in HDS or place or otherwise permit any other security interest of other encumbrance to be placed on such equity interest. Upon the full payment of the Service Fee under the Business Cooperation Agreement and upon the termination of HDS’s obligations thereunder, the Pledge Agreement shall be terminated.

•

Power of Attorney. Under the Power of Attorney executed by each HDS Shareholder (each, a “Power of Attorney”), the terms of which are substantially similar to each other, JSJ has been granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the HDS Shareholders, to act on behalf of the HDS Shareholder as his or her exclusive agent and attorney with respect to all matters concerning the HDS Shareholder’s equity interests in HDS, including without limitation, the right to: 1) attend shareholders’ meetings of HDS; 2) exercise all the HDS Shareholders’ rights, including voting rights under PRC laws and HDS’s Articles of Association, including but not limited to the sale or transfer or pledge or disposition of the HDS Shareholder’s equity interests in HDS in whole or in part; and 3) designate and appoint on behalf of the HDS Shareholders the legal representative, executive director, supervisor, manager and other senior management of HDS.

To the extent that the Contractual Arrangements are enforceable under PRC law, as from time to time interpreted by relevant state agencies, they constitute the valid and binding obligations of each of the parties to each such agreement.

On November 29, 2010, YBP established a wholly-owned subsidiary, Yew Bio-Pharm Holdings Limited (“Yew Bio-Pharm (HK)”), a limited liability company incorporated under the laws of Hong Kong and on January 26, 2011, YBP transferred its ownership in JSJ to Yew Bio-Pharm (HK).

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

As a result of the Second Restructure and the Contractual Arrangements described above, the Company believes that HDS is considered a Variable Interest Entity (“VIE”) under ASC 810 “Consolidation”, because the equity investors in HDS no longer have the characteristics of a controlling financial interest, and the Company, through JSJ, is the primary beneficiary of HDS and controls HDS’s operations. Accordingly, HDS has been consolidated as a deemed subsidiary into YBP as a reporting company under ASC 810. A detailed analysis is discussed below.

As required by ASC 810-10, the Company performs a qualitative assessment to determine whether the Company is the primary beneficiary of HDS which is identified as a VIE of the Company. A quality assessment begins with an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities including terms of the contracts entered into by the entity, ownership interests issued by the entity and the parties involved in the design of the entity. The Company’s assessment on the involvement with HDS reveals that the Company has the absolute power to direct the most significant activities that impact the economic performance of HDS. JSJ is obligated to absorb a majority of the risk of loss from HDS activities and entitles JSJ to receive a majority of HDS’s expected residual returns. In addition, HDS’s shareholders have pledged their equity interest in HDS to JSJ, irrevocably granted JSJ an exclusive option to purchase, to the extent permitted under PRC Law, all or part of the equity interests in HDS and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by JSJ. Under the accounting guidance, the Company is deemed to be the primary beneficiary of HDS and the results of HDS are consolidated in the Company’s consolidated financial statements for financial reporting purposes. Accordingly, as a VIE, HDS’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s and the Company’s net income includes all of HDS’s net income. The Company does not have any non-controlling interest and, accordingly, did not subtract any net income in calculating the net income attributable to the Company. Because of the Contractual Arrangements, YBP has a pecuniary interest in HDS that requires consolidation of HDS’s financial statements with those of the Company.

Additionally, pursuant to ASC 805, as YBP and HDS are under the common control of the HDS Shareholders, the Second Restructure was accounted for in a manner similar to a pooling of interests. As a result, the Company’s historical amounts in the accompanying consolidated financial statements give retrospective effect to the Second Restructure, whereby the assets and liabilities of the Company are reflected at the historical carrying values and their operations are presented as if they were consolidated for all periods presented, with the results of the Company being consolidated from the date of the Second Transfer Agreement. The accounts of HDS are consolidated in the accompanying financial statements.

As of March 31, 2012, the Company agreed to waive all management fees to be payable by HDS and the Company expects to waive such management fees in the near future due to a need of working capital in HDS to expand HDS’s operations.

The Company is principally engaged in 1) processing and selling yew tree branches and leaves used in the manufacture of traditional Chinese medicine; 2) growing and selling yew tree seedlings and mature trees, including potted miniature yew trees; and 3) manufacturing and selling furniture and handicrafts made of yew tree timber. The Company is located in Harbin, Heilongjiang Province, China.

YBP has no direct or indirect legal or equity ownership interest in HDS. However, through the Contractual Arrangements, the stockholders of HDS have assigned all their rights as stockholders, including voting rights and disposition rights of their equity interests in HDS to JSJ, our indirect, wholly-owned subsidiary. We are deemed to be the primary beneficiary of HDS and the financial statements of HDS are consolidated in our consolidated financial statements. At March 31, 2012 and December 31, 2011, the carrying amount and classification of the assets and liabilities in the Company’s balance sheets that relate to the Company’s variable interest in the VIE is as follows:

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (continued)

	March 31, 2012	December 31, 2011
Assets of VIE
Cash	$915,443	$479,494
Accounts receivable	316,221	—
Inventories	8,228,732	8,218,874
Prepaid expenses and other assets	4,277	283
Property and equipment, net	708,068	750,779
Land use rights and yew forest assets, net	15,155,268	15,166,197

Total assets of VIE	$25,328,009	$24,615,627

Liabilities of VIE
Accounts payable	$979,700	$1,360,611
Accrued expenses and other payables	68,688	73,727
Taxes payable	5,324	1,049
Due to VIE holding companies	2,169,098	2,164,107
Due to related parties	70,925	240,159

Total liabilities of VIE	$3,293,735	$3,839,653

The assets and liabilities in the table above are held in HDS. The creditors of HDS have legal recourse only to the HDS assets and do not have such recourse to the Company. In addition, HDS’ assets are generally restricted only to pay such liabilities. Thus, the Company’s maximum legal exposure to loss related to VIE is significantly less than the carrying value of the HDS assets due to outstanding intercompany liabilities. Restricted net assets of the VIE shall mean that amount of our proportionate share of net assets of HDS (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by the VIE in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and variable interest entities. All significant inter-company accounts and transactions have been eliminated in consolidation.

Details of the Company’s subsidiaries and variable interest entities are as follows:

Name	Domicile and date of incorporation	Registered capital	Effective ownership	Principal activities

JSJ	PRC October 29, 2009	USD $100,000	100%	Holding company

Yew Bio-Pharm (HK)	Hong Kong November 29, 2010	HK$10,000	100%	Holding company of JSJ

HDS	PRC August 22, 1996	45,000,000 RMB	Contractual arrangements	Sales of Yew tree components for use in pharmaceutical industry, sale of Yew tree seedlings and potted yew trees, and the manufacture of Yew tree wood handicrafts

Basis of presentation

The accompanying unaudited consolidated financial statements for Yew Bio-Pharm Group, Inc., its subsidiaries and variable interest entities, have been prepared in accordance with accounting principles generally accepted in the United States of America (the “U.S.”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. Management acknowledges its responsibility for the preparation of the accompanying unaudited interim financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the interim period presented. These unaudited consolidated financial statements should be read in conjunction with the summary of significant accounting policies and notes to consolidated financial statements for the year ended December 31, 2011.

Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates include the allowance for obsolete inventory, the useful life of property and equipment and intangible assets, and assumptions used in assessing impairment of long-term assets.

Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, due from related parties, inventories, prepaid expenses and other assets, accounts payable, advances from customers, accrued expenses and other payables, taxes payable, refundable common stock subscription and due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of March 31, 2012 and December 31, 2011.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of credit risk

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Cash

Cash is carried at cost and represent cash on hand and cash placed in banks. The Company maintains cash with various financial institutions in the PRC and the balances in banks in the PRC are uninsured.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. The Company recognized the probability of the collection for each customer and believes the amount of the balance as of March 31, 2012 could be collected and accordingly, the Company did not record any allowance for doubtful accounts.

Inventories

Inventories, consisting of raw materials, work in process, Yew seedlings and finished goods related to the Company’s Yew products are stated at the lower of cost or market value utilizing the weighted average method. Raw materials primarily include Yew wood used in the production of Yew products such as furniture, ornaments, and other products containing Yew wood. Finished goods, consisting of Yew products include direct materials, direct labor and an appropriate proportion of overhead.

The Company estimates the amount of the excess inventories by comparing inventory on hand with the estimated sales that can be sold within its normal operating cycle of one year. Any inventory in excess of the Company’s current requirements based on historical and anticipated levels of sales is classified as long-term on its consolidated balance sheets. The Company’s classification of long-term inventory requires it to estimate the portion of inventory that can be realized over the next 12 months.

To estimate the amount of slow-moving or obsolete inventories, the Company analyzes movement of its products, monitor competing products and technologies and evaluate acceptance of its products. Periodically, the Company will identify inventories that cannot be sold at all or can only be sold at deeply discounted prices. An allowance will be established if management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the carrying cost and the estimated market value.

At March 31, 2012 and December 31, 2011, the Company did not provide any inventory allowance and reserve.

In accordance with Accounting Standards Codification (“ASC”) 905, “Agriculture”, our costs of growing Yew seedlings are accumulated until the time of harvest and are reported at the lower of cost or market.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis (after taking into account their respective estimated residual value) over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

The estimated useful lives are as follows:

Building	15 years
Machinery and equipment	10 years
Office equipment	3 years
Leasehold improvement	5 years
Motor vehicles	4 years

Land and yew forest use rights

All land in the PRC is owned by the PRC government and cannot be sold to any individual or company. The Company has recorded the amounts paid to the PRC government to acquire long-term interests to utilize land and yew forests as land and yew forest use rights. This type of arrangement is common for the use of land in the PRC. Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to manufacture the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land and yew forest use right, which ranges from 45 to 50 years. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and forest use rights as part of its cost of revenues.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the three months ended March 31, 2012 and 2011.

Revenue recognition

The Company generates its revenue from sales of yew seedling products, sales of yew raw materials for medical application, and sales of yew craft products. Pursuant to the guidance of ASC Topic 605 and ASC Topic 360, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured, and no significant obligations remain.

Advertising

Advertising is expensed as incurred and is included in selling expenses on the accompanying consolidated statements of income. The Company did not incur advertising expenses for the three months ended March 31, 2012 and the advertising expenses amounted to $5,403 for the three months ended March 31, 2011, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in selling expenses and amount to $0 and $3,338 for the three months ended March 31, 2012 and 2011, respectively.

Research and development

Research and development costs are expensed as incurred. The costs primarily consist of salaries paid for the development and improvement of the Company’s products. The Company did not incur research and development costs for the three months ended March 31, 2012. Research and development costs of the three months ended March 31, 2011 was $1,685 and are included in general and administrative expenses.

Employee benefits

The Company’s operations and employees are all located in the PRC. The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws. The costs of these payments are charged to income in the same period as the related salary costs and are not material.

Income taxes

The Company is governed by the Income Tax Law of the People’s Republic of China, Hong Kong and the United States. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of March 31, 2012 and December 31, 2011, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Value added tax

The Company is subject to value added tax (“VAT”). The applicable VAT rate is 13% for agricultural products and 17% for handicraft products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the amount of goods sold (output VAT) less VAT accrued on purchases made with the relevant supporting invoices (input VAT). Sales and purchases are recorded net of VAT collected (the amount of VAT is excluded from revenues and costs) and paid as the Company acts as an agent for the government.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

The accompanying consolidated financial statements are presented in U.S. dollars (“USD”). The reporting currency of the Company is the USD. The functional currency of Yew Bio-Pharm (HK) is the Hong Kong dollar, the functional currency of the Company’s VIEs and subsidiaries located in the PRC is the RMB. For the subsidiaries whose functional currencies are the Hong Kong dollar or RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. The foreign currency translation adjustment included in comprehensive income for the three months ended March 31, 2012 and 2011 amounted to $145,905 and $130,476, respectively. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the acquisition date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and, accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on the Group because it has not engaged in any significant transactions that are subject to the restrictions.

The exchange rates used to translate amounts in RMB into USD for the purposes of preparing the consolidated balance sheets on March 31, 2012 and December 31, 2011 balance sheets were 6.3247 RMB and 6.3647 RMB to $1.00. The average translation rates applied to statements of income for the three months ended March 31, 2012 and 2011 were 6.32012 RMB and 6.5894 RMB to $1.00, respectively.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

Net income per share of common stock

ASC 260 “Earnings per Share,” requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net income per share of common stock (continued)

The following table presents a reconciliation of basic and diluted net income per share:

	Three Months Ended March 31,
	2012	2011
Net income available to common stockholders for basic and diluted net income per share of common stock	$1,026,798	$955,000

Weighted average common stock outstanding – basic	41,126,374	40,500,000
Effect of dilutive securities:
Subscribed common shares issuable and subject to recession	—	9,500,000
Subscribed common shares issuable	8,873,626	—

Weighted average common stock outstanding – diluted	50,000,000	50,000,000

Net income per common share – basic and diluted	$0.02	$0.02

Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the three months ended March 31, 2012 and 2011 included net income and unrealized gains from foreign currency translation adjustments.

Segment reporting

ASC Topic 280 requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. During the three months ended March 31, 2012 and 2011, the Company operated in three reportable business segments: (1) the yew tree segment- the cultivation and sale of yew seedlings, yew trees and potted yew trees, (2) the traditional Chinese medicine (“TCM raw materials”) segment- the production and sale of raw materials used for medicinal application in the pharmaceutical industry, and (3) the handicrafts segment - the manufacture and sale of furniture and handicrafts made of yew timber (See Note 12).

Related party transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities including such person’s immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Collaborative arrangement

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement with Wuchang City Forestry Bureau, (see Note 14), which is considered a collaborative arrangement under US GAAP. The purpose of this arrangement is to share some of the risks and rewards associated with this Joint Venture Planting Agreement. Our current share of profits is 80%. The Company accounts for this collaborative arrangement under ASC 808, “Collaborative Arrangements” and related topics and will record revenue gross as the prime contractor. ASC Topic 808-10-15 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. The Company adopted the provisions of ASC 808-10-15. The adoption of this statement did not have an impact on the Company’s consolidated financial position, results of operations or cash flows. For the three months ended March 31, 2012 and 2011, the Company has not generated any revenues or activity from this collaborative agreement.

Recent accounting pronouncements

The Company has evaluated recent accounting standards that have been issued or proposed by FASB (including its Emerging Issues Task Force) and does not believed there will be a material impact on the Company’s present or future consolidated financial statements upon adoption of the relevant recent accounting standards.

NOTE 3 - INVENTORIES

Inventories consisted of the following as of March 31, 2012 and December 31, 2011:

	March 31, 2012			December 31, 2011
	Current portion	Long-term portion	Total	Current portion	Long-term portion	Total

Raw Materials	$22,222	$2,835,802	$2,858,024	$29,401	$2,817,980	$2,847,381
Work in process	18,760	—	18,760	18,642	—	18,642
Finished goods-handicrafts	238,826	675,235	914,061	236,854	687,258	924,112
Yew seedlings	459,297	3,978,590	4,437,887	425,947	4,002,792	4,428,739

	$739,105	$7,489,627	$8,228,732	$710,844	$7,508,030	$8,218,874

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of March 31, 2012 and December 31, 2011:

	March 31, 2012	December 31, 2011
Buildings and building improvements	$268,704	$267,015
Machinery and equipment	523,708	520,416
Office equipment	45,077	44,841
Leasehold improvement	53,097	52,763
Motor vehicles	516,428	513,280

	1,407,014	1,398,315
Less: accumulated depreciation	(668,373)	(614,093)

	$738,641	$784,222

For the three months ended March 31, 2012 and 2011, depreciation expenses amounted to $50,489 and $42,594, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 5 - LAND AND YEW FOREST USE RIGHTS

There is no private ownership of land in PRC. Land is owned by the government and the government grants land use rights for specified terms. The following summarizes land use rights acquired by the Company.

Yew trees on land containing yew tree forests will be used to supply raw materials such as branches, leaves and fruit to the Company that will be used to for production of the Company’s products. The Company amortizes these land and yew forest use rights over the term of the respective land use right. The lease agreements do not have any renewal option and the Company has no further obligations to the lessor. The Company records the amortization of these land and yew forest use rights as part of its cost of goods sold. For the three months ended March 31, 2012 and 2011, amortization expense amounted to $86,159 and $58,979, respectively. As of March 31, 2012, the Company had an RMB 6,139,300 (approximately $1,000,000) unpaid amount related to the Land Use Right and Seedling Transfer Agreement and the amount was recorded in the Company’s accounts payable in the accompanying consolidated balance sheet at March 31, 2012 See Note 13). As of March 31, 2012, land and yew forest use rights consisted of the following:

	Description	Useful life	Acquisition date	Expiration date	Metric Acres (“MU”)
Parcel A	Undeveloped forest land	50	3/2004	3/2054	125
Parcel B	Undeveloped forest land	50	4/2004	4/2054	400
Parcel C	Yew tree forests and underlying land	50	1/2008	1/2058	290
Parcel D	Yew tree forests and underlying land	45	3/2010	3/2055	15,865

At March 31, 2012 and December 31, 2011, land and yew forest use rights consisted of the following:

	Useful Life	March 31, 2012	December 31, 2011
Land and yew forest use rights	45-50 years	$15,623,985	$15,546,414
Less: accumulated amortization		(468,718)	(380,217)

Total		$15,155,267	$15,166,197

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 5 - LAND AND YEW FOREST USE RIGHTS (continued)

Amortization of land and yew forest use rights attributable to future periods is as follows:

Amount
Twelve-month periods ending March 31:
2013	$344,630
2014	344,630
2015	344,630
2016	344,630
2017	344,630
2018 and thereafter	13,432,117

Total	$15,155,267

NOTE 6 - ACCRUED EXPENSES AND OTHER PAYABLES

At March 31, 2012 and December 31, 2011, accrued expenses and other payables consisted of the following:

	March 31, 2012	December 31, 2011
Accrued wage	$15,950	$16,844
Accrued professional fees	70,316	75,029
Other	—	28,028

Total	$86,266	$119,901

NOTE 7 - TAXES

(a) Federal Income Tax and Enterprise Income Taxes (“EIT”)

The Company is registered in the State of Nevada and is subject to the United States federal income tax at a tax rate of 34%. No provision for income taxes in the U.S. has been made as the Company had no U.S. taxable income as of March 31, 2012 and December 31, 2011.

The Company’s subsidiary and VIE, JSJ and HDS, respectively, being incorporated in the PRC, are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes (“EIT”) is generally imposed at 25%. However, JSJ and HDS has been named as a leading enterprise in the agricultural area and awarded with a tax exemption for the years up to December 31, 2058.

The table below summarizes the difference between the U.S. Statutory federal tax rate and the Group’s effective tax rate for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
U.S. federal income tax rate	34%	34%
Foreign income not recognized in the U.S.	(34%)	(34%)
PRC Enterprise Income Tax	25%	25%
Tax exemption	(25%)	(25%)

Total provision for income tax	—	—

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 7 - TAXES (continued)

(a) Federal Income Tax and Enterprise Income Taxes (“EIT”) (continued)

Income before income tax expenses of $1,026,798 and $955,000 for the three months ended March 31, 2012 and 2011, respectively, was attributed to subsidiaries with operations in China. No income tax expense related to China income incurred for the three months ended March 31, 2012 and 2011.

The combined effects of the income tax expense exemptions and tax reductions available to the Company for the three months ended March 31, 2012 and 2011 are as follows:

	Three Months Ended March 31,
	2012	2011
Tax exemption effect	$256,670	$244,137

Basic net income per share effect	$(0.01)	$(0.01)

Diluted net income per share effect	$(0.01)	$(0.00)

The Company has incurred United States net operating loss for income tax purposes for the three months ended March 31, 2012 and 2011. The net operating loss carry forwards for United States income tax purposes amounted to $636,044 and $564,438 at March 31, 2012 and December 31, 2011, respectively, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2032.

Management believes that the realization of the benefits from theses loss carry forwards appears uncertain due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as needed. The valuation allowance at March 31, 2012 and December 31, 2011 was approximately $216,255 and $191,909, respectively. The net change in the valuation allowance was an increase of $24,346 and $7,188 during the three months ended March 31, 2012 and 2011, respectively.

For U.S. tax purposes, the Company has cumulative undistributed earnings of foreign subsidiary and VIE of approximately $13.0 million and $12.0 million as of March 31, 2012 and December 31, 2011, respectively, which are included in consolidated retained earnings and will continue to be indefinitely reinvested in international operations. Accordingly, no provision has been made for U.S. deferred taxes related to future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we concluded that such earnings will be remitted to the U.S. in the future.

There will be no deferred income tax assets or liabilities calculation in the Federal Income Tax because the US corporation taxable loss and deferred taxable loss was the same and the use of any net operating loss carry forwards appears to be uncertain, There will be no deferred income tax assets or liabilities calculation in the Enterprise Income Tax because the Company awarded EIT exempted status under agricultural area.

The Company did not have any interest and penalty provided or recognized in the income statements for the three months ended March 31, 2012 and 2011 or balance sheet as of March 31, 2012 and December 31, 2011. The Company did not have uncertainty tax positions or events leading to uncertainty tax position within the next 12 months. The Company’s 2011 and 2012 U.S. Corporation Income Tax Return are subject to U.S. Internal Revenue Service examination. The Company’s 2011 and 2012 China corporate income tax returns are subject to China State Administration of Taxation examination.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 7 - TAXES (continued)

(b) Value Added Taxes

The applicable VAT tax rate is 13% for agricultural products and 17% for handicrafts sold in the PRC. In accordance with VAT regulations in the PRC, the Company is exempt from paying VAT on its yew seedling and trees sales as an agricultural corps cultivating company up to December 31, 2016. VAT payable in the PRC is charged on an aggregated basis at the applicable rate on the full price collected for the goods sold or taxable services provided and less any deductible VAT already paid by the taxpayer on purchases of goods in the same financial year. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government.

NOTE 8 - STOCKHOLDERS’ EQUITY

At December 31, 2011, the Company reflected a $950,000 refundable common stock subscription liability related to 9,500,000 of the shares in the Summer 2009 Offering on the accompanying balance sheet. The 9,500,000 shares of YBP Common Stock were the subject of a rescission offering (the “Rescission Offering”) to the 62 subscribers in the Summer 2009 Offering, all of whom are residents of the PRC. In the Rescission Offering, subscribers in the 2009 Summer Offering could either 1) confirm their subscriptions of shares of YBP Common Stock or 2) elect to rescind their subscriptions of shares of YBP Common Stock and receive a refund of their respective subscription amounts, together with interest. Pursuant to the Rescission Offering, which was conducted in March 2012, all the subscribers in the 2009 Summer Offering confirmed their subscriptions for an aggregate 9,500,000 shares of YBP Common Stock.

Pursuant to an agreement dated November 1, 2010 between YBP and the consultant, a resident of the U.S., YBP agreed to pay $20,000 cash and 500,000 Shares to the consultant as compensation for consulting services rendered by him to the Company. The shares were valued at $0.10 per share or $50,000 in total and the Company recorded $50,000 of compensation expense related to those Shares for the year ended December 31, 2010. The shares were recorded as outstanding as of March 31, 2012 and December 31, 2011 but not issued until April 2012. In April 2012, the Company issued the 500,000 shares to the consultant.

NOTE 9 - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Customers

For the three months ended March 31, 2012 and 2011, customers accounting for 10% or more of the Company’s revenue were as follows:

	Three Months Ended March 31,
Customer	2012	2011
A	41%	*
B	24%	10%
C	18%	*
D	10%	37%
E	*	21%
F	*	14%

*	Below 10%

Our largest customer accounted for 100% of our accounts receivable at March 31, 2012. We did not have any accounts receivable amount at December 31, 2011.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 9 - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS (continued)

Suppliers

For the three months ended March 31, 2012, the Company did not make material purchases and a third party supplier accounted 99% for the Company’s accounts payable at March 31, 2012.

For the three months ended March 31, 2011, a related party company named Heilongjiang Zishan Technology Stock Co., Ltd. (see Note 10) accounted for 100% of the Company’s purchase and the Company did not have any accounts payable related to the related party supplier at March 31, 2011.

NOTE 10 - RELATED PARTY TRANSACTIONS

In addition to several of the Company’s officers and directors, the Company conducted transactions with the following related parties:

Company	Ownership

Heilongjiang Zishan Technology Stock Co., Ltd. (“ZTC”)	18% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., 39% owned by Mr. Wang Zhiguo, Chairman and Chief Executive Officer, 31% owned by Madame Qi Guifang, wife of Mr. Wang and Director of the Company, and 12% owned by third parties.

Heilongjiang Yew Pharmaceuticals, Co., Ltd. (“Yew Pharmaceutical”)	95% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 5% owned by Madame Qi.

Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”)	60% owned by Heilongjiang Zishan Technology Co., Ltd., 20% owned by Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd., and 20% owned by Mr. Wang.

Heilongjiang Hongdoushan Ecology Forest Stock Co., Ltd. (“HEFS”)	63% owned by Mr. Wang, 34% owned by Madame Qi, and 3% owned by third parties.

Revenue from Related Parties

Pursuant to the Cooperation and Development Agreement discussed below, the Company generated sales from its related party company, Yew Pharmaceutical. For the three months ended March 31, 2012 and 2011, the Company recorded revenues from this related party as follows:

Name of Related Party	Revenues
	2012	2011
Yew Pharmaceutical	$159,828	$532,674

Total	$159,828	$532,674

At March 31, 2012 and December 31, 2011, the Company did not have any accounts receivable from Yew Pharmaceutical.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

Cooperation and Development Agreement

On January 9, 2010, the Company entered into a Cooperation and Development Agreement (the “Development Agreement”) with Yew Pharmaceutical. Pursuant to the Development Agreement, for a period of ten years expiring on January 9, 2020, the Company shall supply cultivated yew raw materials to Yew Pharmaceutical that will be used by Yew Pharmaceutical to make traditional Chinese medicines and other pharmaceutical products, at price of RMB 1,000,000 (approximately $158,000) per metric ton. For the three months ended March 31, 2012 and 2011, revenues from Yew Pharmaceutical under the Development Agreement amounted to $159,828 and $532,674, respectively.

Operating leases

On March 25, 2005, the Company entered into an Agreement for the Lease of Seedling Land with ZTC (the “ZTC Lease”). Pursuant to the ZTC Lease, the Company leased 361 mu of land from ZTC for a period of 30 years, expiring on March 24, 2035. Annual payments under the ZTC Lease are RMB 162,450 (approximately $25,400). The payment for the first five years of the ZTC Lease was due prior to December 31, 2010 and beginning in 2011, the Company is required to make full payment for the land use rights in advance for each subsequent five-year period. For the three months ended March 31, 2012 and 2011, rent expense related to the ZTC Lease amounted to $6,426 and $6,163, respectively. At March 31, 2012 and December 31, 2011, amounts due under the ZTC lease amounted to $21,685 and $172,284, respectively, and are included in due to related parties on the accompanying balance sheets.

On December 3, 2008, the Company entered into a lease for retail space in Harbin with Ms. Qi (the “Store Lease”). Pursuant to the Store Lease, no payment was due for the first year and an annual payment of RMB 12,000 (approximately $1,875) is due for each of the second and third years thereof. The term of the Store Lease is three years and expired on December 3, 2011. On November 15, 2011, the Company renewed the Store Lease. Pursuant to the renewed Store Lease, the annual rent is RMB 15,600 (approximately $2,359) and the annual payment is due by May 30 of each year. The term of the renewed Store Lease is 3 years and expires on December 1, 2014. For the three months ended March 31, 2012 and 2011, rent expense related to the Store Lease amounted to $617 and $455, respectively.

On January 1, 2010, the Company entered into a lease for office space with Mr. Wang (the “Office Lease”). Pursuant to the Office Lease, annual payments of RMB 15,000 (approximately $2,400) are due for each of the term. The term of the Office Lease is 15 years and expires on December 31, 2025. For the three months ended March 31, 2012 and 2011, rent expense related to the Office Lease amounted $593 and $569, respectively.

Future minimum rental payments required under the related party operating leases are as follows:

Twelve-month periods Ending March 31:
2013	$30,545
2014	29,722
2015	28,077
2016	28,077
2017	28,077
Thereafter	483,432

Total	$627,930

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

Due to related parties

The Company also received from and provided advances to its officers and directors and related parties. These advances are unsecured and payable on demand.

The due to/ due from related parties amount at March 31, 2012 and December 31, 2011 is as follows:

Name of Related Party	Due to related parties
	March 31, 2012	December 31, 2011
Mr. Wang	$98,727	$31,357
Yew Pharmaceutical	—	62,847
Madame Qi	2,515	—
ZTC	21,686	172,284

Total	$122,928	$266,488

Research and Development Agreement

The Company entered into a Technology Development Service Agreement dated January 1, 2010 (the “Technology Agreement”) with Shanghai Kairun Bio-Pharmaceutical Co., Ltd. (“Kairun”). The term of the Technology Agreement was two years. Under the Technology Agreement, Kairun provides us with testing and technologies regarding utilization of yew trees to extract taxol and develop higher concentration of taxol in the yew trees the Company grow and cultivate. For these services, the Company agreed to pay Kairun RMB 200,000 after the technologies developed by Kairun are tested and approved by the Company. The Company will retain all intellectual property rights in connection with the technologies developed by Kairun. Kairun may not provide similar services to any other party without the Company’s prior written consent. In February 2012, we entered into a supplemental agreement with Kairun, extending the term of the Technology Agreement indefinitely until project results specified in the original Technology Agreement are achieved. Kairun is owned directly and indirectly primarily by Mr. Wang and Madame Qi. As of March 31, 2012, Kairun did not complete the service and no payment was made to Kairun.

NOTE 11 - STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve is required to be at least 10% of the after tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entities’ registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

The statutory surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the three months ended March 31, 2012 and 2011, the Company appropriated to the statutory surplus reserve in the amount of $112,772 and $97,655, respectively. The accumulated balance of the statutory reserve of the Company as of March 31, 2012 and December 31, 2011 was $1,798,859 and $1,686,087, respectively.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 12 - SEGMENT INFORMATION

For the three months ended March 31, 2012 and 2011, the Company operated in three reportable business segments - 1) the yew tree segment, (2) the TCM raw materials segment and (3) the handicrafts segment. The Company’s reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. All of the Company’s operations are conducted in the PRC. Information with respect to these reportable business segments for the three months ended March 31, 2012 and 2011 is as follows:

	For the Three Months Ended March 31,
	2012	2011
Revenues:
TCM raw materials	$741,283	$682,915
Yew trees	783,521	751,336
Handicrafts	29,541	11,103

	1,554,345	1,445,354

Cost of revenues:
TCM raw materials	111,301	185,149
Yew trees	180,795	139,523
Handicrafts	15,932	3,573

	308,028	328,245

Depreciation and amortization:
TCM raw materials	84,484	55,389
Yew trees	8,291	7,082
Handicrafts	8,059	7,863
Other (a)	35,584	31,239

	136,648	101,573

Net income (loss):
TCM raw materials	629,982	497,766
Yew trees	602,726	611,813
Handicrafts	13,609	7,530
Other (a)	(219,519)	(162,109)

	$1,026,798	$955,000

	December 31, 2011
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,880,192	$600,364	$153,686	$316,177	$15,950,419

Expenditures for segment assets	5,515,590	61,436	—	130,385	5,707,411

	March 31, 2012
	TCM raw materials	Yew trees	Handicrafts	Other	Total
Identifiable long-lived assets, net	$14,805,311	$591,776	$139,018	$286,761	$15,822,866

Expenditures for segment assets	—	—	—	—	—

The Company does not allocate any selling, general and administrative expenses to its reportable segments because these activities are managed at a corporate level and not allocable to any segment. Accordingly, depreciation, interest expense or net income by segment is not reported. The Company’s operations are located in PRC. All revenues are derived from customers in PRC. All of the Company’s operating assets are located in PRC.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Operating lease

On March 20, 2002, the Company leased office space in the A’cheng district in Harbin (the “A’cheng Lease”). The A’cheng Lease is for a term of 23 years and expires on March 19, 2025. Pursuant to the A’cheng Lease, lease payment shall be made as follows:

Year	Annual Lease Amount	Payment Due Date
March 2002 to February 2012	RMB 25,000	Before December 2012
March 2012 to February 2017	RMB 25,000	Before December 2017
March 2017 to March 2025	RMB 25,000	Before December 2025

For the three months ended March 31, 2012 and 2011, rent expense related to the A’cheng Lease amounted $989 and $948, respectively.

Future minimum rental payments required under the A’cheng Lease are as follows:

Twelve-month periods Ending March 31:
2013	$3,956
2014	3,956
2015	3,956
2016	3,956
2017	3,956
Thereafter	31,645

Total	$51,425

See Note 10 for related party operating lease commitments.

Seedling Purchase and Sale Long-Term Cooperation Agreement

On November 25, 2010, HDS entered into a Seedling Purchase and Sale Long-Term Cooperation Agreement (the “Seedling Agreement”) with Wuchang City Xinlin Foresty Co., Ltd (“Xinlin”), pursuant to which HDS will sell yew seedlings to Xinlin at a price equal to 90% of HDS’s publicly-published wholesale prices. Xinlin has agreed to purchase from the Company 10,000 yew seedlings annually. The Company did not make sales under the Seedling Agreement for the three months ended March 31, 2012. For the three months ended March 31, 2011, the Company made sales of $197,287, under the Seedling Agreement.

Land Use Rights and Yew Forest Purchase

On March 4, 2010, the Company entered into Land Use Right and Seedling Transfer Agreement with Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd., pursuant to which the Company acquired land use rights with an area of 15,865 mu and all yew trees and seedlings situated on such land, for an aggregate cost of RMB 80,152,900 (approximately $12,500,000). The purchase price was divided into three installments, each installment representing a parcel of land. As of March 31, 2012, the Company had an RMB 6,139,300 (approximately $1,000,000) unpaid amount related to the Land Use Right and Seedling Transfer Agreement and the amount was recorded in the Company’s accounts payable in the accompanying consolidated balance sheet at March 31, 2012.

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 14 - JOINT VENTURE AGREEMENT FOR PLANTING OF YEW TREES

On March 21, 2004, HDS entered into a Joint Venture Planting Agreement (the “Joint Venture Agreement”) with Wuchang City Forestry Bureau (the “Forest Bureau”), pursuant to which the Forest Bureau has given HDS access to 1,000,000 mu of forest land located in Wuchang City to develop yew tree forests and produce yew seedlings. Pursuant to the Joint Venture Agreement, the Company is required to plant yew trees on this land from 2004 to 2034. Any profits from the planting of yew trees and other agriculture shall be distributed 80% to the Company and 20% to the Forest Bureau. For the three months ended March 31, 2012 and 2011, the Company has not generated any revenues or activity on this land.

NOTE 15 - SUBSEQUENT EVENTS

The Company has evaluated all other subsequent events through the filing date of this report, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except the following:

Options

Generally, the founders of a corporation in the United States receive shares of stock in consideration of the tangible and intangible assets contributed by them to the enterprise. Since the consideration for those shares is the transfer of assets, including intellectual property, and business know-how, sometimes referred to as “sweat equity”, no payment for such shares occurs.

However, unfamiliar with the usual way that founders acquire equity interests in corporations in the United States, the HDS Shareholders actually purchased their HDS Shareholders’ Stock between March 2008 and September 2009, for cash, in a series of four different offerings of YBP Common Stock during that period, at prices ranging between $0.02 and $0.10 per share, for an aggregate purchase price of $890,501.

As a result of the Contractual Arrangements of the Second Restructure, in which all of the profits of HDS will be paid under the terms of the Business Cooperation Agreement to JSJ, which is an indirect wholly-owned subsidiary of YBP, combined with the actual purchase by the HDS Shareholders of the HDS Shareholders’ Stock for cash, it could be viewed that Mr. Wang, Madame Qi and Mr. Han have, in effect, paid for their HDS Shareholders’ Stock twice.

Accordingly, it is the intention of the Company to rectify this situation by issuing a stock purchase option (a “Founder’s Option”) to each of Mr. Wang, Madame Qi and Mr. Han in an amount equal to the number of shares of YBP Common Stock that each of them currently owns. The terms of each Founder’s Option will be identical to each other except for the name of the optionee and the number of shares of YBP Common Stock subject to each such Founder’s Option. Those terms include:

•	The issuance of the Founder’s Option may be subject to pre-issuance approval or post-issuance ratification by our shareholders as described below;

•	Each Founder’s Option is fully vested upon issuance;

•

Each Founder’s Option may be exercised only upon the approval by the YBP shareholders of an amendment to YBP’s Articles of Incorporation increasing the number of shares of authorized Common Stock and the filing of an amendment of the Articles of Incorporation with the Secretary of State of Nevada;

•	Each Founder’s Option is exercisable for a period of five years;

YEW BIO-PHARM GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Stated in US Dollars)

NOTE 15 - SUBSEQUENT EVENTS (continued)

Options (continued)

•	Each Founder’s Option has an exercise price of $0.10 per share, which is the same price per share in the most recently completed offering of YBP’s Common Stock; and

•

Each Founder’s Option has a cashless exercise feature, pursuant to which, at the optionee’s election, he or she may choose not to pay the exercise price of the Founder’s Option and receive instead a reduced number of shares of YBP Common Stock reflecting the value of the number of shares of YBP Common Stock equal to the aggregate exercise price of the Founder’s Option.

Assuming the options are approved by the shareholders of the Company, the options will be valued on the date of grant using the Black-Scholes option pricing model, using the expected and implied volatility from its peer companies’ volatilities as the Company itself does not have historical trading history, expected dividends yield of 0%, expected term of 5 years and risk-free interest rate on the date of grant. The value of the options granted will be immediately recognized as the Company’s compensation expenses upon the issuance of the options. The number of shares of YBP Common Stock subject to each Founder’s Option is as follows:

Name of Optionee	Number of Shares Subject to Option
Zhioguo Wang	20,253,475
Guifang Qi	2,488,737
Xingming Han	213,300

The terms of the Founder’s Option have not been determined as a result of arm’s-length negotiations. The Board of Directors of YBP, which consists of the same persons who are the HDS Shareholders and the grantees of the Founder’s Option, may seek shareholder approval or ratification of the issuance of the Founder’s Options.

To the extent that the Founder’s Options are exercised, assuming they are granted as described above, the number of shares to YBP Common Stock then held by each HDS Shareholder could as much double, which would be highly dilutive to the other existing YBP shareholders. The following chart shows the maximum effect of this dilution assuming full exercise of each Founder’s Option for cash:

Shareholder	Number Shares Presently Held	Percentage of Issued Shares Presently Held	Number Shares Held Assuming Exercise of Founder’s Options	Percentage of Issued Shares Following Exercise of Founder’s Options
Zhiguo Wang	20,253,475	40.50%	40,206,950	55.23%
Guifang Qi	2,488,737	4.98%	4,977,474	6.84%
Xingming Han	213,300	0.43%	426,600	0.58%
All HDS Shareholders as a group (3 persons)	22,805,512	45.61%	45,611,024	62.65%
All other existing shareholders	27,194,488	54.39%	27,194,488	37.35%

Total	50,000,000	100.00%	72,805,512	100.00%

NOTE 16 - RESTATEMENTS

The Company’s consolidated financial statements have been restated as of March 31, 2012 and December 31, 2011 to reflect the proper accounting treatment for slow-moving inventory and potential reserves for slow-moving inventory. Based on analysis of inventory, the Company determined that a reclassification of certain inventory should be made from current assets to long-term assets. The Company originally recorded all inventory in current assets. However, based on analysis of inventory movement and analysis of its operating cycle of one year, it was subsequently determined that any inventory in excess of our current operating cycle of one year, based on historical and anticipated levels of sales, should be classified as long-term on its consolidated balance sheets. The classification of long-term inventory requires the Company to estimate the portion of inventory that can be realized over the next 12 months.

Accordingly, the Company restated its consolidated balance sheets as of March 31, 2012 and December 31, 2011. The Company did not restate its consolidated statements of income and comprehensive income or consolidated statement of cash flows for the periods ended March 31, 2012 and 2011. The respective restatement adjustments are non-cash in nature. These adjustments resulted in a decrease in our total current assets of $7,489,627 and $7,508,030 and an increase in long-term assets of $7,489,627 and $7,508,030 as of March 31, 2012 and December 31, 2011, respectively and summarized as follows:

	March 31, 2012 (As Previously Reported)	Adjustments to Restate	March 31, 2012 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,228,732	$(7,489,627)	$739,105

Total Current Assets	9,668,371	(7,489,627)	2,178,744

Long-term Assets:
Inventories, net of current portion	—	7,489,627	7,489,627

Total Assets	$25,562,279	$—	$25,562,279

	December 31, 2011 (As Previously Reported)	Adjustments to Restate	December 31, 2011 (As Restated)
Consolidated Balance Sheet:
Assets:
Current Assets:
Inventories	$8,218,874	$(7,508,030)	$710,844

Total Current Assets	8,951,678	(7,508,030)	1,443,648

Long-term Assets:
Inventories, net of current portion	—	7,508,030	7,508,030

Total Assets	$24,902,097	$—	$24,902,097

Exhibit Index

Exhibit No.	Description

3.1*	Articles of Incorporation of Yew Bio-Pharm Group, Inc.

3.2*	Certificate of Amendment of Articles of Incorporation of Yew Bio-Pharm Group, Inc.

3.3*	Bylaws of Yew Bio-Pharm Group, Inc.

4.1*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang

4.2*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi

4.3*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Xingming Han

4.4*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Heilongjiang Ecology Stock Co. Ltd.

4.5*	Equity Transfer Agreement dated February 23, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Yingjun Jiang

4.6*	Supplemental Agreement to Equity Transfer Agreement dated February 23, 2010 among Mr. Wang, Madame Qi, Mr. Han, Heilongjiang Ecology Forest Co. Ltd. and Yingjun Jiang

4.7*	Debtor’s and Creditors’ Rights Transfer Agreement dated May 10, 2010 among Mr. Wang, Heilongjiang Ecology Stock Co. Ltd., Yingjun Jiang and Heilongjiang Jinshangjing Bio-Technology Development Co., Limited

4.8*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Zhiguo Wang

4.9*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Guifang Qi

4.10*	Equity Transfer Agreement dated October 28, 2010 between Heilongjiang Jinshangjing Bio- Technology Development Co., Limited and Xingming Han

4.11*	Supplemental Agreement to Equity Transfer Agreement dated February 16, 2011 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Zhiguo Wang, Guifang Qi and Xingming Han

4.12*	Exclusive Business Cooperation Agreement dated November 5, 2010 between Heilongjiang Jinshangjing Bio-Technology Development Co., Limited and Harbin Hongdoushan Science and Technology Development Co., Ltd.

4.13*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.14*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.15*	Exclusive Option Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.16*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Zhiguo Wang

4.17*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Guifang Qi

4.18*	Equity Interest Pledge Agreement dated November 5, 2010 among Heilongjiang Jinshangjing Bio-Technology Development Co., Limited, Harbin Hongdoushan Science and Technology Development Co., Ltd. and Xingming Han

4.19*	Power of Attorney dated November 5, 2010 – Zhiguo Wang

4.20*	Power of Attorney dated November 5, 2010 – Guifang Qi

4.21*	Power of Attorney dated November 5, 2010 – Xingming Han

10.1*	Cooperation and Development Contract of Yew (taxus) Yinpian dated January 9, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Pharmaceutical Co., Ltd.

10.2*	Technology Development Services Agreement dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.

10.3*	Technology Development Services Supplementary Agreement dated February 2, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Shanghai Kairun Bio-Pharmaceutical Co., Ltd.

10.4+*	Labor Contract effective May 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

10.5+*	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han

10.6+*	Labor Contract effective April 9, 2009 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.7+*	Engagement Agreement dated August 24, 2011 between Yew Bio-Pharm Group, Inc. and CFO On Call Asia, Inc.

10.8*	Consulting Agreement dated November 1, 2010 between Yew Bio-Pharm Group, Inc. and Richard Lo

10.9*	Joint-Stock Construct Rare Plant Northeast Yew Contract dated March 21, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Wuchang City Forestry Bureau

10.10*	Waste Forest Land Transfer Agreement dated March 22, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Chengshan Niu

10.11*	Barren Hills and Uncultivated Land Use Right Transfer Agreement dated April 4, 2004 between Harbin Yew Science and Technology Development Co., Ltd. and Pingshan Town Government

10.12*	Contract for Seedling Land dated March 25, 2005 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Yew Technology Stock Co.

10.13*	Contract for the Transfer of Forest Land Use Right and of the Ownership of Timbers dated January 18, 2008 among Harbin Yew Science and Technology Development Co., Ltd., Shukun Jiang and Shubao Jiang

10.14*	Yew Planting Seedlings Transfer Contract dated March 4, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

10.15*	Lease Contract dated March 20, 2002 between Harbin Yew Science and Development Technology Co., Ltd. and Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

10.16*	Lease Contract dated December 3, 2008 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.17*	Lease Contract dated November 15, 2011 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.18*	Lease Contract dated January 1, 2010 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

10.19+*	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Xingming Han

10.20+*	Labor Contract effective April 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Guifang Qi

10.21+*	Labor Contract effective May 10, 2012 between Harbin Yew Science and Technology Development Co., Ltd. and Zhiguo Wang

21*	List of subsidiaries

+	Management compensatory agreement
*	Previously filed